Filed pursuant to Rule 424(b)(3)

Registration No. 333-118536
PROSPECTUS

Amscan Holdings, Inc.

Offer to Exchange

$175,000,000 PRINCIPAL AMOUNT OF OUR 8.75% SENIOR SUBORDINATED NOTES

DUE MAY 1, 2014, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, FOR ANY AND ALL OF OUR OUTSTANDING 8.75% SENIOR
SUBORDINATED NOTES DUE MAY 1, 2014

Exchange Offer

      We are offering to exchange our 8.75% Senior Subordinated Notes due May 1, 2014, or exchange notes, for our currently outstanding 8.75% Senior Subordinated Notes due May 1, 2014, or outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture. The exchange notes will be our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured obligations. The exchange notes will be guaranteed on a senior subordinated unsecured basis by each of our domestic subsidiaries.

      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on October 25, 2004, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letters of transmittal state that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

       You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

      Neither the United States Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 20, 2004.

      This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will make copies of these documents available to you at your request.

      This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

      All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.

      This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

      Any requests for business and financial information incorporated but not included in this prospectus should be sent to Investor Relations, 80 Grasslands Road, Elmsford, New York 10523. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before the date they must make their investment decision.

PROSPECTUS SUMMARY

      This summary contains basic information about Amscan Holdings, Inc. and this exchange offer. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the consolidated financial statements and related notes thereto, before deciding to participate in this exchange offer. In this prospectus, the term “outstanding notes” refers to our 8.75% senior subordinated notes due 2014 that have not been registered under the Securities Act of 1933, as amended, and the term “exchange notes” refers to our 8.75% senior subordinated notes due 2014 registered under the Securities Act of 1933, as amended. As used in this prospectus, references to “Amscan,” “we,” “us” and “our” refer to Amscan Holdings, Inc. and its consolidated subsidiaries after giving effect to the Transactions described in this prospectus. Various financial terms, including “EBITDA,” have the meanings set forth under “— Summary Historical and Unaudited Pro Forma Consolidated Financial Information.”

Our Company

      We believe we are a leading designer, manufacturer and distributor of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. We offer one of the broadest and deepest party goods product lines in the industry with approximately 38,000 stock keeping units, or SKUs, consisting of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic balloons, stationery and gift items. Our gift and stationery product lines encompass home, baby and wedding products for general gift giving or self-purchase. We sell our products through party superstores, other party goods retailers, independent card and gift stores, and other retailers and distributors throughout the world, including North America, South America, Europe, Asia and Australia. In the aggregate, we supply more than 40,000 retail outlets domestically and internationally. We believe we are the leading supplier to the party superstore distribution channel in the United States, which represented approximately 41% of our net sales in 2003. Our net sales to party superstores have grown at a compound annual growth rate of 9.2% during the past five years. In addition, we have developed a specialty sales effort that focuses on card and gift stores and independent retailers. We manufactured items representing approximately 65% of our net sales in 2003 and purchased the remainder from third-party manufacturers, many of whom are located in Asia.

      We design, manufacture and market party goods for a wide variety of occasions including seasonal and religious holidays, special events and themed celebrations. Our seasonal ensembles enhance holiday celebrations throughout the year including New Year’s, Valentine’s Day, St. Patrick’s Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. Our special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, bridal and baby showers and anniversaries. Our theme-oriented ensembles include Bachelorette, Card Night, Hawaiian Luaus, Mardi Gras, Fifties Rock-and-Roll Parties, Summer Fun, Patriotic and Western. In 2003, approximately 80% of our net sales consisted of products designed for non seasonal occasions, with the remaining 20% comprised of items used for holidays and seasonal events throughout the year.

      We have grown in recent years through a combination of organic growth and acquisitions, with net sales increasing from $208.8 million in 1997 to $402.8 million in 2003, representing a compound annual growth rate of 11.6%.

Our Competitive Strengths

      We believe we are distinguished by the following competitive strengths:

Market Leading Positions

      We believe we are one of the largest manufacturers and distributors of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. In 2003, we estimate that we supplied in excess of 20% of the party goods purchased by companies in the party superstore distribution channel, which is the largest distribution channel for party supplies.

Expansive Product Breadth

      With approximately 38,000 SKUs in total, we offer one of the broadest and deepest product lines in the industry and allow convenient “one stop shopping” for both large party superstores and smaller retailers. Our offerings include over 400 party ensembles, which range from approximately 30 to 150 design-coordinated items spanning tableware, accessories, novelties, decorations and gifts. We also have a strong portfolio of over 150 character and design licenses, including licenses from Disney, Nickelodeon and Warner Brothers.

Innovative Product Development and Design Capabilities

      Our 119 person in-house design staff continuously develops fresh, innovative and contemporary product designs and concepts. Our proprietary designs help us to differentiate our product offerings from the competition and to further strengthen our relationships with party goods retailers.

State-of-the-Art Manufacturing and Distribution Technology

      Our highly automated, vertically integrated manufacturing capabilities enable us to control costs, monitor product quality and efficiently manage inventory investment and order fulfillment. Our distribution facilities in the United States represent more than 1,000,000 square feet in the aggregate and enable us to distribute our products directly to many customers throughout North America.

Low Cost Global Sourcing

      To better control costs, we outsource the manufacturing of products that require labor-intensive manufacturing processes. We believe that the quality and price of the products manufactured by our suppliers provide a significant competitive advantage.

Highly Experienced Senior Management

      Our Chief Executive Officer, Gerald C. Rittenberg, has over 25 years of experience in the decorative party goods industry, and our President and Chief Operating Officer, James M. Harrison, has over 15 years of experience in this industry. Under their leadership, our net sales have grown from $208.8 million in 1997 to $402.8 million in 2003, a compound annual growth rate of 11.6%.

Our Strategy

      Our objective is to be the primary source for consumers’ party goods requirements and a recognized supplier of quality stationery and gift items. The key elements of our strategy are as follows:

Build upon Position as a Leading Provider to Party Goods Retailers

      We will continue to offer convenient “one-stop shopping” for both large party superstores and smaller party goods retailers. We will seek to grow our sales to existing stores by increasing our share of sales volume and shelf space, continuing to develop innovative new products and helping retailers promote coordinated ensembles that increase average purchase volume per consumer through “add-on” or impulse purchases.

Increase Penetration in Independent Retail Distribution Channel

      We believe there is a significant opportunity to expand our sales to card and gift stores and other independent retailers. By introducing a new gift product line and increasing our specialty sales force to its current size of approximately 112 sales professionals, our sales of gift products and party goods to this distribution channel have grown from approximately $15 million in 1999 to approximately $41 million in 2003.

Capitalize on Investments in Infrastructure

      We intend to increase our net sales and profitability by leveraging the significant investments that we have made in our infrastructure. We invested approximately $38 million in a new 544,000 square foot distribution facility and related equipment that was completed in the fourth quarter of 2002. We believe that the addition of this new facility provides us with state of the art warehousing and distribution capabilities to serve anticipated future growth.

      We also intend to leverage our investment in our design capabilities and our relationships with Asian suppliers to further build our business. Under this program, we will design products and utilize our Asian suppliers as a direct source for customers who possess the necessary infrastructure, global logistics and distribution capabilities to deliver products to their outlets. This program will enable us to offer products that we currently do not sell as well as further penetrate existing and new customer accounts with minimal capital expenditures and working capital requirements.

Expand International Presence

      We believe there is an opportunity to expand our international business, which represented approximately 13% of our net sales in 2003. The market for decorative party goods outside the United States is at an early stage of development with fewer retail distribution channels than the domestic market.

Industry Information

      According to a study we commissioned, the United States wholesale market for party goods categories in which we compete has increased from approximately $2.2 billion in 2000 to approximately $2.7 billion in 2003, representing a compound annual growth rate of approximately 7%. The party superstore distribution channel now accounts for approximately one third of the market and the number of party superstores continues to increase. The party superstore distribution channel has demonstrated significantly improved liquidity and financial stability. The credit profile of most chains in the party superstore channel has improved following excessive growth in the late 1990s. The party superstore channel, with an estimated 15,000 SKUs per location, provides customers with a vast selection of products to meet all their party needs. The mass retail distribution channel focuses on a limited number of high volume SKUs, principally juvenile related products, and maintains an estimated 250 to 600 SKUs per location.

      We expect continued future industry growth to be driven by a number of factors and consumer trends. These include:

•	increasing product variety and more sophisticated product designs;

•	a consumer shift to more frequent home entertaining; and

•	the expansion in the variety and breadth of parties and celebrations embraced by consumers.

The Transactions

The Acquisition

      On March 26, 2004, we signed an acquisition agreement providing for a merger of Amscan with AAH Acquisition Corporation, or AAH Acquisition, a wholly-owned subsidiary of AAH Holdings Corporation, or AAH Holdings, an entity jointly controlled by funds affiliated with Berkshire Partners LLC and Weston Presidio. On April 30, 2004, the merger of AAH Acquisition with and into Amscan Holdings, Inc. was completed, with Amscan Holdings, Inc. continuing as the surviving entity and as a wholly owned subsidiary of AAH Holdings. Under the terms of the acquisition agreement, the equity interests of GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs &

Co., which are collectively referred to as GSCP, and all other stockholders, other than certain management investors, were cancelled in exchange for the right to receive cash. We financed the acquisition with the net proceeds of the offering of the outstanding notes, initial borrowings under our new senior secured credit facility, the equity contribution by our principal investors and cash on hand.

The Concurrent Financing Transactions

      On April 30, 2004, concurrent with the closing of the offering of the outstanding notes, we entered into the following financing transactions:

•	our new senior secured credit facility, consisting of a $205.0 million term loan facility and a $50.0 million revolving loan;

•	the repayment of all outstanding amounts under our prior senior secured credit facility and the termination of all commitments under that facility; and

•	the consummation of our tender offer and consent solicitation in which we repurchased $87.2 million of the aggregate principal amount outstanding of our 9.875% senior subordinated notes due 2007 for 103.542% of the principal amount outstanding plus accrued and unpaid interest.

      We consummated the acquisition concurrently with the consummation of the offering of the outstanding notes, the consummation of the tender offer and the repayment of all outstanding amounts under our prior senior secured credit facility, which collectively, we refer to throughout this prospectus as the “Transactions.” Following the consummation of the Transactions, $22.8 million in aggregate principal amount of our 9.875% senior subordinated notes due 2007 remained outstanding. On May 31, 2004, the remainder of our 9.875% senior subordinated notes due 2007 was redeemed at a price of 103.292% of the principal amount plus accrued and unpaid interest pursuant to a redemption notice that we issued upon completion of the Transactions.

Our Principal Investors

      Certain affiliated funds of Berkshire Partners LLC and Weston Presidio own approximately 65% and 33% of Amscan, respectively, through their equity interests in AAH Holdings. Certain management and other investors own the remaining equity interests in AAH Holdings.

Corporate Information

      Amscan Holdings, Inc. is a Delaware corporation. Our headquarters and principal executive offices are located at 80 Grasslands Road, Elmsford, New York 10523 and our telephone number is (914) 345-2020.

The Exchange Offer

      On April 30, 2004, we completed an offering of $175.0 million in aggregate principal amount of our 8.75% senior subordinated notes due 2014, which was exempt from registration under the Securities Act of 1933, as amended, or the Securities Act.

      We sold the outstanding notes to Goldman, Sachs & Co. and Credit Suisse First Boston LLC, whom we refer to as the initial purchasers. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

      In connection with the sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we each agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus. If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the outstanding notes.

      The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$175,000,000 in aggregate principal amount of 8.75% senior subordinated notes due 2014.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October 25, 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• The exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

• The exchange notes bear a different CUSIP number than the outstanding notes; and

• The holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

Resale	Based on an interpretation by the Staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

• you are not an “affiliate” of Amscan within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

• is an affiliate of Amscan;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on October 25, 2004, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. If we waive any of the conditions described under “The Exchange Offer — Conditions to the Exchange Offer” such waiver will be effective for all holders that tender outstanding notes in the exchange offer. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender

Offer Program, or ATOP, procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Amscan or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “Plan of Distribution.”

Effect of not Tendering in the Exchange Offer	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the expiration date or you cannot comply with DTC’s ATOP procedures prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer— Guaranteed Delivery Procedures.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from April 30, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Exchange Agent	The Bank of New York, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

The Exchange Notes

      The following is a brief summary of the terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of Notes.”

Issuer	Amscan Holdings, Inc.

Securities	$175.0 million in aggregate principal amount of senior subordinated notes due 2014.

Maturity	May 1, 2014.

Interest Rate	8.75% per annum.

Interest Payment Dates	May 1 and November 1 of each year, commencing November 1, 2004.

Ranking	The exchange notes will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior indebtedness, pari passu in right of payment with any of our future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. As of June 30, 2004, we had $400.8 million of debt outstanding, of which $216.6 million consisted of indebtedness under our new senior secured credit facility, $175.0 million consisted of the notes and the balance consisted of other senior debt. We also were able to borrow up to an additional $31.3 million under our new senior secured credit facility, all of which, if borrowed, would be senior debt. Additionally, the exchange notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries that do not guarantee the notes. Our non-guarantor subsidiaries accounted for 14.0%, 13.3% and 14.4% of our net sales in the year ended December 31, 2003, the four months ended April 30, 2004 and the two months ended June 30, 2004, respectively and held 5.8% of our total assets as of June 30, 2004. See notes 21 and 13 to our annual and quarterly consolidated financial statements, respectively, appearing elsewhere in this prospectus.

Guarantees	The exchange notes will be guaranteed by each of our existing and future domestic subsidiaries. Each guarantee will be subordinated in right of payment to all existing and future senior indebtedness of that guarantor, pari passu in right of payment with any future senior subordinated indebtedness of that guarantor and senior in right of payment to any future subordinated indebtedness of that guarantor.

Optional Redemption	We cannot redeem the notes until May 1, 2009, except as described below. After May 1, 2009, we can redeem some or all of the notes at the redemption prices listed in the “Description of Notes — Optional Redemption” section of this prospectus, plus accrued and unpaid interest and special interest, if any.

Optional Redemption After Equity Offerings	At any time before May 1, 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding principal amount of the notes, including any additional notes, with the net cash proceeds of one or more equity offerings, so long as:

• we pay holders of the notes a redemption price of 108.75% of the face amount of the exchange notes we redeem, plus accrued and unpaid interest and special interest, if any;

• we redeem the notes within 90 days of any such equity offering; and

• at least 65% of the aggregate principal amount of notes issued under the indenture, including the principal amount of any additional notes, remains outstanding immediately after each such redemption.

Change of Control Offer	If a change of control of our company occurs, we must give holders of the notes the opportunity to sell their notes to us at a purchase price of 101% of their aggregate principal amount, plus accrued and unpaid interest and special interest, if any. The term “Change of Control” is defined under “Description of Notes — Certain Definitions.”

Covenants	The indenture governing the exchange notes contains covenants that limit our ability and that of our subsidiaries to:

• incur additional debt or issue preferred stock;

• pay dividends or distributions on our capital stock, or redeem or repurchase our capital stock or subordinated debt;

• make certain investments;

• enter into sale and leaseback transactions;

• engage in transactions with affiliates;

• create liens on our assets to secure debt;

• transfer or sell assets;

• guarantee debt;

• restrict dividend or other payments to us;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

• engage in unrelated businesses.

These covenants are subject to a number of important limitations, exceptions and qualifications, which are described in the “Description of Notes” section of this prospectus. See “Description of Notes — Certain Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the exchange notes will develop or make any representation as to the liquidity of any market. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See “Plan of Distribution.”

RISK FACTORS

      Investing in the notes involves substantial risk. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

Summary Historical and Unaudited Pro Forma Consolidated

Financial Information

      The summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The summary historical consolidated financial information set forth below for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 has been derived from our audited consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. The summary historical balance sheet data as of June 30, 2004 presented below and the summary statement of operations data for the six months ended June 30, 2003, the four months ended April 30, 2004 and the two months ended June 30, 2004 has been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments necessary for the fair presentation of the financial position and the results of operations for those periods. Operating results for the four months ended April 30, 2004 and the two months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

      The accompanying unaudited consolidated financial statements for the periods prior to May 1, 2004 (the “Predecessor”) and for the period subsequent to April 30, 2004 (the “Successor”) include the accounts of Amscan Holdings, Inc. and its majority-owned and controlled entities.

      The summary unaudited pro forma consolidated financial information should be read in conjunction with our pro forma condensed consolidated financial statements included elsewhere herein. The summary unaudited pro forma consolidated financial information for the year ended December 31, 2003 and for the six months ended June 30, 2004 was derived from our unaudited pro forma condensed consolidated statement of operations appearing elsewhere in this prospectus, which give effect to the Transactions as if they occurred as of January 1, 2003. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would have been if the Transactions had occurred as of such dates indicated or what such results will be for future periods.

	Year Ended December 31,

						Pro Forma
	1999	2000	2001	2002	2003	2003

	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)

	(In thousands, except ratios)
Statement of Operations Data:
Net sales	$304,892	$323,484	$345,183	$385,603	$402,816	$402,816
Cost of sales	194,632	206,872	225,036	252,980	269,125	269,259

Gross profit	110,260	116,612	120,147	132,623	133,691	133,557
Selling expenses	23,235	28,578	31,414	34,619	36,515	36,515
General and administrative expenses	30,694	31,958	33,317	32,056	31,925	33,674
Provision for doubtful accounts	2,906	7,133	3,758	3,008	2,588	2,588
Art and development costs	8,650	8,453	8,772	10,301	9,395	9,395
Non-recurring expenses related to the Transactions(1)
Write-off of deferred financing and IPO-related costs(2)				2,261
Restructuring charges(3)	995	500		1,663	1,007	1,007

Income from operations	43,780	39,990	42,886	48,715	52,261	50,378
Interest expense, net	26,365	26,355	24,069	21,792	26,368	27,183
Gain on sale of available-for-sale securities(4)					(1,486)	(1,486)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Six Months	Four Months	Two Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	April 30,	June 30,	June 30,
				Pro Forma
	2003	2004	2004	2004

	(Predecessor)	(Predecessor)	(Successor)
	(Unaudited)

	(In thousands, except ratios)
Statement of Operations Data:
Net sales	$200,840	$133,660	$63,181	$196,841
Cost of sales	135,919	88,247	43,424	130,586

Gross profit	64,921	45,413	19,757	66,255
Selling expenses	18,116	12,430	5,948	18,378
General and administrative expenses	15,829	10,145	5,452	16,183
Provision for doubtful accounts	1,989	729	326	1,055
Art and development costs	4,823	3,332	1,769	5,101
Non-recurring expenses related to the Transactions(1)		11,757
Write-off of deferred financing and IPO-related costs(2)
Restructuring charges(3)	774

Income from operations	23,390	7,020	6,262	25,538
Interest expense, net	13,196	8,384	4,760	13,404
Gain on sale of available-for-sale securities(4)

	Year Ended December 31,

											Pro Forma
	1999		2000		2001		2002		2003		2003

	(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)

	(In thousands, except ratios)
Undistributed loss in unconsolidated joint venture
Other expense (income), net	35		96		24		(311)		52		52

Income (loss) before income taxes and minority interests	17,380		13,539		18,793		27,234		27,327		24,629
Income tax expense (benefit)	7,100		5,348		7,423		10,757		10,065		8,999
Minority interests	73		75		68		12		99		99

Net income (loss)	$10,207		$8,116		$11,302		$16,465		$17,163		$15,531

Other Financial Data:
Depreciation and amortization(5)	$12,931		$14,487		$15,728		$14,198		$16,287		$16,920
EBITDA(6)	56,773		54,357		58,522		63,212		69,883		68,633
Capital expenditures	12,283		18,576		37,623		17,765		12,668		12,668
Ratio of earnings to fixed charges(7)	1.6	x	1.4	x	1.6	x	2.0	x	1.9	x	1.8	x

[Additional columns below]

[Continued from above table, first column(s) repeated]

Six Months	Four Months	Two Months	Six Months
Ended	Ended	Ended	Ended
June 30,	April 30,	June 30,	June 30,
Pro Forma
2003	2004	2004	2004

(Predecessor)	(Predecessor)	(Successor)
(Unaudited)

(In thousands, except ratios)
Undistributed loss in unconsolidated joint venture	89	312	401
Other expense (income), net	(57)	(58)	(11)	(69)

Income (loss) before income taxes and minority interests	10,251	(1,395)	1,201	11,802
Income tax expense (benefit)	4,049	(551)	474	4,661
Minority interests	34	46	25	71

Net income (loss)	6,168	(890)	702	7,070

Other Financial Data:
Depreciation and amortization(5)	$8,246	$5,348	$2,767	$8,329
EBITDA(6)	31,659	12,291	8,703	33,464
Capital expenditures	7,560	3,726	1,056	1,056
Ratio of earnings to fixed charges(7)	1.7	x	0.9	x	1.2	x	1.8	x

As of June 30, 2004

(Successor)

(In thousands)
(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,306
Total assets	614,991
Total debt	400,782
Redeemable common securities(8)	3,660
Stockholders’ equity	138,034

(1)	In connection with the merger in April 2004, we recorded non-recurring expenses of $11.8 million comprised of $6.2 million of debt retirement costs and the write-off of $5.5 million of deferred financing costs associated with the repayment of debt in connection with the Transactions.

(2)	During the fourth quarter of 2002, we amended and restated our credit facility with various lenders, which resulted in a $1.5 million write-off of deferred financing costs associated with the facility. Additionally, during the fourth quarter of 2002, we decided not to pursue an IPO of shares of our common stock given valuations available in the equity markets at that time, which resulted in a $0.8 million write-off of costs associated with the contemplated IPO. On March 12, 2003, we filed a Form RW with the SEC withdrawing our registration statement for the IPO.

(3)	During the fourth quarter of 1999, we recorded restructuring charges of $1.0 million in association with the proposed construction of a new distribution facility. The charges represented building costs written-off due to the relocation of the proposed site. We recorded charges of $0.5 million in 2000 in connection with the restructuring of our distribution operations and consolidation of certain manufacturing operations. During 2002 and 2003, we incurred restructuring charges of $1.7 million and $1.0 million, respectively, resulting from the consolidation of certain domestic and foreign distribution operations, and during 2003, the ongoing integration of M&D Industries, Inc. During the six months ended June 30, 2003, we incurred charges of $0.8 million resulting from the consolidation of our domestic distribution operations.

(4)	During 2003, we sold shares of common stock of a customer that we received in connection with the customer’s reorganization in bankruptcy. We received net proceeds of approximately $2.0 million and recognized a net gain of approximately $1.5 million.

(5)	Depreciation and amortization includes amortization of goodwill of $2.7 million, $2.6 million and $2.6 million in 1999, 2000 and 2001, respectively, and amortization of restricted common stock awards of $0.2 million, $0.05 million, $0.3 million, $0.2 million, $0.2 million, $0.1 million and $0.1 million in 1999, 2000, 2001, 2002 and 2003, the six months ended June 30, 2003 and the four months ended April 30, 2004, respectively.

(6)	EBITDA represents net income before interest expense, net, income taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We consider EBITDA to be a key indicator of operating performance. We have included information concerning EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies.

      A reconciliation of net income to EBITDA is included below (in thousands):

	Year Ended December 31,

						Pro Forma
	1999	2000	2001	2002	2003	2003

	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)

						(Unaudited)
Net income (loss)	$10,207	$8,116	$11,302	$16,465	$17,163	$15,531
Interest expense, net	26,365	26,355	24,069	21,792	26,368	27,183
Income tax expense (benefit)	7,100	5,348	7,423	10,757	10,065	8,999
Depreciation and amortization	13,101	14,538	15,728	14,198	16,287	16,920

EBITDA	$56,773	$54,357	$58,522	$63,212	$69,883	$68,633

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Six Months
	Six Months	Four Months	Two Months	Ended
	Ended	Ended	Ended	June 30,
	June 30,	April 30,	June 30,
				Pro Forma
	2003	2004	2004	2004

	(Predecessor)	(Predecessor)	(Successor)

	(Unaudited)
Net income (loss)	$6,168	$(890)	$702	$7,070
Interest expense, net	13,196	8,384	4,760	13,404
Income tax expense (benefit)	4,049	(551)	474	4,661
Depreciation and amortization	8,246	5,348	2,767	8,329

EBITDA	$31,659	$12,291	$8,703	$33,464

(7)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and an estimate of the rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

(8)	Under the terms of both our amended and restated stockholders’ agreement, dated February 20, 2002 and effective through April 30, 2004, and the new AAH Holdings Corporation stockholders agreement dated April 30, 2004, we have an option to purchase all of the shares of common stock held by a former employee and, under certain circumstances, including death and disability, a former employee stockholder can require us to purchase all of the shares held by the former employee. The purchase price as prescribed in the stockholders agreements is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by us to all employee stockholders based on fully paid and vested shares is classified as redeemable common securities.

Our Chief Executive Officer and President exchanged 5.4945 and 2.7472 of their shares of Predecessor Common Stock for 100 and 50 shares of Successor Common Stock with an equivalent value of $1,000,000 and $500,000, respectively. In addition, our Chief Executive Officer and President exchanged their 5.607 and 2.804 vested options to purchase shares of Predecessor Common Stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options to purchase 65.455 and 32.727 shares of Successor Common Stock under the new equity incentive plan with intrinsic values of $492,000 and $245,000 and estimated fair values of $590,000 and $290,000, respectively. The fair value of the Successor options was included in the equity contribution related to the Transactions, however, as the Successor options are options to purchase redeemable common stock, their estimated redemption value is classified as redeemable common securities on the consolidated balance sheet.

RISK FACTORS

      In deciding whether to participate in this exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as the other information and data included in this prospectus. The risks described below may not be the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      We have a significant amount of indebtedness. On June 30, 2004, we had total indebtedness of $400.8 million, of which $175.0 million consisted of the notes, $216.6 million consisted of indebtedness under our new senior secured credit facility and the balance consisted of other senior debt.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      In addition, the indenture governing the notes and our new senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. On June 30, 2004, our new senior secured credit facility permitted additional borrowings of up to $31.3 million and all of those borrowings would have ranked senior to the notes and the guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Our Other Indebtedness — Our New Senior Secured Credit Facility” for more information.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. Our ability to do so, to a certain extent, is subject to general economic, financial, competitive, legislative and other factors that are beyond our control.

      Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility, will be adequate to meet our future liquidity needs for at least the next twelve months.

      However, we cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior secured credit facility and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes is subordinated to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are subordinated to all of the guarantors’ existing senior indebtedness and possibly to all their future borrowings.

      The notes and the guarantees rank behind all of our and the guarantors’ existing senior indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and that of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

      In addition, the notes and the guarantees are also effectively subordinated to any debt that is secured, to the extent of the value of the property securing such debt.

      In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of senior debt in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

      On June 30, 2004, the notes and the guarantees were subordinated to $225.8 million of senior debt and approximately $31.3 million would have been available for borrowing as additional senior debt under our new senior secured credit facility. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

      Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

      On June 30, 2004, the notes were effectively subordinated to approximately $8.4 million of indebtedness and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries accounted for 14.0% 13.3% and 14.4% of our net sales in the year ended December 31, 2003, the four months ended April 30, 2004 and the two months ended June 30, 2004, respectively, and held 5.8% of our total assets as of June 30, 2004. See notes 21 and 13 to our annual and quarterly consolidated financial statements, respectively, appearing elsewhere in this prospectus.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

      Upon the occurrence of certain specific kinds of change of control events, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leverage recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Restrictions in the indenture governing the notes and our new senior secured credit facility may prevent us from taking actions that we believe would be in the best interests of our business.

      The indenture governing the notes and our new senior secured credit facility contain customary restrictions on our activities, including covenants that restrict us from:

•	incurring additional indebtedness and issuing preferred stock;

•	creating liens on our assets to secure debt;

•	making certain investments;

•	consolidating, merging or transferring all or substantially all of our assets and the assets of our subsidiaries;

•	selling or otherwise disposing of our assets;

•	paying dividends and making other distributions with respect to our capital stock, or purchasing, redeeming or retiring our capital stock;

•	entering into transactions with our affiliates;

•	entering into sale and leaseback transactions;

•	guaranteeing debt;

•	restricting dividends or other payments to us; and

•	engaging in unrelated businesses.

      Our new senior secured credit facility also requires us to meet specified financial ratios. These restrictions may prevent us from taking actions that we believe would be in the best interests of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

Federal and state statues allow courts, under specific circumstances, to void the notes and the guarantees and require note holders to return payments received from us or the guarantors.

      Our issuance of the notes and the guarantee of the notes by certain of our subsidiaries may be subject to review under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the issuance of the notes or a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of our company or that guarantor, as applicable, if, among other things, our Company or the guarantor, at the time it incurred the indebtedness:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by us or that guarantor pursuant to the notes or a guarantee, as applicable, could be voided and required to be returned to us or the guarantor, as applicable, or to a fund for the benefit of the creditors of the guarantors.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, our company or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that our company and each guarantor, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Market trading prices for the exchange notes may be volatile, which could adversely affect the value of your exchange notes.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Your failure to exchange your outstanding notes in the exchange offer will restrict your ability to resell them.

      Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

•	you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

•	the outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption; and

•	a holder of the outstanding notes who wants to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act, if required by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

      The tender of outstanding notes in the exchange offer will reduce the outstanding principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes.

Our principal shareholders’ interests may conflict with yours.

      An investor group comprised of affiliates of Berkshire Partners LLC and Weston Presidio owns substantially all of our outstanding stock. As a result, these investors are in a position to control all matters affecting us, including controlling decisions made by our board of directors, such as the approval of acquisitions and other extraordinary business transactions, the appointment of members of our management and the approval of mergers or sales of substantially all of our assets. The interests of these investors in exercising control over our business may conflict with your interests as a holder of the notes.

Risks Relating to Our Business

Our sales volume is concentrated with particular customers and our financial condition and results of operations could be adversely affected by a deterioration in the volume of purchases by these customers.

      Our sales volume is concentrated with several important customers, generally party superstores. Party City Corporation, or Party City, the nation’s largest party goods retailer with both corporate owned and franchised stores, is our single largest customer. Sales to Party City’s corporate stores constituted 12% of our 2003 net sales and sales to Party City’s franchised stores constituted 13% of our 2003 net sales. If one or more large customers, including Party City, were to significantly reduce their volume of purchases from us for any reason, our financial condition and results of operations could be adversely affected.

We advance credit to our customers and a deterioration in the financial condition of significant customers could cause us to incur material credit-related charges.

      We generally sell to our customers on credit. The credit we extend is unsecured and our ability to realize our receivables depends on the financial health of our customers. Our sales concentration causes our receivables to be concentrated with party superstore customers. Should we be unable to collect receivables from our party superstore customers to any significant extent, our financial condition and results of operations could be adversely affected. From time to time, we have made significant additional provisions for credit losses or have restructured the terms of accounts receivable because of the credit condition of particular customers.

If we are unable to identify and capitalize on changing design trends and customer preferences, our sales volume and margins could be adversely affected.

      Our strategy, relations with our customers and margins are dependent, to a significant extent, on our regular introduction of new designs that are attractive and distinctive. We cannot assure you that our design personnel will be able to introduce such designs in sufficient volume and with sufficient speed to support our strategy and operations. In addition, we must anticipate the tastes and preferences of party goods retailers and consumers in order to compete for their business successfully. We could misinterpret or fail to identify trends on a timely basis. Our failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and lost sales.

The termination of our licenses could have an adverse affect on our business and financial condition.

      We license over 150 characters and designs from third parties for use in the design of some of our products, particularly metallic balloons. These licenses are subject to license agreements that generally have short terms and provide the third party licensors with the option not to renew such license agreements with us. While no single license is material to our business, the termination of a number of these licenses could have an adverse affect on our business and financial condition if we are not able to enter into suitable replacement licenses. In addition, a majority of our character and design licenses are non-exclusive. Grants of licenses to our competitors allowing use of the properties covered by our licenses could cause us to lose market share.

We face intense competitive pressures.

      The party goods industry is highly competitive. We compete with many other companies, including smaller, independent specialty manufacturers and divisions or subsidiaries of larger companies with greater financial and other resources than we have. Some of our competitors control licenses for widely recognized images, such as cartoon or motion picture characters, and have broader access to mass market retailers which could provide them with a competitive advantage. Our failure to compete successfully with our competitors may cause us to lose market share.

Our margins could be adversely affected by increased costs of raw materials.

      Raw materials costs are a significant component of our cost of goods sold. Paper and petroleum-based resins are the principal raw materials in our products. In 2003, paper accounted for approximately 42% of the annual costs of production of our paper tableware. In 2003, petroleum-based resins accounted for approximately 4% of the annual costs of production of our metallic balloons and approximately 37% of the annual costs of production of our plastic tableware. Any significant increase in the cost of paper or petroleum-based resins would increase our raw material costs. Competitive conditions will determine the amount of any cost increase that could be passed on to party goods retailers. While historically we have generally been able to pass on raw material cost increases to our customers, if we cannot pass on future cost increases to the party goods retailers, our financial condition and results of operations would be adversely affected.

If we are unable to maintain our business or further implement our business strategy, our business and financial condition could be adversely affected.

      Our ability to meet our debt service and other obligations will depend in significant part on how successful we are in maintaining our business and further implementing our business strategy. Our business plan envisions several long-term growth initiatives, including increasing penetration in the independent retail distribution channel and expanding our international presence. We may not be able to do either of the foregoing and the anticipated results of our strategy may not be realized. The components of our strategy are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. If we are unable to continue to successfully maintain our business and implement our business strategy, our long-term growth and profitability may be adversely affected.

      In addition, the business strategy that we intend to pursue is based on our operations and strategic planning process. We may decide to alter or discontinue parts of this strategy or may adopt alternative or additional strategies. The strategies implemented may not be successful and may not improve our operating results. Further, other conditions may occur, including increased competition, which may offset any improved operating results attributable to our business strategy.

If we are unable to retain key management and other personnel, we may be unable to maintain and successfully develop our business.

      Our sustained growth and development over the past five years have been largely attributable to the services of our Chief Executive Officer, Gerald C. Rittenberg, and our President and Chief Operating

Officer, James M. Harrison. The loss of the services of Messrs. Rittenberg or Harrison, or other important officers or employees, could adversely affect our ability to manage and direct our business effectively. We do not maintain key-man life insurance policies on any of our officers.

Our international operations subject us to additional risks, which risks and costs may differ in each country in which we do business and may cause our profitability to decline.

      We conduct our business in a number of foreign countries. Our financial condition and results of operations may be adversely affected if the markets in which we compete are affected by changes in political, economic or other factors. These factors, over which we have no control, may include:

•	recessionary or expansive trends in international markets;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	the imposition of restrictions on currency conversion or the transfer of funds;

•	increases in the taxes we pay and other changes in applicable tax laws;

•	legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; and

•	political and economic instability.

We are subject to environmental laws and regulations that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

      We are subject to applicable federal, state and local laws, ordinances and regulations that establish various health and environmental quality standards. Past and present manufacturing operations subject us to environmental laws and regulations that seek to protect human health or the environment governing, among other things, the use, handling and disposal or recycling of, or exposure to, hazardous or toxic substances, the remediation of contaminated sites, emissions into the air and discharge of wastewaters. Failure to comply with such laws or to obtain and maintain necessary permits could subject us to curtailment of operations or the assessment of substantial fines, penalties or criminal sanctions. In addition, federal and state environmental laws could impose liability on us for the cost of remediation of contaminated sites including those sites where waste that we generated has been disposed. Liability under these laws can be imposed on us even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. We believe that our business, operations and facilities are in substantial compliance with all material environmental laws and regulations and that we are not presently responsible for any significant site remediation liabilities. However, the occurrence of any significant environmental liability could have a material adverse affect on our operating results, financial condition and cash flow.

A downturn in the economy may affect consumer purchases of discretionary items, which could reduce our sales.

      In general, our sales represent discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower or during extended periods of actual or perceived unfavorable economic conditions. If this occurs, our sales and profit may decline. In addition, our sales could be adversely affected by a downturn in the economic conditions in the markets in which we operate.

INDUSTRY AND MARKET DATA

      Industry and market data, including all market share data, used throughout this prospectus were obtained from our internal research and estimates, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that such information is accurate and complete. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources and such estimates may not be accurate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” or the negative thereof and similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

      Important factors that could cause actual results to differ materially from the forward-looking statements, include, but are not limited to:

•	our inability to satisfy our debt obligations;

•	the reduction of volume of purchases by one or more of our large customers;

•	our inability to collect receivables from our customers;

•	the termination of our licenses;

•	our inability to identify and capitalize on changing design trends and customer preferences;

•	changes in the competitive environment;

•	increases in the costs of raw materials; and

•	the other factors discussed above under the caption “Risk Factors.”

The foregoing factors are not exhaustive and new factors may emerge that could impact our business. Except to the extent required by law, we undertake no obligations to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

THE TRANSACTIONS

      On March 26, 2004, we entered into an acquisition agreement with AAH Holdings, an entity jointly controlled by funds affiliated with Berkshire Partners LLC and Weston Presidio, and AAH Acquisition, a wholly-owned subsidiary of AAH Holdings, through which AAH Holdings would acquire Amscan Holdings, Inc. The acquisition was structured as a merger of AAH Acquisition with and into Amscan Holdings, Inc. On April 30, 2004, the merger of AAH Acquisition with and into Amscan Holdings, Inc. was completed, with Amscan Holdings, Inc. continuing as the surviving entity and as a wholly-owned subsidiary of AAH Holdings.

      The funds necessary to consummate the Transactions on April 30, 2004 were approximately $560.5 million. These funds were used to repay our outstanding debt and any premiums associated with such repayments, to pay the transaction expenses of the buyer and to pay acquisition consideration to our selling shareholders.

      The acquisition was financed by:

•	the borrowing by us of $205.0 million under an eight-year Tranche B term loan facility and a portion of a $50.0 million six-year revolving loan, each under our new senior secured credit facility;

•	the issuance of the outstanding notes;

•	a cash common equity investment by certain affiliated funds of Berkshire Partners LLC, collectively referred to as Berkshire, and certain affiliated funds of Weston Presidio, collectively referred to as Weston Presidio, to purchase common stock of AAH Holdings, of $90.6 million and $45.3 million, respectively, and a cash common equity investment to purchase common stock of AAH Holdings by current management and other investors of $3.8 million and $0.8 million, respectively; and

•	cash on hand.

      In connection with the acquisition, we commenced a debt tender offer to acquire all of our 9.875% senior subordinated notes due 2007 and to eliminate substantially all of the affirmative and restrictive covenants associated with such notes. The debt tender offer was conditioned upon, among other things, the completion of the acquisition. Pursuant to the debt tender offer, we offered to buy our 9.875% senior subordinated notes at $1,035.42 per $1,000 principal amount plus accrued and unpaid interest. Following the consummation of the Transactions, $22.8 million in aggregate principal amount of our 9.875% senior subordinated notes due 2007 remained outstanding. On May 31, 2004, the remainder of our 9.875% senior subordinated notes due 2007 was redeemed pursuant to a redemption notice that we issued upon completion of the Transactions at a price of 103.292% of the principal amount of such notes plus accrued and unpaid interest.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated April 30, 2004, by and among us, the subsidiary guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

      Net proceeds received by us from the sale of the outstanding notes, together with the proceeds from our new senior secured credit facility and the proceeds from the equity investment described in the section entitled “The Transactions,” were used to finance the acquisition of Amscan by AAH Holdings.

      The following table sets forth the sources and uses of funds relating to the Transactions as they occurred on April 30, 2004.

Amount

(In millions)
Sources of funds:
Cash on hand(1)	$7.5
Our new senior secured credit facility:
Revolving loan(2)	22.5
Term loan	205.0
Mortgages and other debt to be assumed	9.3
Payment of note from stockholder(3)	0.7
Notes offered hereby	175.0
Equity investment(4)	140.5

Total sources of funds	$560.5

Uses of funds:
Payment of acquisition consideration	$243.7
Repayment of our existing senior subordinated notes(5)	110.0
Repayment of our existing senior secured credit facility	147.7
Repayment of a mortgage obligation(6)	8.5
Mortgages and other debt to be assumed	9.3
Payment of accrued interest	4.9
Fees and expenses(7)	36.4

Total uses of funds	$560.5

(1)	We used all cash on hand, other than approximately $2.0 million to be retained for working capital purposes, to finance the Transactions.

(2)	The aggregate revolving loan availability under our new senior secured credit facility is $50.0 million. As of April 30, 2004, this availability was reduced by approximately $7.1 million of standby letters of credit that were outstanding.

(3)	Represents a note receivable from a former officer. This note was issued in connection with the issuance of shares of common stock.

(4)	Represents the aggregate equity investment in our parent by Berkshire, Weston Presidio, members of our management and other investors.

(5)	Our 9.875% senior subordinated notes bore interest at an annual rate of 9.875% of the aggregate principal amount outstanding and would have matured in December 2007. We commenced a tender offer to acquire all of our 9.875% senior subordinated notes and to eliminate substantially all of the affirmative and restrictive covenants associated with such notes. For purposes of this table, we have assumed that all such notes were tendered; however, upon expiration of the debt tender offer on April 30, 2004, $22.8 million in aggregate principal amount of our 9.875% senior subordinated notes remained outstanding. The remainder of our 9.875% senior subordinated notes due 2007 was redeemed on May 31, 2004 at a price of 103.292% of the principal amount of such notes plus accrued and unpaid interest.

(6)	As of April 30, 2004, there was $8.5 million outstanding under a mortgage obligation with a financial institution that was secured by a first lien on a distribution facility. This mortgage obligation was paid in full in connection with the Transactions.

(7)	Reflects fees and expenses associated with the Transactions, including placement and other financing fees, the premium paid on our 9.875% senior subordinated notes in the debt tender offer and the subsequent redemption of the remaining $22.8 million of our 9.875% senior subordinated notes, the premium to be paid on our prior term loan facility, seller transaction expenses and other transaction costs and professional fees.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2004.

      This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

As of
June 30, 2004

(In millions)
Cash and cash equivalents(1)	$1.3

Our new senior secured credit facility:
Revolving loan(2)	$11.6
Term loan	205.0
Mortgages and other debt to be assumed	9.2
Notes offered hereby	175.0

Total debt	400.8
Redeemable common securities(3)	3.7
Stockholders’ equity	138.0

Total capitalization	$542.5

(1)	We used all cash on hand, other than approximately $2.0 million to be retained for working capital purposes, to finance the Transactions. On April 30, 2004, cash on hand used to consummate the Transactions was approximately $2.9 million, resulting in an increase in expected borrowings under our revolving loan to partially fund the consummation of the Transactions.

(2)	The aggregate revolving loan availability under our new senior secured credit facility is $50.0 million. As of June 30, 2004, this availability was reduced by approximately $7.1 million of standby letters of credit that were outstanding on June 30, 2004.

(3)	Under the terms of the new AAH Holdings Corporation stockholders agreement dated April 30, 2004, we have an option to purchase all of the shares of common stock held by a former employee and, under certain circumstances including death and disability, a former employee stockholder can require us to purchase all of the shares held by the former employee. The purchase price as prescribed in the stockholders agreement is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by us to all employee stockholders based on fully paid and vested shares is classified as redeemable common securities.

Our Chief Executive Officer and President exchanged 5.4945 and 2.7472 of their shares of Predecessor Common Stock for 100 and 50 shares of Successor Common Stock with an equivalent value of $1,000,000 and $500,000, respectively. In addition, our Chief Executive Officer and President exchanged their 5.607 and 2.804 vested options to purchase shares of Predecessor Common Stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options to purchase 65.455 and 32.727 shares of Successor Common Stock under the new equity incentive plan with intrinsic values of $492,000 and $245,000 and estimated fair values of $590,000 and $290,000, respectively. The fair value of the Successor options was included in the equity contribution related to the Transactions, however, as the Successor options are options to purchase redeemable common stock, their estimated redemption value is classified as redeemable common securities on the consolidated balance sheet.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The selected historical consolidated financial data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for and as of each of the years in the five-year period ended December 31, 2003, are derived from our consolidated financial statements and the notes thereto. The summary historical balance sheet data as of each fiscal quarter presented below and the summary statement of operations data for the periods then ended have been derived from our unaudited consolidated financial statements. The accompanying unaudited consolidated financial statements for the periods prior to May 1, 2004 (the “Predecessor”) and for the period subsequent to April 30, 2004 (the “Successor”) include the accounts of Amscan Holdings, Inc. and its majority-owned and controlled entities. The unaudited financial statements include all adjustments necessary for the fair presentation of the financial position and the results of operations for those periods. Operating results for the four months ended April 30, 2004 and for the two months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

						Six Months	Four Months	Two Months
	Year Ended December 31,					Ended	Ended	Ended
						June 30,	April 30,	June 30,
	1999	2000	2001	2002	2003	2003	2004	2004

	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)

	(In thousands)					(Unaudited)
Statement of Operations Data:
Net sales	$304,892	$323,484	$345,183	$385,603	$402,816	$200,840	$133,660	$63,181
Cost of sales	194,632	206,872	225,036	252,980	269,125	135,919	88,247	43,424

Gross profit	110,260	116,612	120,147	132,623	133,691	64,921	45,413	19,757
Selling expenses	23,235	28,578	31,414	34,619	36,515	18,116	12,430	5,948
General and administrative expenses	30,694	31,958	33,317	32,056	31,925	15,829	10,145	5,452
Provision for doubtful accounts	2,906	7,133	3,758	3,008	2,588	1,989	729	326
Art and development costs	8,650	8,453	8,772	10,301	9,395	4,823	3,332	1,769
Non-recurring expenses related to the Transactions(1)							11,757
Write-off of deferred financing and IPO-related costs(2)				2,261
Restructuring charges(3)	995	500		1,663	1,007	774

Income from operations	43,780	39,990	42,886	48,715	52,261	23,390	7,020	6,262
Interest expense, net	26,365	26,355	24,069	21,792	26,368	13,196	8,384	4,760
Gain on sale of available-for-sale securities(4)					(1,486)
Undistributed loss in unconsolidated joint venture							89	312
Other expense (income), net	35	96	24	(311)	52	(57)	(58)	(11)

Income (loss) before income taxes and minority interests	17,380	13,539	18,793	27,234	27,327	10,251	(1,395)	1,201
Income tax expense (benefit)	7,100	5,348	7,423	10,757	10,065	4,049	(551)	474
Minority interests	73	75	68	12	99	34	46	25

Net income (loss)	$10,207	$8,116	$11,302	$16,465	$17,163	$6,168	$(890)	$702

Other Financial Data:
Depreciation and amortization(5)	$13,101	$14,538	$15,728	$14,198	$16,287	$8,426	$5,348	$2,767
EBITDA(6)	56,773	54,357	58,522	63,212	69,883	31,659	12,291	8,703
Capital expenditures	12,283	18,576	37,623	17,765	12,668	7,560	3,726	1,056

	As of December 31,					As of
						June 30,
	1999	2000	2001	2002	2003	2004

	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
						(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$849	$1,469	$1,016	$2,400	$31,462	$1,306
Total assets	263,487	280,627	310,474	372,497	382,102	614,991
Total debt	275,141	275,904	282,598	298,640	295,509	400,782
Redeemable convertible preferred stock(7)			6,270	6,646	7,045	—
Redeemable common securities(8)(9)(10)	23,582	28,768	29,949	30,523	9,498	3,660
Stockholders’ (deficit) equity(8)(9)(10)	(88,529)	(86,881)	(77,305)	(46,283)	(8,619)	138,034

(1)	In connection with the merger in April 2004, we recorded non-recurring expenses of $11.8 million comprised of $6.2 million of debt retirement costs and the write-off of $5.5 million of deferred financing costs associated with the repayment of debt in connection with the Transactions.

(2)	During the fourth quarter of 2002, we amended and restated our credit facility with various lenders, which resulted in a $1.5 million write-off of deferred financing costs associated with the facility. Additionally, during the fourth quarter of 2002, we decided not to pursue an IPO of shares of our common stock given valuations available in the equity markets at that time, which resulted in a $0.8 million write-off of costs associated with the contemplated IPO. On March 12, 2003, we filed a Form RW with the SEC withdrawing our registration statement for the IPO.

(3)	During the fourth quarter of 1999, we recorded restructuring charges of $1.0 million in association with the proposed construction of a new distribution facility. The charges represented building costs written-off due to the relocation of the proposed site. We recorded charges of $0.5 million in 2000 in connection with the restructuring of our distribution operations and consolidation of certain manufacturing operations. During 2002 and 2003, we incurred restructuring charges of $1.7 million and $1.0 million, respectively, resulting from the consolidation of certain domestic and foreign distribution operations, and during 2003, the ongoing integration of M&D Industries, Inc. During the six months ended June 30, 2004, we incurred charges of $0.8 million resulting from the consolidation of our domestic distribution operations.

(4)	During 2003, we sold shares of common stock of a customer that we received in connection with the customer’s reorganization in bankruptcy. We received net proceeds of approximately $2.0 million and recognized a net gain of approximately $1.5 million.

(5)	Depreciation and amortization includes amortization of goodwill of $2.7 million, $2.6 million and $2.6 million in 1999, 2000 and 2001, respectively, and amortization of restricted common stock awards of $0.2 million, $0.05 million, $0.3 million, $0.2 million, $0.2 million, $0.1 million and $0.1 million in 1999, 2000, 2001, 2002 and 2003, the six months ended June 30, 2003 and the four months ended April 30, 2004, respectively.

(6)	EBITDA represents net income before interest expense, net, income taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We consider EBITDA to be a key indicator of operating performance. We have included information concerning EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies.

       A reconciliation of net income to EBITDA is included below:

						Six	Four	Two
						Months	Months	Months
	Year Ended December 31,					Ended	Ended	Ended
						June 30,	April 30,	June 30,
	1999	2000	2001	2002	2003	2003	2004	2004

	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)

	(In thousands)						(Unaudited)
Net income (loss)	$10,207	$8,116	$11,302	$16,465	$17,163	$6,168	$(890)	$702
Interest expense, net	26,365	26,355	24,069	21,792	26,368	13,196	8,384	4,760
Income tax expense (benefit)	7,100	5,348	7,423	10,757	10,065	4,049	(551)	474
Depreciation and amortization	13,101	14,538	15,728	14,198	16,287	8,246	5,348	2,767

EBITDA	$56,773	$54,357	$58,522	$63,212	$69,883	$31,659	$12,291	$8,703

(7)	Each share of redeemable convertible preferred stock was convertible, at the option of the holder, at any time, into one share of our common stock. Upon completion of the Transactions, no shares of redeemable convertible preferred stock were outstanding.

(8)	Under the terms of both our amended and restated stockholders’ agreement, dated February 20, 2002 and effective through April 30, 2004, and the new AAH Holdings Corporation stockholders agreement dated April 30, 2004, we have an option to purchase all of the shares of common stock held by a former employee and, under certain circumstances, including death and disability, a former employee stockholder can require us to purchase all of the shares held by the former employee. The purchase price as prescribed in the stockholders agreements is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by us to all employee stockholders based on fully paid and vested shares is classified as redeemable common securities.

Our Chief Executive Officer and President exchanged 5.4945 and 2.7472 of their shares of Predecessor Common Stock for 100 and 50 shares of Successor Common Stock with an equivalent value of $1,000,000 and $500,000, respectively. In addition, our Chief Executive Officer and President exchanged their 5.607 and 2.804 vested options to purchase shares of Predecessor Common Stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options to purchase 65.455 and 32.727 shares of Successor Common Stock under the new equity incentive plan with intrinsic values of $492,000 and $245,000 and estimated fair values of $590,000 and $290,000, respectively. The fair value of the Successor options was included in the equity contribution related to the Transactions, however, as the Successor options are options to purchase redeemable common stock, their estimated redemption value is classified as redeemable common securities on the consolidated balance sheet.

(9)	During 2002, as partial consideration for the acquisition of M&D Industries, Inc., we issued 96.774 shares of common stock to American Greetings Corporation at a fair value of $155,000 per share, or an aggregate value of $15.0 million. During 2003, the redemption feature on 126.65 shares of common stock held by a former officer expired, resulting in a $19.6 million reduction in redeemable common securities and a corresponding decrease in stockholders’ deficit. In addition, during 2003, we purchased and retired 22 shares of redeemable common securities held by our officers at a fair value of $150,000 per share, resulting in a reduction in redeemable common securities of $3.3 million.

(10)	In connection with the Transactions, redeemable common securities of $3.7 million were issued to certain of our employees.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The historical consolidated year to date financial information for the Predecessor and the Successor have been combined for the following presentation of the unaudited pro forma condensed consolidated year to date financial information. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 gives effect to the Transactions as if they had occurred as of January 1, 2003. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been as if the Transactions had occurred as of the date indicated, nor are they indicative of the results for any future periods.

      The unaudited pro forma condensed consolidated financial statements account for the Transactions utilizing purchase accounting, which requires that we revalue or adjust our assets and liabilities to their fair values. Such valuations are based upon available information and certain assumptions that we believe are reasonable. The purchase price has been allocated based upon preliminary estimates of the fair value of net assets acquired at the date of acquisition. The final allocations will be based on studies and valuations that have not yet been completed and will be subject to change in future periods and may include adjustments to the amounts shown here. A final valuation will be obtained after completion of the Transactions. The result of the independent valuation to be obtained could be materially different from the preliminary allocation set forth in this prospectus.

      You should read our unaudited pro forma condensed consolidated financial information and the related notes hereto in conjunction with our historical consolidated financial statements and the related notes thereto and other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Pro Forma
	Historical	Adjustments(1)		Pro Forma

	(In thousands)
Net sales	$402,816			$402,816
Cost of sales	269,125	$134	(2)	269,259

Gross profit	133,691			133,557
Selling expenses	36,515			36,515
General and administrative expenses	31,925	667	(3)	33,674
		(168	)(4)
		1,250	(5)
Provision for doubtful accounts	2,588			2,588
Art and development costs	9,395			9,395
Restructuring charges	1,007			1,007

Total operating expenses	81,430			83,179

Income from operations	52,261			50,378
Interest expense, net	26,368	815	(6)	27,183
Gain on sale of available-for-sale securities	(1,486)			(1,486)
Other expense, net	52			52

Income before taxes and minority interests	27,327			24,629
Income tax expense	10,065	(1,066	)(7)	8,999
Minority interests	99			99

Net income	17,163			15,531
Dividends on redeemable preferred stock	399	(399	)(8)	—

Net income applicable to common stock	$16,764			$15,531

See notes to the unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(1)	The pro forma adjustments to the historical consolidated statement of operations exclude the following items: (i) the write-off of $6.2 million of deferred financing costs associated with the debt being repaid and (ii) the write-off of $6.6 million of the debt retirement costs. Such amounts represent non-recurring expenses which were reflected in the consolidated statement of operations for the period in which the Transactions were included. In addition, the write-up of inventories will result in a one-time increase in cost of sales in 2004 as a result of the increased value of inventories as of the consummation of the Transactions. This increase in cost of sales is not reflected in the unaudited pro forma condensed consolidated statement of operations as it is not a recurring item.

(2)	Represents an adjustment to depreciation expense as a result of the write-up of property, plant and equipment in connection with the preliminary purchase price allocation.

(3)	Includes approximately $0.7 million in adjustments to amortization expense as a result of the write-up of certain of our intangible assets in connection with the preliminary purchase price allocation.

(4)	Reflects the elimination of historical amortization of restricted common stock awards which were fully awarded in the Transactions.

(5)	Represents the annual management fees to be paid to our principal investors. In connection with the Transactions, we executed a management agreement with Berkshire Partners LLC and Weston Presidio. Pursuant to this management agreement, Berkshire Partners LLC and Weston Presidio will be paid an annual management fee of $833,333 and $416,667, respectively. Although the indenture governing the notes permits the payments under the management agreement, such payments will be restricted during an event of default under the notes and will be subordinated in right of payment to all obligations due with respect to the notes in the event of a bankruptcy or similar proceeding of Amscan.

(6)	Reflects the change in interest expense, net as a result of the new financing arrangements entered into in connection with the Transactions, which is calculated as follows (in thousands):

Interest on new borrowings(a)	$25,262
Historical interest on other debt assumed, net(b)	373

Total cash interest from the debt requirements of the Transactions	25,635
Amortization of deferred financing costs	1,548

Total pro forma interest expense, net	27,183
Less: historical interest expense, net	26,368

Net adjustment to interest expense, net	$815

(a)	Represents pro forma interest expense calculated using assumed interest rates on (i) the new $205.0 million term loan under our new senior secured credit facility, (ii) an assumed average amount of revolving loans expected to be outstanding on our new senior secured credit facility and (iii) an assumed average amount of outstanding standby letters of credit and the actual interest rate on the $175.0 million of outstanding notes. Each quarter point change in the assumed interest rates would result in a $0.6 million change in the annual pro forma interest expense, net.

(b)	Represents interest on the prior debt assumed in connection with the Transactions, assuming all of our 9.875% senior subordinated notes are purchased at the closing of the debt tender offer.

(7)	Reflects the income tax effects of the pro forma adjustments for the Transactions at a statutory income tax rate of 39.5%.

(8)	Represents the elimination of dividends on the redeemable preferred stock which were not outstanding following the Transactions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$196,841			$196,841
Cost of sales	131,671	$(1,130	)(1)	130,586
		45	(2)

Gross profit	65,170			66,255
Selling expenses	18,378			18,378
General and administrative expenses	15,597	221	(3)	16,183
		(52	)(4)
		417	(5)
Provision for doubtful accounts	1,055			1,055
Art and development costs	5,101			5,101

Non-recurring expenses related to the Transactions	11,757	(11,757	)(6)	—

Total operating expenses	51,888			40,717

Income from operations	13,282			25,538
Interest expense, net	13,144	260	(7)	13,404
Undistributed loss in unconsolidated joint venture	401			401
Other income, net	(69)			(69)

(Loss) income before taxes and minority interests	(194)			11,802
Income tax (benefit) expense	(77)	4,738	(8)	4,661
Minority interests	71			71

Net (loss) income	(188)			7,070
Dividends on redeemable preferred stock	136	(136	)(9)	—

Net (loss) income applicable to common stock	$(324)			$7,070

See notes to the unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(1)	Reflects the elimination of the increase in cost of sales in 2004 as a result of the increased valuation of inventories as a result of a purchase price allocation. This increase in cost of sales is not reflected in the unaudited pro forma condensed consolidated statement of operations as it is not a recurring item.

(2)	Represents an adjustment to depreciation expense as a result of the write-up of property, plant and equipment in connection with the preliminary purchase price allocation.

(3)	Includes approximately $0.2 million in adjustments to amortization expense as a result of the write-up of certain of our intangible assets in connection with the preliminary purchase price allocation.

(4)	Reflects the elimination of historical amortization of restricted common stock awards which were fully awarded in the Transactions.

(5)	Represents an adjustment to the quarterly accrual of annual management fees payable to our principal investors. In connection with the Transactions, we executed a management agreement with Berkshire Partners LLC and Weston Presidio. Pursuant to this management agreement, Berkshire Partners LLC and Weston Presidio will be paid an annual management fee of $833,333 and $416,667, respectively. Although the indenture governing the notes permits the payments under the management agreement, such payments will be restricted during an event of default under the notes and will be subordinated in right of payment to all obligations due with respect to the notes in the event of a bankruptcy or similar proceeding of Amscan.

(6)	Reflects the elimination of non-recurring expenses of $11.8 million comprised of $6.2 million of debt retirement costs, and the write-off of $5.5 million of deferred financing costs associated with the repayment of debt in connection with the Transactions.

(7)	Reflects the change in interest expense, net as a result of the new financing arrangements entered into in connection with the Transactions, which is calculated as follows (in thousands):

Interest on new borrowings(a)	$12,449
Historical interest on other debt assumed, net(b)	202

Total cash interest from the debt requirements of the Transactions	12,651
Amortization of deferred financing costs	753

Total pro forma interest expense, net	13,404
Less: historical interest expense, net	13,144

Net adjustment to interest expense, net	$260

(a)	Represents pro forma interest expense calculated using assumed interest rates on (i) the new $205.0 million term loan under our new senior secured credit facility, (ii) an assumed average amount of revolving loans expected to be outstanding on our new senior secured credit facility and (iii) an assumed average amount of outstanding standby letters of credit and the actual interest rate on the $175.0 million of outstanding notes. Each quarter point change in the assumed interest rates would result in a $0.3 million change in the pro forma interest expense, net for the six months ended June 30, 2004.
(b)	Represents interest on the prior debt assumed in connection with the Transactions, assuming all of our 9.875% senior subordinated notes are purchased at the closing of the debt tender offer.

(8)	Reflects the income tax effects of the pro forma adjustments for the Transactions at a statutory income tax rate of 39.5%.

(9)	Represents the elimination of dividends on the redeemable preferred stock which were not outstanding following the Transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

      Over the past several years, the party goods industry has experienced significant changes in both distribution channels and product offerings. Although there has been consolidation in the party superstore distribution channel in the past five years, the number of party superstores continues to increase. Due, in part, to the success of the party superstore distribution channel, party goods manufacturers have broadened their product offerings to support the celebration of a greater number of occasions. The industry’s growth has been directly affected by these changes. To achieve further sales growth and expansion, we utilize a specialty sales effort to focus more closely on card and gift stores and other independent retailers and have created expansive gift lines encompassing home, baby and wedding products for general gift giving or self-purchase, principally for this distribution channel.

      Our revenues are generated from sales of approximately 38,000 SKUs consisting of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic balloons, stationery and gift items. Tableware, which is comprised of plates, cups, cutlery, napkins and tablecovers, is our core product category, with coordinating accessories such as balloons, banners, gifts and stationery, and novelties such as party favors, being offered to complement these tableware products. As a metallic balloon manufacturer, we have a strong presence in grocery, gift and floral distribution channels and have leveraged our strong presence to bring additional party goods to these markets.

Company History

      Our business was founded in 1947 as an importer and distributor of party goods and novelty items. Through internal growth and selective acquisitions, we have become a fully integrated designer, manufacturer and multi-national distributor of party goods and metallic balloons. Until 1995, we were a privately-owned business, substantially all of which was owned by John A. Svenningsen and entities controlled by him. In 1996, we completed an initial public offering after which Mr. Svenningsen and those entities continued to own approximately 71% of our common stock. Following Mr. Svenningsen’s death in 1997, we again became a private company through a recapitalization led by GSCP.

      To strengthen our position as a leader in the industry and to broaden our product line, we acquired Anagram International, Inc. and certain related companies, or Anagram, in 1998 and M&D Balloons, Inc., since renamed M&D Industries, Inc., in 2002, both of which manufacture metallic balloons.

Impact of the Transactions

      On March 26, 2004, we signed an acquisition agreement providing for a merger of AAH Acquisition with Amscan Holdings, Inc. On April 30, 2004, the merger of AAH Acquisition with and into Amscan Holdings, Inc. was completed, with Amscan Holdings, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of AAH Holdings. AAH Holdings is a Delaware corporation formed at the direction of Berkshire and Weston Presidio. We financed the acquisition with the net proceeds of the offering of the outstanding notes, initial borrowings under our new senior secured credit facility, the equity contribution by Berkshire, Weston Presidio, members of our management and other investors, and cash on hand. For a more complete description of the Transactions, see “The Transactions.”

      As a result of the Transactions, our assets and liabilities were adjusted to their fair values as of the closing. We expect these valuations to, among other items, cause a one-time increase in cost of sales in 2004 as a result of the increased value of our inventories as of the closing date. Based on our preliminary purchase price allocation, we believe that a significant amount of the excess of the total purchase price over the value of our assets and liabilities at closing will be allocated to goodwill. This preliminary purchase price allocation is subject to change upon the receipt of the results of a final independent valuation to be obtained and will be subject to annual impairment review. We have also increased our aggregate borrowings and repaid certain of our prior indebtedness in connection with the new financing arrangements that we entered into in connection with the Transactions.

      For the purposes of management’s discussion and analysis of financial condition and results of operations, financial information for the Predecessor and the Successor have been combined to compare year to date information and therefore the terms “we,” “us” and “ours” refers to Amscan Holdings, Inc. and its subsidiaries for all periods presented.

Critical Accounting Policies and Estimates

      Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, which require us to make estimates and assumptions. We believe that the following significant accounting policies may involve a higher degree of judgment and complexity.

      Revenue Recognition. Our terms of sale are principally freight on board shipping point and, accordingly, title and the risks and rewards of ownership are transferred to the customer, and revenue is recognized, when goods are shipped. We estimate reductions to net sales for volume-based rebate programs at the same time sales are recognized. Should customers earn rebates higher than estimated by us, additional reductions to net sales may be required.

      Royalty Agreements. Commitments for minimum payments under royalty agreements, a portion of which may be paid in advance, are charged to expense ratably, based on our estimate of total sales of related products. If all or a portion of the minimum guarantee subsequently appears not to be recoverable, the unrecoverable portion is charged to expense at that time.

      Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including consideration of our history of receivable write-offs, the level of past due accounts and the economic status of our customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Inventories. Our policy requires that we state our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments regarding, among other things, future demand and market conditions, current inventory levels and the impact of the possible discontinuation of product designs. If actual conditions are less favorable than those projected by us, additional inventory write-downs to market value may be required.

      Long-Lived and Intangible Assets. We review the recoverability of our long-lived assets, including definite-lived intangible assets other than goodwill, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, we evaluate long-lived assets other than goodwill based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, we may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the assets exceeds the fair value of the asset. When fair values are not readily available, we estimate fair values using expected discounted future cash flows.

      Goodwill is reviewed for potential impairment, on an annual basis or more frequently if circumstances indicate a possible impairment, by comparing the fair market value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the excess, if any, of the fair value of the reporting unit over amounts allocable to the unit’s other assets and liabilities is implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The fair value of a reporting unit refers to the amount at which the unit as a whole could be sold in a current transaction between willing parties.

      Common Stock Options. Effective with the consummation of the Transactions effective May 1, 2004, we adopted SFAS No. 123 and will expense stock options issued after such date using the fair value method as provided for in SFAS No. 148.

Factors Which Affect Our Financial Performance

      Sales Concentration. Our sales volume is concentrated with several important customers, generally party superstores. Our sales concentration also causes our receivables to be concentrated within the party superstore channel. From time to time, we have made significant additional provisions for credit losses and have restructured the terms and accounts receivable because of changes in the credit condition of certain superstore customers. Economic difficulties experienced in this channel have affected and may continue to affect our financial results.

      Design Trends and Customer Preferences. Our strategy and our relationships with our customers are dependent on our regular introduction of new designs that are attractive and distinctive. We must anticipate the tastes and preferences of party goods retailers and customers in order to compete for their business successfully. Our failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories, a shortage of products and lost sales.

      Competition. The party goods industry is highly competitive. We compete with many other companies, including smaller, independent specialty manufacturers and divisions or subsidiaries of larger companies with greater financial and other resources than we have. Some of our competitors control licenses for widely recognized images, such as cartoon or motion picture characters, and have broader access to mass market retailers that could provide them with a competitive advantage.

      Raw Material and Production Costs. The costs of our key raw materials, which are paper and petroleum-based resin, fluctuate. Generally, we absorb movements in raw material costs we consider temporary or insignificant. However, cost increases that are considered other than temporary may require that we increase our prices to maintain our margins. Customers may resist such price increases.

      Products we manufacture, primarily tableware and metallic balloons, represented approximately 65% of our net sales in 2003. During the past three years, we have invested approximately $26.0 million in printing, fabrication, packaging and other manufacturing equipment, which has allowed us to increase productivity rates, thereby lowering labor and overhead as a percentage of manufacturing costs and increasing manufacturing margins. We believe our ability to manufacture approximately 65% of our products enables us to lower production costs by optimizing production while minimizing inventory investment, to ensure product quality through rigid quality control procedures during production and to be responsive to our customers’ product design demands.

      Interest Rates. Although we may utilize interest rate swap agreements to manage the market risk associated with fluctuations in interest rates, we are exposed to fluctuations in interest rates on a significant portion of our variable rate debt.

      Exchange Rates. We are exposed to foreign currency risk, predominantly in European countries, principally from fluctuations in the Euro and British Pound and their impact on sales of our products in foreign markets. Although we periodically enter into foreign currency forward contracts to hedge against the earnings effects of such fluctuations, we may not be able to hedge such risks completely or permanently.

Results of Operations

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      The following table sets forth selected information from our consolidated financial statements of operations expressed as a percentage of net sales.

	Six Months Ended
	June 30,

	2004	2003

Net sales	100.0%	100.0%
Cost of sales	66.9	67.7

Gross profit	33.1	32.3
Operating expenses:
Selling expenses	9.3	9.0
General and administrative expenses	7.9	7.9
Art and development costs	2.6	2.4
Provision for doubtful accounts	0.5	1.0
Non-recurring expenses related to the Transactions	6.0
Restructuring charges		0.4

Total operating expenses	26.3	20.7

Income from operations	6.8	11.6
Interest expense, net	6.7	6.5
Undistributed loss in unconsolidated joint venture	0.2
Other income, net

(Loss) income before income tax expense and minority interests	(0.1)	5.1
Income tax (benefit) expense		2.0
Minority interests

Net (loss) income	(0.1)%	3.1%

      Net Sales. Net sales of $196.8 million for the six months ended June 30, 2004 were $4.0 million or 2.0% lower than net sales for the six months ended June 30, 2003 principally due to a general softness in retail markets as well as lower net sales to party superstores, as certain national chains rationalized inventories during the first half of 2004 and certain seasonal shipments shifted from the second quarter into the latter half of 2004. In addition, during the second quarter of 2004, we experienced inventory shortages on certain products related to a production disruption at one of our foreign vendors. The decrease in sales was partially offset by higher net international sales, principally as a result of foreign currency exchange fluctuations as well as increases in sales volume.

      Gross Profit. Gross profit margin for the six months ended June 30, 2004 was 33.1% or 80 basis points higher than for the comparable period in 2003. The improvement in gross profit margin principally reflects manufacturing, distribution and other synergies arising from the completion of integration of M&D Industries, Inc., our 2002 balloon business acquisition, the rationalization of our metallic balloon operations and the elimination of redundant distribution costs incurred in the first quarter of 2003 arising from the transition from four to three east coast distribution facilities. These improvements were partially offset by the increase in cost of sales as a result of the write-up of inventories in purchase accounting.

      Operating Expenses. Selling expenses of $18.4 million for the six months ended June 30, 2004 were $0.3 million higher than for the six months ended June 30, 2003, primarily due to increased showroom expenses. As a percentage of net sales, selling expenses were 9.3%, or 0.3% higher than in 2003, as the decrease in sales during the first half of 2004 occurred principally in non-commissioned sales.

      General and administrative expenses of $15.6 million for the six months ended June 30, 2004 were $0.2 million lower than for the six months ended June 30, 2004. As a percentage of net sales, general and administrative expenses were 7.9% for each the six months ended June 30, 2004 and 2003, respectively. The net decrease in general and administrative expenses principally reflects lower consulting and professional fees and the elimination of general and administrative expenses as a result of the closure, in

2003, of certain international facilities and the contribution, in December 2003, of our metallic balloon distribution operations located in Mexico to a newly created joint venture. The joint venture distributes certain metallic balloons principally in Mexico and Latin America. These decreases in general and administrative expenses were partially offset by management fees to our principal investors and higher amortization of other intangible assets, based on a preliminary purchase price allocation.

      Art and development costs of $5.1 million for the six months ended June 30, 2004 were $0.3 million higher as compared to 2003 principally due to increased development of custom product lines. As a percentage of net sales, art and development costs were 2.6% for the six months ended June 30, 2004 or 0.2% higher than in 2003.

      Provision for doubtful accounts for the six months ended June 30, 2004 was $1.1 million or 0.5% of net sales, as compared to $2.0 million or 1.0% of net sales for six months ended June 30, 2003. During the second quarter of 2003, a customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, we charged $1.6 million to the provision for doubtful accounts during the second quarter of 2003. This customer accounted for approximately 1.7% of our consolidated net sales for the six months ended June 30, 2003.

      In connection with the merger in April 2004, we recorded non-recurring expenses of $11.8 million comprised of $6.2 million of debt retirement costs and the write-off of $5.5 million of deferred financing costs associated with the repayment of debt in connection with the Transactions.

      During the six months ended June 30, 2003, we incurred restructuring charges of $0.8 million, resulting from the consolidation of certain domestic and foreign distribution operations, and the integration of M&D Industries, Inc. into our operations.

      Interest Expense. Interest expense, net, of $13.1 million for the six months ended June 30, 2004 was $0.1 million lower than for the six months ended June 30, 2003, principally due to the impact of lower interest rates partially offset by higher average borrowings.

      Undistributed Loss in Unconsolidated Joint Venture. Undistributed loss in unconsolidated joint venture represents our share of the venture’s start-up losses, including the elimination of intercompany profit in the joint venture’s inventory on hand at June 30, 2004.

      Income Taxes. Income taxes for the six months ended June 30, 2004 and 2003 were based upon estimated consolidated effective income tax rates of 39.5% for the years ending December 31, 2004 and 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      The following table sets forth selected information from our consolidated financial statements of operations expressed as a percentage of net sales.

	Year Ended
	December 31,

	2003	2002

Net sales	100.0%	100.0%
Cost of sales	66.8	65.6

Gross profit	33.2	34.4
Operating expenses:
Selling expenses	9.1	9.0
General and administrative expenses	7.9	8.3
Provision for doubtful accounts	0.6	0.8
Art and development costs	2.3	2.7
Write-off of deferred financing and IPO-related costs	—	0.6
Restructuring charges	0.3	0.4

Total operating expenses	20.2	21.8

Income from operations	13.0	12.6
Interest expense, net	6.5	5.6
Gain on sale of available-for-sale securities	(0.3)	—
Other income, net	—	(0.1)

Income before income taxes and minority interests	6.8	7.1
Income tax expense	2.5	2.8
Minority interests	—	—

Net income	4.3%	4.3%

      Net Sales. Net sales of $402.8 million for the year ended December 31, 2003 were $17.2 million, or 4.5%, higher than net sales for the year ended December 31, 2002. During 2003, our domestic sales of party goods, including metallic balloons, grew by 3.1% over 2002. Contract manufacturing, whereby we manufacture products for third parties increased by 17.5% during 2003, as compared to 2002. International net sales reported for 2003 increased by 5.3%, principally as a result of favorable foreign currency exchange fluctuations. Domestic sales performance during 2003 was adversely affected by general economic conditions, which resulted in a weak retail environment and, during the first quarter of 2003, severe weather conditions and a one-time transition cost of $0.7 million associated with the modification of a discount program.

      Gross Profit. Gross profit margin for the year ended December 31, 2003 of 33.2% was 1.2% lower than for the year ended December 31, 2002. Gross profit margin for 2003 reflects the impact of product sales and customer mix, particularly increased sales of solid color tableware and contract manufacturing, and additional depreciation and amortization and equipment rental costs associated with the new distribution facility that became operational in the fourth quarter of 2002. Gross profit margin for 2003 also reflects additional production costs incurred during the first and second quarters of 2003 in connection with the integration of M&D Industries, redundant costs in the amount of $0.8 million arising from our transition from four to three east coast distribution facilities and additional distribution costs incurred as a result of severe weather conditions during the first quarter of 2003, partially offset by operating efficiencies from the transition to the new distribution facility.

      Operating Expenses. Selling expenses of $36.5 million for the year ended December 31, 2003 were $1.9 million higher than for the year ended December 31, 2002, principally due to the inclusion of the operating results of M&D Industries for two additional months in 2003 and the continued development of our specialty sales effort. Selling expenses, as a percentage of net sales, increased from 9.0% in 2002 to 9.1% in 2003.

      General and administrative expenses of $31.9 million for the year ended December 31, 2003 were relatively consistent with the year ended December 31, 2002, as increased insurance and occupancy costs were offset by synergies realized from the consolidation of M&D Industries’ administrative functions into our existing operations. As a percentage of sales, general and administrative expenses decreased by 0.4% to 7.9% for 2003.

      During the second quarter of 2003, a customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, we charged $1.8 million to the provision for doubtful accounts during the year ended December 31, 2003. This customer accounted for approximately 2.1% of our net sales for 2003. We do not believe the potential loss of this customer will have a material adverse effect on our future results of operations or our financial condition.

      Art and development costs of $9.4 million for the year ended December 31, 2003 were $0.9 million lower than for the year ended December 31, 2002, principally due to synergies realized from the integration of M&D Industries’ art and development departments into our existing operations. As a percentage of sales, art and development costs decreased by 0.4% to 2.3% for 2003.

      During the fourth quarter of 2002, we amended and restated our credit facility with various lenders, which resulted in a $1.5 million write-off of deferred financing costs associated with the facility. Additionally, during the fourth quarter of 2002, we decided not to pursue an IPO, given the valuations available in the equity markets at that time, which resulted in a $0.8 million write-off of costs associated with the contemplated IPO. On March 12, 2003, we filed a Form RW with the SEC withdrawing our registration statement for the IPO.

      During the years ended December 31, 2003 and 2002, we incurred restructuring charges of $1.0 million and $1.7 million, respectively, resulting from the consolidation of certain domestic and foreign distribution operations, in addition to the ongoing integration of M&D Industries. The further consolidation of domestic distribution operations may result in additional restructuring charges in subsequent periods.

      In addition, in 2003 we closed our flexible packaging operations in Manteno, Illinois and completed the consolidation of our operations in Spain and France into our operations in the United Kingdom. These operations had operating losses in 2003 of $0.8 million and $0.3 million, respectively.

      Interest Expense, Net. Interest expense of $26.4 million (net of interest income of $0.2 million) for the year ended December 31, 2003 was $4.6 million higher than for the year ended December 31, 2002 and reflects the impact of higher average borrowings and a higher average effective interest rate, which was 8.8% in 2003 versus 7.2% in 2002. We incurred a higher average effective interest rate in 2003 as a result of the amortization of the original issue discount and the 2% LIBOR floor of our amended and restated credit facility.

      Gain on Sale of Available-for-Sale Securities. During the year ended December 31, 2003, we sold shares of common stock of a customer which we received in connection with the customer’s reorganization in bankruptcy. We received net proceeds of approximately $2.0 million and recognized a gain of $1.5 million.

      Income Taxes. Income taxes for the years ended December 31, 2003 and 2002 were provided for at consolidated effective income tax rates of 36.8% and 39.5%, respectively. Our effective income tax rates exceed the federal statutory income tax rate primarily due to state income taxes, partially offset, for the year ended December 31, 2003, by the benefit of foreign tax credits.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      The following table sets forth selected information from our consolidated financial statements of operations expressed as a percentage of net sales.

	Year Ended
	December 31,

	2002	2001

Net sales	100.0%	100.0%
Cost of sales	65.6	65.2

Gross profit	34.4	34.8
Operating expenses:
Selling expenses	9.0	9.1
General and administrative expenses	8.3	9.7
Provision for doubtful accounts	0.8	1.1
Art and development costs	2.7	2.5
Write-off of deferred financing and IPO-related costs	0.6	—
Restructuring charges	0.4	—

Total operating expenses	21.8	22.4

Income from operations	12.6	12.4
Interest expense, net	5.6	7.0
Other income, net	(0.1)	—

Income before income taxes and minority interests	7.1	5.4
Income tax expense	2.8	2.1
Minority interests	—	—

Net income	4.3%	3.3%

      Net Sales. Net sales of $385.6 million for the year ended December 31, 2002 were $40.4 million, or 11.7%, higher than net sales for the year ended December 31, 2001. During 2002, our net sales of party goods to the party superstore distribution channel grew by 5.3%. Our specialty sales effort, which brings party goods and related gift products to card and gift stores and other independent retailers, achieved 42.1% net sales growth during 2002. Domestic net sales of metallic balloons and flexible packaging during 2002 increased by 39.7% when compared to 2001, principally as a result of the February 2002 acquisition of M&D Industries.

      Gross Profit. Gross profit margin for year ended December 31, 2002 of 34.4% was 0.4% lower than in the year ended December 31, 2001, principally due to the impact of product mix (particularly solid color tableware), start-up costs associated with the new distribution facility, which became fully operational during the fourth quarter of 2002, and increased insurance costs, much of which was a result of the events of September 11, 2001.

      Operating Expenses. Selling expenses of $34.6 million for the year ended December 31, 2002 were $3.2 million higher than in the year ended December 31, 2001, principally due to the inclusion of the operating results of M&D Industries and the continued expansion of our specialty sales efforts. Selling expenses, as a percentage of net sales, decreased from 9.1% in 2001 to 9.0% in 2002 as we continued to leverage our sales infrastructure.

      General and administrative expenses of $32.1 million for the year ended December 31, 2002 were $1.3 million lower than in the year ended December 31, 2001. The net decrease in general and administrative expenses principally reflects the elimination of goodwill amortization in 2002, which totaled $1.6 million during 2001. The elimination of goodwill amortization was partially offset by the inclusion of the operating results of M&D Industries and increased insurance costs and employee wages. As a percentage of sales, general and administrative expenses decreased by 1.4% to 8.3% in 2002.

      The provision for doubtful accounts of $3.0 million for the year ended December 31, 2002 decreased by $0.8 million, and from 1.1% to 0.8% of net sales, compared to the year ended December 31, 2001. During the second half of 2001, a customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, we charged $2.5 million to the provision for doubtful accounts to fully provide for this customer’s accounts receivable balance. The customer accounted for 2.1% of our net sales in 2001.

      Art and development costs of $10.3 million for the year ended December 31, 2002 were $1.5 million higher as compared to the year ended December 31, 2001, principally due to an increase in staff and the inclusion of the operating results of M&D Industries. As a percentage of sales, art and development costs increased by 0.2% to 2.7% in 2002.

      During the fourth quarter of 2002, we amended and restated our credit facility with various lenders, which resulted in a $1.5 million write-off of deferred financing costs associated with the facility. Additionally, during the fourth quarter of 2002, we decided not to pursue an IPO, given the valuations available in the equity markets at that time, which resulted in a $0.8 million write-off of costs associated with the contemplated IPO. On March 12, 2003, we filed a Form RW with the SEC withdrawing our registration statement for the IPO.

      During 2002, we incurred charges of $0.6 million resulting from the consolidation of the fabrication operations of M&D Industries. In addition, we incurred charges of $0.4 million and $0.7 million relating to the consolidation of certain domestic and foreign distribution operations, respectively.

      Interest Expense, Net. Interest expense of $21.8 million (net of interest income of $0.2 million) for the year ended December 31, 2002 was $2.3 million lower than for the year ended December 31, 2001, reflecting lower average interest rates, which were 7.2% in 2002 versus 8.4% in 2001, partially offset by higher average borrowings.

      Income Taxes. Income taxes for the years ended December 31, 2002 and 2001 were provided for at a consolidated effective income tax rate of 39.5%. The effective income tax rate exceeds the federal statutory income tax rate primarily due to state income taxes.

Liquidity and Capital Resources

      As part of the Transactions, we issued the outstanding notes, entered into a new senior secured credit facility and obtained certain equity investments. Our new senior secured credit facility provides us with a $205.0 million term loan, maturing in 2012, and up to $50.0 million in available revolving credit borrowings, maturing in 2010. We borrowed the full amount available under the term loan facility and a portion of the revolving credit facility to consummate the Transactions. Our new senior secured credit facility contains financial covenants and maintenance tests, including a minimum interest coverage test and a maximum total leverage test, and restrictive covenants, including restrictions on our ability to make capital expenditures.

      Our new senior secured credit facility is secured by substantially all of our assets and the assets of some of our subsidiaries, and by a pledge of all of our and all of our domestic subsidiaries’ capital stock and a portion of our wholly owned foreign subsidiaries’ capital stock. We terminated our previously existing senior secured credit facility concurrent with the closing of the offering of the outstanding notes and our new senior secured credit facility. See “Description of Our Other Indebtedness — Our New Senior Secured Credit Facility.”

      In addition to our new senior secured credit facility, we have a 400,000 Canadian dollar denominated revolving credit facility which bears interest at the Canadian prime rate plus 0.6% and expires on June 30, 2005, a 1.0 million British Pound Sterling denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% and expires on May 31, 2005, and a $1.0 million revolving credit facility which bears interest at LIBOR plus 1.0% and expires on December 31, 2004. We expect to renew these revolving credit facilities upon expiration. No borrowings were outstanding under these revolving credit facilities at June 30, 2004.

      We financed the cost to purchase property in 2000 and to construct a new domestic distribution facility completed in 2001, for a total cost of $30.2 million, using borrowings under our then existing revolving credit facility and, in 2001, the proceeds from the issuance of Series A Redeemable Convertible Preferred Stock of $6.0 million and long-term borrowings consisting of a first and second lien mortgage note in the original principal amount of $10.0 million each with a financial institution and the New York State Job Development Authority, respectively. The first lien mortgage note bore interest at LIBOR plus 2.75%. On April 30, 2004, in connection with the Transactions, the first lien mortgage note was paid in full and, as a result, the related interest rate swap agreement was terminated at a cost of $0.7 million. The second lien mortgage note bears interest at the rate of 3.31%, and is subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. This mortgage note is for a term of 96 months and requires monthly payments based on a 180-month amortization period with a balloon payment upon maturity in January 2010.

      We have several non-cancelable operating leases principally for office, distribution and manufacturing facilities, showrooms and warehouse equipment. These leases expire on various dates through 2017 and generally contain renewal options and require us to pay real estate taxes, utilities and related insurance costs. Rental expense for the years ended December 31, 2003 and 2002, totaled $13.3 million and $12.7 million, respectively. The minimum lease payments currently required under non-cancelable operating leases for the year ending December 31, 2004 approximate $10.5 million.

      We expect that cash generated from operating activities and availability under our new senior secured credit facility will be our principal sources of liquidity. Based on our current level of operations and anticipated cost savings and operational improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility will be adequate to meet out liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operational improvements will be realized on schedule, or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs. See “Risk Factors — To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.”

Cash Flow Data — Six Months Ended June 30, 2004 Compared to Six Months Ended
June 30, 2003

      Net cash provided by operating activities during the six months ended June 30, 2004 and 2003, totaled $14.4 million and $8.8 million, respectively. Net cash flow provided by operating activities before changes in operating assets and liabilities for the six months ended June 30, 2004 and 2003, was $21.5 million and $19.4 million, respectively. Changes in operating assets and liabilities for the six months ended June 30, 2004 and 2003, resulted in the use of cash of $7.1 million and $10.6 million, respectively.

      During the six months ended June 30, 2004, net cash used in investing activities of $534.6 million consisted of cash paid of $530.0 million to consummate the Transactions in connection with the merger on April 30, 2004 and $4.8 million additional investments in distribution and manufacturing equipment, partially offset by proceeds from the sales of equipment and available-for-sale securities. Net cash used in investing activities during the six months ended June 30, 2003 of $7.5 million primarily consisted of additional investments in distribution and manufacturing equipment.

      During the six months ended June 30, 2004, net cash provided by financing activities of $490.2 million included proceeds totaling $378.9 million from short-term borrowings under the revolver and debt issued in connection with the Transactions, net of deferred financing costs of $12.7 million. Net cash provided by financing activities for the six months ended June 30, 2004, also included capital contributions in connection with the merger and the repayment of a note receivable by an employee partially offset by scheduled payments on the then existing term loan and other long-term obligations, a required prepayment of the then existing term loan of $20.2 million based on our excess cash flows for the year ended December 31, 2003 and debt retirement costs totaling $6.2 million paid in connection with the Transactions. During the six months ended June 30, 2003, net cash used in financing activities of $1.6 million consisted of the scheduled payment on the then existing term loan and other long-term obligations, the purchase of common stock from the Chief Executive Officer, partially offset by proceeds from the exercise of stock options and the repayment of the note from the Chief Executive Officer.

Cash Flow Data — Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Net cash provided by operating activities during the years ended December 31, 2003 and 2002, totaled $42.1 million and $20.3 million, respectively. Net cash flow provided by operating activities before changes in operating assets and liabilities for the years ended December 31, 2003 and 2002, was $42.1 million and $40.9 million, respectively. Changes in operating assets and liabilities for the year ended December 31, 2003 offset, principally reflecting our efforts to reduce our investment in working capital. Changes in operating assets and liabilities, net of acquisition, for the year ended December 31, 2002 resulted in the use of cash of $20.6 million.

      Net cash used in investing activities during the year ended December 31, 2003 of $10.3 million consisted of additional investments in distribution and manufacturing equipment and other assets partially offset by proceeds of $2.2 million received from both the disposal of equipment and the sale of a portion of our investment in the common stock of a customer received in connection with the customer’s reorganization in bankruptcy. Net cash used in investing activities during the year ended December 31, 2002 of $30.7 million consisted of $13.5 million relating to the acquisition of M&D Industries, $17.7 million of capital expenditures, including $3.1 million for equipment for the new domestic distribution facility, and $0.5 million of proceeds from disposal of property and equipment.

      During the year ended December 31, 2003, net cash used in financing activities of $4.2 million consisted of the scheduled payments on the term loan under our prior senior secured credit facility and other long-term obligations and the purchase of common stock from both our Chief Executive Officer and President, partially offset by proceeds from the exercise of stock options and the repayment of the notes receivable by both the Chief Executive Officer and President. During the comparable period in 2002, net cash provided by financing activities of $11.4 million consisted of net proceeds from the term loan under our prior senior secured credit facility of $164.0 million, which were used to repay a previous term loan and revolver borrowings at the closing date and to pay certain fees and expenses associated with the refinancing, scheduled payments of other long-term obligations totaling $3.1 million, and loans to officers under notes totaling $0.2 million.

Cash Flow Data — Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net cash provided by operating activities during the years ended December 31, 2002 and 2001, totaled $20.3 million and $26.3 million, respectively. Net cash flow provided by operating activities before changes in operating assets and liabilities for the years ended December 31, 2002 and 2001, was $40.9 million and $33.3 million, respectively. Changes in operating assets and liabilities, net of acquisition, for the years ended December 31, 2002 and 2001 resulted in the use of cash of $20.6 million and $7.0 million, respectively. The changes in operating assets and liabilities principally reflect increased working capital requirements consistent with our sales growth and, in 2002, increased inventory levels associated with our transition to our new domestic distribution facility during the fourth quarter.

      Net cash used in investing activities during the year ended December 31, 2002 of $30.7 million included $13.5 million relating to the acquisition of M&D Industries, $17.7 million of capital expenditures, including $3.1 million for equipment for the new domestic distribution facility, and $0.5 million of proceeds from disposal of property and equipment. Net cash used in investing activities during the year ended December 31, 2001 consisted of $37.4 million of capital expenditures, including $21.8 million of costs to complete the construction of our new distribution facility and $6.3 million to acquire related distribution equipment.

      During the year ended December 31, 2002, net cash provided by financing activities of $11.4 million consisted of net proceeds from the term loan under our prior senior secured credit facility of $164.0 million, which were used to repay a previous term loan and revolver borrowings at the closing date and to pay certain fees and expenses associated with the refinancing, scheduled payments or other long-term obligations totaling $3.1 million, and loans to officers under notes totaling $0.2 million. During the year ended December 31, 2001, net cash provided by financing activities of $11.0 million included the proceeds of $6.0 million from the issuance of 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP and the net proceeds from the two $10.0 million mortgage loans noted above. During 2001, we also repaid borrowings under our prior revolving credit facility and term loan and other obligations totaling $13.5 million and made loans to officers under notes of $1.0 million.

Contractual Obligations

      Our contractual obligations at December 31, 2003, after giving pro forma effect to the Transactions, are summarized by the year in which the payments are due in the following table (in thousands):

							More than
	Total	2004	2005	2006	2007	2008	5 Years

Long-term debt obligations	$389,497	$2,063	$2,612	$2,631	$2,651	$2,671	$376,869
Capital lease obligations(1)	264	96	103	65	—	—	—
Operating lease obligations(2)	45,667	10,500	9,344	7,456	6,331	1,801	10,235
Open purchase obligations(3)	916	916	—	—	—	—	—

Total contractual obligations	$436,344	$13,575	$12,059	$10,152	$8,982	$4,472	$387,104

(1)	We have entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.85% to 9.20% that extend to 2006.

(2)	We have several non-cancelable operating leases principally for office, distribution and manufacturing facilities, showrooms and warehouse equipment that expire on various dates through 2017.

(3)	Represent payments required by non-cancelable purchase orders related to capital expenditures.

      At June 30, 2004, standby letters of credit totaling $7.1 million were outstanding and we had $11.6 million of borrowings outstanding under our revolving loan.

      In addition to the obligations set forth above, we executed a management agreement with Berkshire Partners LLC and Weston Presidio in connection with the Transactions. Berkshire Partners LLC and Weston Presidio will be paid an aggregate annual management fee of $1.25 million.

Off-Balance Sheet Arrangements

      We do not have any material off-balance sheet arrangements.

Effects of Inflation

      Inflation has not had a material impact on our operations during the past three years.

Recently Issued Accounting Standards

      In July 2002, Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 (“EITF No. 94-3”), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146

requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date an entity committed to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN No. 46”). FIN No. 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. The consolidation provisions of FIN No. 46 apply immediately to variable interests in VIEs created after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period ended after March 15, 2004, except for special purpose entities for which the effective date is periods ended after December 31, 2003. We have performed an evaluation to identify such entities and do not believe that any entities fall within the scope of this standard.

      Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to our consolidated financial statements.

Quarterly Results (Unaudited)

      Despite a concentration of holidays in the fourth quarter of the year, as a result of our expansive product lines and customer base and increased promotional activities, the impact of seasonality on our quarterly results of operations in recent years has been limited. Promotional activities, including special dating terms, particularly with respect to Halloween and Christmas products sold in the third quarter, and the introduction of our new everyday products and designs during the fourth quarter result in higher accounts receivables and inventory balances and higher interest costs to support these balances. The following table sets forth our historical net sales, gross profit, income from operations and net income, by quarter, for 2003 and 2002.

	Three Months Ended

	March 31,		June 30,		September 30,		December 31,

	(In thousands)
2003
Net sales	$99,844		$100,996		$103,220		$98,756
Gross profit	32,875		32,046		34,978		33,792
Income from operations	12,374	(1)	11,016	(1)(2)	14,378	(1)(2)	14,493
Net income	3,462	(1)	2,706	(1)(2)	5,226	(1)(2)(3)	5,769	(3)
2002
Net sales	$95,908		$94,129		$100,226		$95,340
Gross profit	34,232		32,150		34,465		31,776
Income from operations	15,626		11,847	(1)	14,137	(1)	7,105	(1)(2)(4)
Net income	6,231		3,940	(1)	5,436	(1)	858	(1)(2)(4)

(1)	We incurred restructuring charges of $0.3 million, $0.5 million and $0.2 million during the first, second and third quarters of 2003, respectively, and $0.2 million, $0.6 million and $0.9 million during the second, third and fourth quarters of 2002, respectively. These charges resulted from the consolidation of certain domestic and foreign distribution operations, in addition to the ongoing integration of M&D Industries.

(2)	During the second quarter of 2003, a customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, we charged a total of $3.3 million to the provision for doubtful accounts, of which approximately $1.5 million, $1.6 million and $0.2 million were charged during the fourth quarter of 2002 and the second and third quarters of 2003, respectively. This customer accounted for approximately 2.1% of our net sales for the year ended December 31, 2003. We do not believe the potential loss of this customer will have a material adverse effect on our future results of operations or our financial condition.

(3)	We recognized gains of $1.0 million and $0.5 million during the third and fourth quarter of 2003, respectively, from the sale of shares of common stock of a customer which we had received in connection with the customer’s reorganization in bankruptcy.

(4)	During the fourth quarter of 2002, we amended and restated our credit facility with various lenders, which resulted in a write-off of $1.5 million of deferred financing costs associated with the facility at that time. Additionally, during the fourth quarter of 2002, we decided not to pursue an IPO of shares of our common stock, given the valuations available in the equity markets at that time, which resulted in a $0.8 million write-off of costs associated with the contemplated IPO. On March 12, 2003, we filed a Form RW with the SEC withdrawing our registration statement for the IPO.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

      Our earnings are affected by changes in interest rates as a result of our variable rate indebtedness. However, we utilize interest rate swap agreements to manage the market risk associated with fluctuations in interest rates. If market interest rates for our variable rate indebtedness averaged 2% more than the interest rate actually paid for the six months ended June 30, 2004 and 2003, our interest expense, after considering the effects of our interest rate swap agreements, would have increased, and income before income taxes and minority interest would have decreased, by $1.7 million and $1.3 million, respectively. If market interest rates for our variable rate indebtedness averaged 2% more than the interest rate actually paid for the years ended December 31, 2003, 2002 and 2001, our interest expense, after considering the effects of our interest rate swap agreements, would have increased, and income before income taxes would have decreased, by $2.1 million, $3.4 million and $2.2 million, respectively. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowings and interest rate swap agreements. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that we would take and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

Foreign Currency Risk

      Our earnings are also affected by fluctuations in the value of the United States dollar as compared to foreign currencies, predominately in European countries, as a result of the sales of our products in foreign markets. Although we periodically enter into foreign currency forward contracts to hedge against the earnings effects of such fluctuations, we may not be able to hedge such risks completely or permanently. A uniform 10% strengthening in the value of the U.S. dollar relative to the currencies in which our foreign sales are denominated would have resulted in a decrease in gross profit of $0.9 million and $0.8 million for the six months ended June 30, 2004 and 2003. A uniform 10% strengthening in the value of the U.S. dollar relative to the currencies in which our foreign sales are denominated would have resulted in a decrease in gross profit of $1.7 million, $1.5 million and $1.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. These calculations assume that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which could change the U.S. dollar value of the resulting sales, changes in exchange rates may also affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency prices.

BUSINESS

Our Company

      We believe we are a leading designer, manufacturer and distributor of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. We offer one of the broadest and deepest party goods product lines in the industry with approximately 38,000 stock keeping units, or SKUs, consisting of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic balloons, stationery and gift items. Our gift and stationery product lines encompass home, baby and wedding products for general gift giving or self-purchase. We sell our products through party superstores, other party goods retailers, independent card and gift stores, and other retailers and distributors throughout the world, including North America, South America, Europe, Asia and Australia. In the aggregate, we supply more than 40,000 retail outlets domestically and internationally. We believe we are the leading supplier to the party superstore distribution channel in the United States, which represented approximately 41% of our net sales in 2003. Our net sales to party superstores have grown at a compound annual growth rate of 9.2% during the past five years. In addition, we have developed a specialty sales effort that focuses on card and gift stores and other independent retailers. We manufactured items representing approximately 65% of our net sales in 2003 and purchased the remainder from third-party manufacturers, many of whom are located in Asia.

      We design, manufacture and market party goods for a wide variety of occasions including seasonal and religious holidays, special events and themed celebrations. Our seasonal ensembles enhance holiday celebrations throughout the year including New Year’s, Valentine’s Day, St. Patrick’s Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. Our special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, bridal and baby showers and anniversaries. Our theme-oriented ensembles include Bachelorette, Card Night, Hawaiian Luaus, Mardi Gras, Fifties Rock-and-Roll Parties, Summer Fun, Patriotic and Western. In 2003, approximately 80% of our net sales consisted of products designed for non-seasonal occasions, with the remaining 20% comprised of items used for holidays and seasonal events throughout the year.

      We have grown in recent years through a combination of organic growth and acquisitions, with net sales increasing from $208.8 million in 1997 to $402.8 million in 2003, representing a compound annual growth rate of 11.6%.

Our Competitive Strengths

      We believe we are distinguished by the following competitive strengths:

Market Leading Positions

      We believe we are one of the largest manufacturers and distributors of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. In 2003, we estimate that we supplied in excess of 20% of the party goods purchased by companies in the party superstore distribution channel, which is the largest distribution channel for party supplies. We have long-term relationships with all major party superstore chains, including Party City Corporation, Factory Card & Party Outlet Corp., Party America, Party Concepts and iParty Corp. Our practice of including party good retailers in all facets of our product development is a key element of our sales and marketing efforts and we believe further fortifies our client relationships within the party superstore distribution channel. Our metallic balloons are sold throughout the world and consist of approximately 11,000 SKUs. Many of our balloons feature complex shapes and designs and many of the most popular licensed characters.

Expansive Product Breadth

      With approximately 38,000 SKUs in total, we offer one of the broadest and deepest product lines in the industry and allow convenient “one-stop shopping” for both large party superstores and smaller retailers. Our offerings include over 400 party ensembles, which range from approximately 30 to

150 design-coordinated items spanning tableware, accessories, novelties, decorations and gifts. Furthermore, our products span a wide range of lifestyle events from age-specific birthdays to theme parties and sporting events, as well as holidays. Approximately 80% of our net sales in 2003 consisted of items designed for non-seasonal occasions. The breadth of these ensembles encourages additional sales for a single occasion, while also providing retailers with greater convenience and the opportunity to reduce their number of vendor relationships. We also have a strong portfolio of over 150 character and design licenses, including licenses from Disney, Nickelodeon and Warner Brothers.

Innovative Product Development and Design Capabilities

      Our 119 person in-house design staff continuously develops fresh, innovative and contemporary product designs and concepts. Our continued investment in art and design results in a steady supply of fresh ideas and the creation of complex, unique ensembles that appeal to customers. In 2003, for example, we introduced over 5,000 new SKUs and 42 new party ensembles. Our proprietary designs help us to differentiate our product offerings from the competition and to further strengthen our relationships with party goods retailers. Our customers identify us as a reliable source for the latest product designs, a key differentiating factor among other low-cost party goods suppliers.

State-of-the-Art Manufacturing and Distribution Technology

      Our highly automated, vertically integrated manufacturing capabilities, or our ability to perform each of the steps in the process of converting raw materials into our finished products, enable us to control costs, monitor product quality and efficiently manage inventory investment and order fulfillment. We believe our Minnesota balloon plant uses the most advanced printing and fabrication technology in the world. In addition, we manufacture products for third parties who are seeking to benefit from our manufacturing expertise and technology.

      Our distribution facilities in the United States represent more than 1,000,000 square feet in the aggregate and enable us to distribute our products directly to many customers throughout North America. Our distribution capabilities provide essential warehousing and logistics for key party superstore customers, many of whom lack their own warehouse facilities. Our electronic-order entry and information systems allow us to manage our inventory with minimal waste, achieve average fill rates in excess of 90% and provide quick order turnaround times generally between 24 and 48 hours.

Low Cost Global Sourcing

      To better control costs, we outsource the manufacturing of products that require labor-intensive manufacturing processes. We domestically manufacture paper and plastic tableware products. The importing of these products from Asia is uneconomical principally for the following reasons: (i) the high freight costs of these products due to their high bulk-to-value ratio and (ii) the automated nature of the manufacturing process associated with these products.

      Those products not manufactured by us are generally purchased from independently owned manufacturers, many of whom are located in Asia and with whom we have longstanding relationships. Our two largest suppliers substantially operate as our exclusive suppliers and represent relationships that have been in place for more than 15 years. We believe that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. Our business, however, is not dependent upon any single source of supply for these products.

Highly Experienced Senior Management

      Our Chief Executive Officer, Gerald C. Rittenberg, has over 25 years of experience in the decorative party goods industry, and our President and Chief Operating Officer, James M. Harrison, has over 15 years of experience in this industry. Under their leadership, our net sales have grown from $208.8 million in 1997 to $402.8 million in 2003, a compound annual growth rate of 11.6%. Our senior management also has a demonstrated track record of integrating acquisitions and achieving significant cost savings.

Our Strategy

      Our objective is to be the primary source for consumers’ party goods requirements and a recognized supplier of quality stationery and gift items. The key elements of our strategy are as follows:

Build upon Position as a Leading Provider to Party Goods Retailers

      We will continue to offer convenient “one-stop shopping” for both large party superstores and smaller party goods retailers. We will seek to grow our sales to existing stores by increasing our share of sales volume and shelf space, continuing to develop innovative new products and helping retailers promote coordinated ensembles that increase average purchase volume per consumer through “add-on” or impulse purchases. Given our position in the party superstore distribution channel and the strength of our relationships with all major party superstore chains, we expect our sales will continue to grow as new party superstores are opened.

Increase Penetration in Independent Retail Distribution Channel

      We believe there is a significant opportunity to expand our sales to card and gift stores and other independent retailers. By introducing a new gift product line and increasing our specialty sales force to its current size of approximately 112 sales professionals, our sales of gift products and party goods to this distribution channel have grown from approximately $15 million in 1999 to approximately $41 million in 2003. We have made significant investments by adding management and expanding our customer service and marketing infrastructure to support the existing specialty sales effort as well as additional sales representatives that we expect to hire. As our existing representatives become more seasoned and productive, and as we add new representatives, we expect to increase sales and profitability from this distribution channel as sales growth is achieved with relatively fixed support costs.

Capitalize on Investments in Infrastructure

      We intend to increase our net sales and profitability by leveraging the significant investments that we have made in our infrastructure. We invested approximately $38 million in a new 544,000 square foot distribution facility and related equipment that was completed in the fourth quarter of 2002. This significant investment has enabled us to consolidate our distribution capabilities and will facilitate further planned consolidation of our distribution infrastructure. We believe that the addition of this new facility provides us with state-of-the-art warehousing and distribution capabilities and additional capacity to serve anticipated future growth.

      We also intend to leverage our investment in our design capabilities and our relationships with Asian suppliers to further build our business. Under this program, we will design products and utilize our Asian suppliers as a direct source for customers who possess the necessary infrastructure, global logistics and distribution capabilities to deliver products to their outlets. This program will enable us to offer products that we currently do not sell as well as further penetrate existing and new customer accounts with minimal capital expenditures and working capital requirements. During 2003, we opened product showrooms in both New York and Hong Kong to support this program.

      We also expect to realize additional savings from the recent integration of M&D Industries into our Anagram operations, thereby rationalizing our metallic balloon operations.

Expand International Presence

      We believe there is an opportunity to expand our international business, which represented approximately 13% of our net sales in 2003. We currently have a presence in Mexico, Canada, Europe and Asia. We have our own sales professionals in Mexico, Canada, the United Kingdom and Germany, and operate through third-party sales representatives elsewhere. The market for decorative party goods outside the United States is at an early stage of development with fewer retail distribution channels than the domestic market. Our strategy is to grow our international sales by broadening our distribution network, increasing the breadth of our product lines to appeal to local tastes and holiday customs and continuing to deepen retail penetration.

Party Product Lines

      The percentage of net sales for each product line for 2003, 2002 and 2001 are set forth in the following table:

	2003	2002	2001

Party Goods	65%	67%	69%
Metallic Balloons	24	23	21
Stationery	8	7	7
Gift	3	3	3

	100%	100%	100%

      The following table sets forth the principal products in each of the product lines, excluding metallic balloons:

Party Goods	Stationery	Gift

Decorative and Solid Color Tableware Candles Cascades and Centerpieces Crepe Cutouts Flags and Banners Guest Towels Latex Balloons Party Favors Party Hats Piñatas	Baby and Wedding Memory Books Decorative Tissues Gift Wrap, Bows and Bags Invitations, Notes and Stationery Photograph Albums Ribbons Stickers and Confetti	Ceramic Giftware Decorative Candles Decorative Frames Mugs Plush Toys Wedding Accessories and Cake Tops

      Our products span a wide range of lifestyle events from age-specific birthdays to theme parties and sporting events, as well as holidays such as Halloween and New Year’s. Approximately 80% of our net sales consist of items designed for non-seasonal occasions, with the remaining 20% comprised of items used for holidays and seasonal events throughout the year. Our product offerings cover the following:

Seasonal	Themes	Everyday

New Year’s	Bachelorette	Birthdays
Valentine’s Day	Card Night	Graduations
St. Patrick’s Day	Fiesta	Weddings
Easter	Fifties Rock and Roll	Anniversaries
Passover	Hawaiian Luau	Showers
Fourth of July	Mardi Gras	First Communions
Halloween	Masquerade	Confirmations
Thanksgiving	Patriotic	Retirements
Hanukkah	Religious	Christenings
Christmas	Sports	Bar Mitzvahs
Summer Fun
Western

Manufactured Products

      We manufactured items representing approximately 65% of 2003 net sales. Our facilities in New York, Kentucky, Rhode Island, Minnesota and Mexico are highly automated and produce paper and plastic plates and cups, napkins, metallic balloons and other party and novelty items. State-of-the-art printing, forming, folding, and packaging equipment support these manufacturing operations. Given our size and sales volume, we are generally able to operate our manufacturing equipment on the basis of at least two shifts per day thus lowering production costs per unit. In addition, we manufacture products for third parties who are seeking to benefit from our manufacturing expertise and technology.

Purchased Products

      We purchased products created and designed by us, representing approximately 35% of net sales in 2003, from independently owned manufacturers, many of whom are located in Asia and with whom we have long-standing relationships. We have relationships of over 15 years with our two largest suppliers. We believe that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. Our business, however, is not dependent on any single source of supply for these products.

Raw Materials

      The principal raw materials used in manufacturing our products are paper and petroleum-based resin. While we currently purchase such raw materials from a relatively small number of sources, paper and petroleum-based resin are available from numerous sources. Therefore, we believe our current suppliers could be replaced without adversely affecting our manufacturing operations in any material respect.

Sales and Marketing

      Our principal sales and marketing efforts are conducted through a domestic direct employee sales force of 144 professionals servicing over 40,000 retail accounts as of June 30, 2004. Included in this sales force are our approximately 32 seasoned sales professionals who service the party superstore and party specialty retailer distribution channel and who, on average, have been affiliated with us for over nine years. In addition to the employee sales team, a select group of manufacturers’ representatives handle specific account situations. Employees of subsidiaries outside the United States generally service international customers.

      To focus more closely on the needs of the independent retail distribution channel, we utilize a specialty sales force that totaled 112 sales professionals as of June 30, 2004. Our specialty sales force is differentiated in the party goods industry by its ability to offer both gift products and a comprehensive line of decorative party goods and accessories. Anagram and M&D Industries utilize a group of approximately 40 independent distributors to bring their metallic balloons to the grocery, gift and floral markets, as well as to our party superstore and specialty retailer customers.

      Our practice of including party goods retailers in all facets of our product development is a key element of our sales and marketing efforts. We target important consumer preferences by integrating our own market research with the input of party goods retailers in the creation of our designs and products. In addition, our sales force provides customers with guidance in the set-up and layout of displays of our products and, from time to time, provides customers with promotional displays.

      To support our sales and marketing efforts, we produce four main decorative party product catalogues annually, three catalogues for seasonal products, one catalogue for everyday products and additional catalogues to market our metallic balloons and gift and stationery products. We have also developed a website that displays and describes our product assortment and capabilities. This website enables our key customers to access real time information regarding the status of existing orders and stock availability and to place new orders. In the future, we plan to utilize this website as a vital marketing tool, providing us with the ability to announce special product promotions and other information in an expeditious manner and to make the website available to all of our customers.

Distribution and Systems

      We ship our products directly to customers throughout the United States and Canada from distribution facilities that employ computer assisted systems. Our electronic-order entry and information systems allow us to manage our inventory with minimal waste, achieve average fill rates in excess of 90% and provide quick order turnaround times of generally between 24 to 48 hours.

      Our distribution facilities for paper party items are principally located in New York. These facilities represent more than 1,000,000 square feet in the aggregate and include a new 544,000 square foot facility which became fully operational during the fourth quarter of 2002. We distribute our metallic balloons domestically from facilities in Minnesota and New York. Products for markets outside the United States are also shipped from our distribution facilities in Mexico, the United Kingdom and Australia.

Customers

      Our customers are principally party superstores, other party goods retailers, independent card and gift retailers and other distributors. We have also expanded our presence in the gift shop, supermarket and other smaller independent retail distribution channels. In the aggregate, we supply more than 40,000 retail outlets domestically and internationally.

      We have a diverse customer base with only one customer, Party City, the nation’s largest party goods retailer, accounting for more than 10% of our net sales in 2003. For each of the years ended December 31, 2003, 2002 and 2001, sales to Party City’s corporate-owned and operated stores represented 12%, 13% and 13% of our net sales, respectively. For the years ended December 31, 2003, 2002 and 2001, sales to Party City’s franchise-owned and operated stores represented 13%, 14% and 15% of our net sales, respectively. Franchisees are financially independent from Party City and diversify our credit exposure.

Competition

      We compete on the basis of diversity and quality of our product designs, breadth of product line, product availability, price, reputation and customer service. Although we have many competitors with respect to one or more of our products, we believe that there are few competitors who manufacture and distribute products with the complexity of design and breadth of product lines that we do. Furthermore, our design and manufacturing processes create efficiencies in manufacturing that few of our competitors achieve in the production of numerous coordinated products in multiple design types.

      Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies with greater financial and other resources than ourselves. Certain of these competitors control various product licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. However, through the acquisitions of Anagram and M&D Industries, we have acquired a strong portfolio of character and design licenses for use in the design and production of our metallic balloons.

Intellectual Property

      We own copyrights on the designs we create and use on certain of our products and trademarks on certain words and designs used on or in connection with our products. We do not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on our business. We hold over 150 licenses, allowing us to use, on a non-exclusive basis, various characters and designs owned by third parties on certain of our products, principally metallic balloons, for which we pay royalty fees and, in some cases, minimum guarantees. None of these licenses, or the related royalty fees and minimum guarantees associated therewith, is individually or in the aggregate material to our business.

Employees

      As of June 30, 2004, we had approximately 1,840 employees, none of whom is represented by a labor union. We consider our relationship with our employees to be good.

Properties

      We maintain our corporate headquarters in Elmsford, New York and conduct our principal design, manufacturing and distribution operations at the following facilities:

Owned or Leased
Location	Principal Activity	Square Feet	(with Expiration Date)

Elmsford, New York	Executive Offices; showrooms; design and art production of party products and decorations	109,000 square feet	Leased (expiration date: December 31, 2007)
Harriman, New York	Manufacture of paper napkins and cups	75,000 square feet	Leased (expiration date: March 31, 2006)
Narragansett, Rhode Island	Manufacture and distribution of plastic plates, cups and bowls	277,700 square feet	Leased (expiration date: April 26, 2006)
Louisville, Kentucky	Manufacture and distribution of paper plates	189,000 square feet	Leased (expiration date: March 31, 2010)
Newburgh, New York	Manufacture of paper napkins and cups	53,000 square feet	Leased (expiration date: May 31, 2008)
Eden Prairie, Minnesota	Manufacture and distribution of balloons and accessories	115,600 square feet	Owned
Tijuana, Mexico	Manufacture and distribution of party products	75,000 square feet	Leased (expiration dates: May 16, 2006 and July 1, 2006)
Chester, New York(1)	Distribution of decorative party products	287,000 square feet	Owned
Chester, New York(2)	Distribution of decorative party and gift products	544,000 square feet	Owned
Goshen, New York	Warehousing of decorative party products	130,000 square feet	Leased (expiration date: October 31, 2006)
Milton Keynes, Buckinghamshire, England	Distribution of party products throughout the United Kingdom and Europe	110,000 square feet	Leased (expiration date: June 30, 2017)
Chanhassen, Minnesota	Distribution of balloons and accessories	62,200 square feet	Leased (expiration date: October 14, 2004)

(1)	Property subject to a ten-year mortgage securing a loan in the original principal amount of $5.9 million and bearing interest at a rate of 8.51%. The balance of the loan is due on October 1, 2004. The principal amount outstanding as of June 30, 2004 was approximately $148,000.

(2)	Property was subject to first and second lien mortgage loans in the original principal amount of $10.0 million each with a financial institution and the New York State Job Development Authority, respectively. In connection with the Transactions, we repaid the first lien mortgage note in full. The second lien mortgage note bears interest at a rate of 3.31%, subject to change under certain conditions. The second lien mortgage note is for a term of 96 months and requires monthly payments based on a 180-month amortization period with balloon payments upon maturity in January 2010. At

June 30, 2004, the principal amount outstanding under the second lien mortgage note was approximately $8.7 million.

      Additionally, we maintain smaller distribution facilities in Australia, Canada and Mexico. We also maintain sales offices in Australia, Canada, Hong Kong and Japan and showrooms in New York, California, Georgia, Texas, Canada and Hong Kong.

      We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing facilities provide sufficient production capacity for our present needs and for our anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of our products, we generally use such capacity for the manufacture of products for others pursuant to terminable agreements. All properties generally are used on a basis of two shifts per day. We also believe that upon the expiration of our current leases, we will be able either to secure renewal terms or to enter into leases for alternative locations at market terms.

Legal Proceedings

      We are a party to certain claims and litigation in the ordinary course of business. We do not believe any of these proceedings will have, individually or in the aggregate, a material adverse effect on our financial condition or future results of operations.

MANAGEMENT

Board of Directors and Executive Officers

      The following table sets forth the name, age and position of each of our directors and executive officers. Each of our directors will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Our officers are elected by our board of directors and serve at the discretion of the board of directors.

Name	Age	Position

Gerald C. Rittenberg	52	Chief Executive Officer and Director
James M. Harrison	52	President, Chief Operating Officer and Director
James F. Flanagan	52	Executive Vice President
Michael A. Correale	46	Chief Financial Officer
Michael F. Cronin	49	Director
Kevin M. Hayes	35	Director
Richard K. Lubin	58	Director
Robert J. Small	38	Chairman of the Board of Directors

      Gerald C. Rittenberg became our Chief Executive Officer in December 1997. From May 1997 until December 1997, Mr. Rittenberg served as acting Chairman of the Board. Prior to that time, Mr. Rittenberg served as the President of our predecessor company, Amscan Inc., from April 1996 to October 1996, and as our President from the time of our formation in October 1996.

      James M. Harrison became our President in December 1997 and Chief Operating Officer in March 2002. From February 1997 to March 2002, Mr. Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Chief Financial Officer and Secretary. Prior to that time, Mr. Harrison served as the Chief Financial Officer of our predecessor company, Amscan Inc., from August 1996 to February 1997.

      James F. Flanagan became our Senior Vice President in July 2001 and became our Executive Vice President in January 2002. From 1975 to July 2001, Mr. Flanagan was employed at Hallmark Cards, Inc. where he most recently served as Vice President — Sales.

      Michael A. Correale became our Chief Financial Officer in March 2002. Prior to that time, Mr. Correale served as our Vice President — Finance, from May 1997 to March 2002.

      Michael F. Cronin became one of our directors upon the consummation of the Transactions. Mr. Cronin is a Managing Partner of Weston Presidio, which he co-founded in 1991. He has invested in emerging growth companies and various industrial and service businesses since 1979. Mr. Cronin is also a director of Tekni-Plex, Inc.

      Kevin M. Hayes became one of our directors upon the consummation of the Transactions. Mr. Hayes is a General Partner of Weston Presidio and has served in that position since 2000. From 1996 to 1999, he was a Principal at Weston Presidio. Mr. Hayes is also a director of Associated Materials Incorporated.

      Richard K. Lubin became one of our directors upon the consummation of the Transactions. Mr. Lubin is a Managing Director of Berkshire Partners LLC, which he co-founded in 1986. He has been a director of many of Berkshire Partners’ manufacturing, retailing and transportation investments, and is a director of U.S. Can Corporation.

      Robert J. Small became one of our directors upon the consummation of the Transactions. Mr. Small joined Berkshire Partners LLC in 1992, became a Vice President in September 1994 and has been a Managing Director since January 2000. Mr. Small began his career as an Associate Consultant at Bain & Co. in 1988, where he worked with clients representing industries including healthcare, paper and packaging, and office equipment. Mr. Small is also a director of Hexcel Corporation.

Board of Directors

      Pursuant to the stockholders agreement of our parent, AAH Holdings, our board of directors is made up of two directors appointed by funds affiliated with Berkshire Partners LLC, two directors appointed by funds affiliated with Weston Presidio and two management representatives. Our directors appointed by Berkshire Partners are Richard K. Lubin and Robert J. Small, our directors appointed by Weston Presidio are Michael F. Cronin and Kevin M. Hayes and the management representatives are Gerald C. Rittenberg and James M. Harrison.

Compensation of Directors

      We currently do not compensate our directors other than for expense reimbursement.

Compensation of Executive Officers

Summary Compensation Table

      The following table sets forth information with respect to the compensation earned for the past three years by our Chief Executive Officer and all our other executive officers whose aggregate salary and bonus for 2003 exceeded $100,000.

					Long-Term
					Compensation
					No. of Securities
					Underlying		All Other
Name and Principal Position	Year	Salary		Bonus(a)	Options Granted		Compensation(b)

Gerald C. Rittenberg	2003	$500,000		$766,263	25	(c)	$7,694
Chief Executive Officer	2002	325,328		722,000			9,115
	2001	309,750		500,000			7,249
James M. Harrison	2003	$450,000		$689,058	25	(c)	$7,694
President and Chief	2002	303,188		649,000			9,115
Operating Officer	2001	288,750		450,000			7,382
James F. Flanagan	2003	$250,000		$150,000			$7,694
Executive Vice President	2002	250,000		150,000	2.5	(c)	3,615
	2001	74,000	(d)	125,000	2.5	(c)	—
Michael A. Correale	2003	$193,269		$75,000	4	(c)	$7,544
Chief Financial Officer	2002	183,100		75,000			9,115
	2001	168,300		40,000			7,381

(a)	Represents amounts earned with respect to the years indicated, whether paid or accrued.

(b)	Represents contributions by us under a profit sharing and savings plan, as well as insurance premiums paid by us with respect to term life insurance for the benefit of the named executive officer.

(c)	Represents options granted to named executive officer.

(d)	Mr. Flanagan became an employee on July 16, 2001.

Option Grants Table

      The following table sets forth information regarding options which were granted during 2003 to the executive officers named in the Summary Compensation Table.

		Percentage				Potential Realizable Value
	Number of	of Total				at Assumed Annual Rates of
	Securities	Options				Stock Price Appreciation
	Underlying	Granted to		Market Price		for Option Term
	Options	Employees in	Exercise	at Date of	Expiration
Name	Granted(1)	Fiscal Year	Price	Grant(2)	Date	5%	10%

Gerald C. Rittenberg	25	31.25%	$150,000	$150,000	June 19, 2006	$591,095	$1,241,253
James M. Harrison	25	31.25%	$150,000	$150,000	June 19, 2006	$591,095	$1,241,253
Michael A. Correale	4	5.00%	$150,000	$150,000	December 1, 2013	$377,337	$956,246

(1)	All options granted to Messrs. Rittenberg and Harrison listed in this column would have become exercisable on December 19, 2005 and expired three years after the date of grant. The options granted to Mr. Correale would have become exercisable ratably over five years beginning one year from the date of grant and expired ten years after the date of grant. All of the options listed above vested in connection with the Transactions and were exercised.

(2)	Assumes a fair market value of one share of the common stock of Amscan Holdings, Inc. underlying the options of $150,000 based on the value of the common stock of Amscan Holdings, Inc. at December 31, 2003.

Fiscal 2003 Year End Option Values

	Number of Securities		Value of Unexercised
	Underlying		In-the-Money Options
	Unexercised Options		at Fiscal Year End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald C. Rittenberg	16.648	25.000	$1,248,600	$—
James M. Harrison	16.268	25.000	1,269,069	—
James F. Flanagan	1.500	3.500	—	—
Michael A. Correale	2.570	4.000	198,703	—

      The value of unexercised in-the-money options is based on the value of the common stock of Amscan Holdings, Inc. of $150,000 per share at December 31, 2003. No options were exercised by the executive officers in the most recent fiscal year.

      In connection with the Transactions all options vested and with the exception of 5.607 and 2.804 options held by Messrs. Rittenberg and Harrison, respectively, all options were exercised. Messrs. Rittenberg and Harrison exchanged their 5.607 and 2.804 vested options, which had intrinsic values of $600,000 and $300,000, respectively, for vested options under the new equity incentive plan with intrinsic values of $492,000 and $245,000.

Employment Arrangements

      Employment Agreement with Gerald C. Rittenberg. Gerald C. Rittenberg entered into an employment agreement with us, dated June 19, 2003, which is referred to as the Rittenberg Employment Agreement, pursuant to which Mr. Rittenberg serves as our Chief Executive Officer for a term expiring December 31, 2005. This term will be extended automatically for successive additional one-year periods, unless either we give Mr. Rittenberg, or Mr. Rittenberg gives us written notice of the intention not to extend the term. Such notices must be given no less than twelve months prior to the end of the term then in effect. During 2003, Mr. Rittenberg received an annual base salary of $500,000, which will increase by 5% annually for the term of the Rittenberg Employment Agreement. Mr. Rittenberg will be eligible for an annual bonus for each calendar year if certain operational and financial targets are attained as determined by our board of directors in consultation with Mr. Rittenberg. A discretionary bonus may be awarded in the sole discretion of our board of directors. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans and expense reimbursement.

      Under the Rittenberg Employment Agreement, if we terminate Mr. Rittenberg’s employment other than for cause, death or disability, we would be obligated to pay Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid bonus for any prior year, any deferred compensation and accrued but unpaid vacation pay, collectively referred to as Accrued Obligations, plus (2) severance pay equal to his annual base salary, provided, however, that in connection with a termination by us other than for cause or due to his death or disability, such severance pay will be equal to Mr. Rittenberg’s annual base salary multiplied by the number of years we elect as the Restriction Period (as defined below). Upon termination of Mr. Rittenberg’s employment by us for cause, death or disability or if he terminates his employment, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations. Additionally, upon termination of Mr. Rittenberg’s employment during the current term or any additional term (1) by us other than for cause, (2) by reason of his death or disability or (3) if the current term or any additional term is not renewed at its expiration (other than for cause), the Rittenberg Employment Agreement provides for payment of a prorated portion of the bonus to which Mr. Rittenberg would otherwise have been entitled.

      The Rittenberg Employment Agreement also provides that during his current term, any additional term and during the three-year period following any termination of his employment, referred to as the Restriction Period, Mr. Rittenberg will not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business that is in competition with our business, or any of our subsidiaries or controlled affiliates, in any country in which we or any of our subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business. However, if we terminate Mr. Rittenberg’s employment other than for cause or due to his death or disability, the Restriction Period will be instead a one, two or three-year period at our election. If all, or substantially all, of our stock or assets is sold or otherwise disposed of to a third party not affiliated with us and Mr. Rittenberg is not offered employment on substantially similar terms by us or by one of our continuing affiliates immediately thereafter, then for all purposes of the Rittenberg Employment Agreement, Mr. Rittenberg’s employment shall be deemed to have been terminated by us other than for cause effective as of the date of such sale or disposition, provided, however, that we shall have no obligations to Mr. Rittenberg if he is hired or offered employment on substantially similar terms by the purchaser of our stock or assets. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with whom we have business relationships and (b) inducing any of our employees to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

      Employment Agreement with James M. Harrison. James M. Harrison entered into an employment agreement with us, dated June 19, 2003, which is referred to as the Harrison Employment Agreement, pursuant to which Mr. Harrison serves as our President for a term expiring December 31, 2005. During 2003, Mr. Harrison received an annual base salary of $450,000, which will increase by 5% annually during the term of the Harrison Employment Agreement. The Harrison Employment Agreement contains provisions for additional renewal terms, salary increases during additional terms, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of cause and disability, and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement.

      Employment Agreement with James F. Flanagan. James F. Flanagan entered into an employment agreement with us, dated January 1, 2002, which is referred to as the Flanagan Employment Agreement, pursuant to which Mr. Flanagan serves as our Executive Vice President for a term expiring December 31, 2004. For the term of the agreement, Mr. Flanagan will receive an annual salary of $250,000. The Flanagan Employment Agreement contains provisions for additional renewal terms, severance and other benefits, and definitions of cause and disability. The Flanagan Employment Agreement also provides that upon termination of employment he may not, for a period of one year, be employed by, or associated in any manner with, any business that is in competition with us. We may terminate the Flanagan Employment Agreement upon the permanent disability of Mr. Flanagan or with or without cause.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      On April 30, 2004, upon completion of the Transactions, we became a wholly-owned subsidiary of AAH Holdings. At such time, a group of investors comprised of certain affiliated funds of Berkshire Partners LLC and Weston Presidio owned substantially all of the outstanding stock of our parent, AAH Holdings.

      As of August 15, 2004, the issued and outstanding capital stock of AAH Holdings consisted of 14,056.0618 shares of common stock, par value $.01 per share. The number of shares of AAH Holdings common stock outstanding used in calculating the percentage for each listed person includes the shares of AAH Holdings common stock underlying the options beneficially owned by that person that are exercisable within 60 days following August 15, 2004. The stockholders agreement of AAH Holdings governs the stockholders’ exercise of their voting rights with respect to the election of directors and other material events. See “Certain Relationships and Related Party Transactions — Arrangement with Our Investors.”

      The following table sets forth information with respect to the beneficial ownership of AAH Holdings common stock as of August 15, 2004 (i) by each person known by us to own beneficially more than 5% of such class of securities, (ii) by each director and named executive officer and (iii) by all directors and executive officers as a group. Unless otherwise noted, to our knowledge, each of such stockholders has sole voting and investment power as to the shares shown.

		Percentage of
		Outstanding
Beneficial Owner	Number of Shares	Shares

Berkshire Partners LLC(1)	9,060.3151	64.9%
Weston Presidio(2)	4,530.1576	32.5%
Michael A. Correale††	7.6000	*
Michael F. Cronin(3)†	4,530.1576	32.5%
James F. Flannigan††	10.4025	*
James M. Harrison†, ††	82.7273	*
Kevin M. Hayes(3)†	4,530.1576	32.5%
Richard K. Lubin(4)†	9,060.3151	64.9%
Gerald C. Rittenberg†, ††	165.4545	1.2%
Robert J. Small(4)†	9,060.3151	64.9%
All directors and executive officers as a group (8 persons)	13,758.4740	98.6%

*	Less than 1%

†	Director

††	Named Executive Officer

(1)	Consists of (i) 4,118.3209 shares of common stock owned by Berkshire Fund V, Limited Partnership, (ii) 4,486.9942 shares of common stock owned by Berkshire Fund VI, Limited Partnership and (iii) 454.9999 shares of common stock owned by Berkshire Investors LLC. The address of Berkshire Partners LLC is One Boston Place, Suite 3300, Boston, Massachusetts 02108.

(2)	Consists of (i) 4,459.5663 shares of common stock owned by Weston Presidio Capital IV, L.P. and (ii) 70.5913 shares of common stock owned by WPC Entrepreneur Fund II, L.P. The address of Weston Presidio is 200 Clarendon Street, 50th Floor, Boston, Massachusetts 02116.

(3)	Mr. Cronin is a Managing Partner of Weston Presidio and Mr. Hayes is a General Partner of Weston Presidio. Mr. Cronin and Mr. Hayes each disclaim beneficial ownership of the shares held by Weston Presidio, except to the extent of his pecuniary interest therein.

(4)	Mr. Lubin and Mr. Small are Managing Directors of Berkshire Partners LLC. Mr. Lubin and Mr. Small each disclaim beneficial ownership of the shares held by Berkshire Partners LLC, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangement with Our Investors

      In connection with the Transactions, AAH Holdings entered into a stockholders agreement with each of its stockholders that provides for, among other things, restrictions and rights related to the transfer, sale or purchase of AAH Holdings’ stock and agreements related to the voting of shares of AAH Holdings’ stock.

Management Agreement

      In connection with the Transactions, we executed a management agreement with Berkshire Partners LLC and Weston Presidio. Pursuant to this management agreement, Berkshire Partners LLC and Weston Presidio will be paid an annual management fee of $833,333 and $416,667, respectively.

      In addition, Berkshire Partners LLC and Weston Presidio received a transaction fee of $2.0 million and $1.0 million, respectively, upon the consummation of the Transactions.

Arrangements with Management

      Certain existing management shareholders participated in the Transactions by purchasing approximately 292.41 shares of common stock based on the same price and terms per share as paid by the other equity investors. Messrs. Rittenberg and Harrison exchanged 5.4945 and 2.7472 of their shares of common stock for new shares of common stock with an equivalent value of $1,000,000 and $500,000, respectively. In addition, Messrs. Rittenberg and Harrison exchanged their 5.607 and 2.804 vested options, which had intrinsic values of $600,000 and $300,000, respectively, for vested options under the new equity inventive plan with intrinsic values of $492,000 and $245,000. Messrs. Flanagan and Correale invested $104,025 and $76,000, respectively.

      During 2001, we amended a line of credit granted to Gerald C. Rittenberg, our Chief Executive Officer, increasing the line from $1.0 million to $1.4 million. Borrowings under the line bore interest at our incremental borrowing rate in effect during the time such loan was outstanding. The interest was payable annually or, at the option of Mr. Rittenberg, accrued to the principal balance. Amounts borrowed under the line were evidenced by a limited recourse secured promissory note, secured by a lien on the equity interests that Mr. Rittenberg had in Amscan Holdings, Inc. The note required that all principal payments be made only from the equity pledged as collateral. In June 2003, we purchased 16 shares of common stock from Mr. Rittenberg at a price of $150,000 per share, for an aggregate cost of $2.4 million. Mr. Rittenberg used a portion of the proceeds to repay his outstanding loan balance and accrued interest of approximately $1.6 million.

      On June 15, 2001, we entered into a limited recourse secured promissory note with James M. Harrison, our President. The note evidenced loans made or to be made to Mr. Harrison at his request in connection with the payment of any personal federal, state or local income taxes due and payable upon and in respect of the vesting of his restricted stock. Our obligation to extend loans under the note was limited to the amount of income taxes Mr. Harrison was actually required to pay subsequent to June 15, 2001. Amounts borrowed under the note and any interest thereon was secured by a lien on the equity interests that Mr. Harrison had in Amscan Holdings, Inc. The note bore interest at 5.43% per annum. The note required that all payments of principal and interest due thereunder be made only from the equity pledged as collateral. In July 2003, we purchased 6 shares of common stock from Mr. Harrison at a price of $150,000 per share, for an aggregate cost of $900,000. Mr. Harrison used a portion of the proceeds to repay his outstanding loan balance of $402,000.

Arrangements with Goldman, Sachs & Co.

      Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is a lender under our new senior secured credit facility. Goldman Sachs Credit Partners L.P. received fees for providing this financing in connection with the Transactions. For more information regarding our new senior secured credit facility, see “Description of Our Other Indebtedness — Our New Senior Secured Credit Facility.”

      Prior to the Transactions, certain investment partnerships affiliated with Goldman, Sachs & Co. and The Goldman Sachs Group, Inc., had beneficially owned in the aggregate 73.9% of the outstanding shares of our common stock and 74.8% of the outstanding shares of our common stock and preferred stock, combined. An affiliate of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. acts as the general partner, managing general partner or investment manager of each of these investment partnerships. As a holder of our common and preferred stock, these affiliates of Goldman, Sachs & Co. received a portion of the proceeds from the Transactions. Goldman, Sachs & Co. received fees totaling $8.1 million for services provided in connection with the Transactions.

      Goldman, Sachs & Co. and its affiliates have provided in the past and are currently providing other investment banking and financial advisory services to us and our affiliates, and have also provided such services to affiliates of AAH Holdings. Goldman, Sachs & Co. was our financial advisor in connection with the acquisition, for which it was paid a success fee.

      During the first quarter of 2001, 100 shares of the authorized shares of preferred stock, $0.10 par value, were designated as Series A Redeemable Convertible Preferred Stock. On March 30, 2001, we issued 40 shares of Series A Redeemable Convertible Preferred Stock for proceeds of $6.0 million to Goldman, Sachs & Co. and its affiliates. Dividends were cumulative and payable annually at 6% per annum. Dividends payable on or prior to March 30, 2004 were payable in additional shares of Series A Redeemable Convertible Preferred Stock. Subsequent to March 30, 2004, dividends were payable at our option, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock. On March 30, 2003 and 2002, the annual dividend was distributed in additional shares of Series A Redeemable Convertible Preferred Stock. At December 31, 2003, 44.94 shares of Series A Redeemable Convertible Preferred Stock were issued and outstanding and accrued dividends aggregated $303,372. Upon completion of the Transactions, no shares of Series A Redeemable Convertible Preferred Stock were outstanding.

      Pursuant to our amended and restated stockholders’ agreement, which terminated by its terms upon completion of the Transactions, Goldman, Sachs & Co. had the exclusive right (if it so elected) to perform certain investment banking and similar services for us on customary terms.

American Greetings

      During the year ended December 31, 2003 and 2002, we sold $7.4 million and $7.5 million of metallic balloons and other party goods to American Greetings Corporation, a minority stockholder from February 2002 through the date of the Transactions. Trade accounts receivable from American Greetings at December 31, 2003 was $1.9 million.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Our New Senior Secured Credit Facility

General

      In connection with the Transactions, we entered into a new senior secured credit facility with Goldman Sachs Credit Partners L.P., J.P. Morgan Chase Bank, Credit Suisse First Boston LLC and other lenders. Our new senior secured credit facility provides for aggregate borrowings by us of up to $255.0 million. As of June 30, 2004, there was approximately $216.6 million of outstanding indebtedness under our new senior secured credit facility, approximately $7.1 million of standby letters of credit that were outstanding, and approximately $31.3 million of unused commitment under our new senior secured credit facility for working capital and other corporate purposes. Our new senior secured credit facility includes:

•	an eight-year $205.0 million Tranche B term loan; and

•	a six-year $50.0 million revolving credit facility.

Interest

      Amounts outstanding under our new senior secured credit facility bear interest, at our option, at a rate per annum equal to either: (1) the index rate, as defined in our new senior secured credit facility or (2) the LIBOR rate, as defined in our new senior secured credit facility, in each case, plus an applicable margin. The applicable margins for the Tranche B term loan and the revolving credit facility are subject to adjustment based on the achievement of various leverage ratio targets. The interest rate otherwise payable under our new senior secured credit facility will increase by 2% per annum during the continuance of a payment default.

Maturity and Mandatory Prepayments

      Borrowings under the Tranche B term loan are due and payable in quarterly installments in nominal amounts prior to June 30, 2010 and in eight equal quarterly installments thereafter with the final balance due on April 30, 2012. The revolving credit facility is available until June 30, 2010. In addition, we are required to prepay the loans under our new senior secured credit facility in an amount equal to:

•	100% of the net cash proceeds from certain asset sales by us, subject to baskets and reinvestment provisions;

•	100% of the net cash proceeds from insurance paid on account of any loss of any of our property or assets, subject to reinvestment provisions;

•	75% of the net cash proceeds received from the issuance of equity securities, subject to a reduction to 50% based upon the achievement of specified financial performance measures;

•	100% of the net cash proceeds received from the issuance of any debt by us, excluding permitted indebtedness; and

•	75% of excess cash flow, as defined in our new senior secured credit facility, subject to a reduction to 50% based upon the achievement of specified financial performance measures.

Security and Guarantees

      Our new senior secured credit facility is secured by a first priority security interest in all existing and after-acquired assets of us, our parent and all of our domestic subsidiaries, including, without limitation, certain real property, all of our and our domestic subsidiaries’ capital stock and 65% of the capital stock of each our first-tier foreign subsidiaries. All of our obligations under our new senior secured credit facility are fully and unconditionally guaranteed by our parent and all of our present and future domestic subsidiaries.

Covenants

      Our senior secured credit facility requires us to meet various financial tests, including, without limitation:

•	minimum interest coverage;

•	maximum capital expenditures; and

•	maximum total leverage.

      Our new senior secured credit facility contains various covenants which, among other things, limit:

•	the incurrence of additional debt;

•	liens;

•	investments;

•	guarantees;

•	the payment of dividends;

•	the redemption of capital stock;

•	prepayments of other debt, including the notes;

•	mergers and acquisitions;

•	asset sales;

•	retention of cash;

•	sale/leaseback transactions; and

•	transactions with affiliates.

Events of Default

      Our new senior secured credit facility contains customary events of default, including, among other things:

•	payment defaults;

•	cross-defaults to other agreements or debt, including the notes;

•	covenant defaults;

•	breaches of representations and warranties;

•	bankruptcy and insolvency;

•	judgments in excess of specified amounts;

•	defaults related to the Employee Retirement Income Security Act of 1974;

•	failure of any guarantee or security document supporting our new senior secured credit facility to be in full force and effect; and

•	a change of control.

Waiver and Modification

      The terms of our new senior secured credit facility may be waived or modified, in most cases, upon the approval by the required percentage of the lenders and without the consent of the noteholders.

Real Property Mortgages

      We financed the cost to purchase property in 2000 and to construct a new domestic distribution facility completed in 2001, for a total cost of $30.2 million, using borrowings under our prior revolving credit facility and, in 2001, the proceeds from the issuance of Series A Redeemable Convertible Preferred Stock of $6.0 million and long-term borrowings consisting of a first and second lien mortgage note in the original principal amount of $10.0 million each with a financial institution and the New York State Job Development Authority, respectively. In connection with the Transactions, we repaid the first lien mortgage note in full. The second lien mortgage note bears interest at the rate of 3.31%, and is subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. The second lien mortgage note is for a term of 96 months and requires monthly payments based on a 180-month amortization period with balloon payments upon maturity in January 2010.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Amscan” refers only to Amscan Holdings, Inc. and not to any of its subsidiaries. For purposes of this summary, the term “notes” refers to both the outstanding notes and the exchange notes.

      The outstanding notes were issued, and the exchange notes will be issued, under an indenture among Amscan, the Guarantors and The Bank of New York, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of Notes and the Note Guarantees

The Notes

•	are general unsecured obligations of Amscan;

•	are subordinated in right of payment to all existing and future Senior Debt of Amscan;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Amscan;

•	are senior in right of payment to any future subordinated Indebtedness of Amscan; and

•	are unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Note Guarantees

      The notes are guaranteed by each of Amscan’s Domestic Subsidiaries.

      Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

      As of June 30, 2004, Amscan and the Guarantors had total Senior Debt of approximately $225.5 million, and Amscan had the ability to borrow up to an additional $31.3 million under the Credit Agreement, all of which would be Senior Debt. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under these guarantees are subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

      Not all of our Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries accounted for 14.0%, 13.3% and 14.4% of our net sales in the year ended December 31, 2003, four months ended April 30, 2004 and the two months ended June 30, 2004 respectively and held 5.8% of our total assets as of June 30, 2004. See notes 21 and 13 to our annual and quarterly consolidated financial statements, respectively, appearing elsewhere in this prospectus.

      As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

      Amscan issued $175.0 million in aggregate principal amount of notes in the offering. Amscan may issue additional notes under the indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Amscan issued notes in denominations of $1,000 and integral multiples of $1,000. The notes mature on May 1, 2014.

      Interest on the notes accrues at the rate of 8.75% per annum and is payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2004. Interest on overdue principal and interest and overdue Special Interest, if any, accrues at a rate that is 1% higher than the then applicable interest rate on the notes. Amscan will make each interest payment to the holders of record at the close of business on the immediately preceding April 15 and October 15.

      Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder of notes has given wire transfer instructions to Amscan, Amscan will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Amscan elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. Amscan may change the paying agent or registrar without prior notice to the holders of the notes, and Amscan or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. Amscan is not required to transfer or exchange any note selected for redemption. Also, Amscan is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Note Guarantees

      The notes are guaranteed by each of Amscan’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee is unsecured and is subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require note holders to return payments received from us or the guarantors.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Amscan or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Amscan or a Restricted Subsidiary of Amscan, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Amscan or a Restricted Subsidiary of Amscan, if the sale or other disposition does not violate the provisions of the first paragraph of the “Asset Sale” provisions of the indenture;

(3) if Amscan designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

      See “— Repurchase at the Option of Holders — Asset Sales.”

Subordination

      The payment of Obligations on the notes are subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Amscan, including Senior Debt incurred after the date of the indenture.

      The holders of Senior Debt are entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the holders of notes are entitled to receive any payment or distribution with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments from the trusts, if any, as described under “— Legal

Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of Amscan:

(1) in a liquidation or dissolution of Amscan;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Amscan or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Amscan’s assets and liabilities.

      Amscan also may not make any payment or distribution in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Amscan or the holders of any Designated Senior Debt.

      Notwithstanding the foregoing, Amscan may make payment on the notes if Amscan and the trustee receive written notice approving such payment from the holders of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

      Payments on the notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received or (c) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice unless, in the case of clauses (b) and (c), the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

      Not more than one Payment Blockage Notice may be given in any consecutive 360-day period. In no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

      The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Amscan will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

      If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Amscan must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Amscan, holders of notes may recover less ratably than creditors of Amscan who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Amscan. See “Risk Factors — Your right to receive payments on the notes is subordinated to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are subordinated to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

Optional Redemption

      At any time prior to May 1, 2007, Amscan may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.75% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings or a contribution to Amscan’s common equity capital made with the net cash proceeds of a concurrent offering of common stock of Amscan’s direct parent (whether offered or sold independently or as a part of an offering or sale of units); provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Amscan and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

      Except pursuant to the preceding paragraph, the notes are not redeemable at Amscan’s option prior to May 1, 2009.

      On or after May 1, 2009, Amscan may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.375%
2010	102.917%
2011	101.458%
2012 and thereafter	100.000%

      Unless Amscan defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

      Amscan is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require Amscan to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Amscan will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Amscan will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

      Amscan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Amscan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, Amscan will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Amscan.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Amscan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Amscan agrees either to repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant; however, there can be no assurances that Amscan will have the financial resources to repay all such Senior Debt or will be able to obtain such consents.

      The provisions described above that require Amscan to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable as a result of the Change of Control. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Amscan repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      Amscan will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Amscan and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Amscan and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Amscan to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Amscan and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Amscan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Amscan or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on Amscan’s most recent consolidated balance sheet, of Amscan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Amscan or such Restricted Subsidiary from further liability;

(c) any securities, notes or other obligations received by Amscan or any such Restricted Subsidiary from such transferee that are, within 90 days of the Asset Sale, converted by Amscan or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Amscan (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt (and, if such Senior Debt constitutes revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Amscan;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, Amscan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, Amscan will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Amscan may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      Amscan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Amscan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      Amscan’s Credit Agreement currently prohibits Amscan from purchasing any notes, and provides that certain change of control or asset sale events with respect to Amscan would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Amscan becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Amscan is prohibited from purchasing notes, Amscan could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Amscan does not obtain such a consent or repay such borrowings, Amscan will remain prohibited from purchasing notes. In such case, Amscan’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement or other agreements governing Amscan’s Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Amscan’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Amscan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Amscan’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Amscan and other than dividends or distributions payable to Amscan or a Restricted Subsidiary of Amscan);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Amscan) any Equity Interests of Amscan or any direct or indirect parent of Amscan (other than any such Equity Interest owned by Amscan or any Restricted Subsidiary of Amscan);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Amscan or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Amscan and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Amscan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Amscan and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Amscan for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Amscan’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Amscan since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Amscan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Amscan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Amscan); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of Amscan designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Amscan’s Investment in such Subsidiary as of the date of such redesignation; plus

(e) 50% of any dividends received by Amscan or a Restricted Subsidiary of Amscan that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Amscan, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Amscan for such period.

      The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Amscan) of, Equity Interests of Amscan (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Amscan; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Amscan or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Amscan to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Amscan or any Restricted Subsidiary of Amscan or any distribution, loan or advance to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, in each case held by any current or former officer, director or employee of Amscan or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period plus the aggregate cash proceeds received by Amscan during such twelve-month period from any issuance of Equity Interests by Amscan to members of management of Amscan and its Subsidiaries; provided further that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption or other acquisition or retirement for value shall be excluded from clause 3(b) of the immediately preceding paragraph;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible securities or other similar Equity Interests to the extent such Equity Interests represent a portion of the exercise price of those options, warrants, convertible securities or other similar Equity Interests;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Amscan or any Restricted Subsidiary of Amscan issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) any payments made, or the performance of any of the transactions contemplated, in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions;”

(9) Permitted Payments to Parent;

(10) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the notes or the Note Guarantees upon an asset sale if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, Amscan shall have made the Asset Sale Offer with respect to the notes as required by the indenture, and Amscan shall have repurchased all notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer; and

(11) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture, provided, that in the case of Restricted Payments pursuant to clauses (5), (7), (10) and (11) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Amscan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Amscan whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Amscan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Amscan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Amscan’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Amscan and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Amscan and its Restricted Subsidiaries thereunder) not to exceed $255.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Amscan or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility and to repay any revolving credit Indebtedness under a Credit Facility or effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (4) and (16) below;

(2) the incurrence by Amscan and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Amscan and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Amscan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Amscan or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $20.0 million or (b) 5.0% of the Consolidated Net Tangible Assets of Amscan and its Restricted Subsidiaries;

(5) the incurrence by Amscan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

(6) the incurrence by Amscan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Amscan and any of its Restricted Subsidiaries; provided, however, that:

(a) if Amscan or any Guarantor is the obligor on such Indebtedness and the payee is not Amscan or a Guarantor, such Indebtedness must be expressly subordinated in right of payment to all Obligations then due with respect to the notes, in the case of Amscan, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Amscan or a Restricted Subsidiary of Amscan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Amscan or a Restricted Subsidiary of Amscan, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Amscan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Amscan’s Restricted Subsidiaries to Amscan or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Amscan or a Restricted Subsidiary of Amscan; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Amscan or a Restricted Subsidiary of Amscan,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Amscan or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Amscan or any of the Guarantors of Indebtedness of Amscan or a Restricted Subsidiary of Amscan that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Amscan or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) Indebtedness arising from agreements of Amscan or a Restricted Subsidiary of Amscan providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Amscan, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Amscan and its Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness of Amscan’s Foreign Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

(13) the incurrence by Amscan or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Attributable Debt incurred in connection with a sale and leaseback transaction with respect to the distribution facility located at 32 Leone Lane, Chester Industrial Park, Chester, New York;

(15) Indebtedness of Amscan or any Guarantor supported by a letter of credit issued under a Credit Facility pursuant to clause (1) of the definition of Permitted Debt in an aggregate principal amount not in excess of the stated amount of such letter of credit; and

(16) the incurrence by Amscan or any of its Restricted Subsidiaries of additional Indebtedness (which additional Indebtedness may be incurred under the Credit Agreement) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Amscan will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Amscan as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Amscan or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

      Amscan will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Amscan and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being unsecured or secured on a first or junior priority basis.

Liens

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the notes or any Note Guarantee, the Lien securing such Indebtedness will be subordinate and junior to the Lien securing the notes and the Note Guarantees with the same relative priority as such subordinate or junior Indebtedness has with respect to the notes and the Note Guarantees.

Limitation on Sale and Leaseback Transactions

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Amscan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Amscan or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) clauses (4), (14) or (16) of the definition of Permitted Debt and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) (a) the transfer of assets in that sale and leaseback transaction is permitted by, and Amscan applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or (b) the proceeds are applied to refinance debt incurred to acquire the asset subject to such sale and leaseback transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Amscan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Amscan or any of its Restricted Subsidiaries;

(2) make loans or advances to Amscan or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Amscan or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock or property of a Person acquired by Amscan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Amscan’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(13) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(14) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the indenture to any Person pending the closing of such sale;

(15) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(16) restrictions on the ability of any Foreign Subsidiary to make dividends or other distributions contained in documentation governing Indebtedness of such Foreign Subsidiary permitted to be incurred pursuant to clause (12) of the definition of Permitted Debt; and

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Amscan, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

      Amscan will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Amscan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Amscan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Amscan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Amscan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company, limited partnership or other entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person shall be required to cause a subsidiary of such Person that is a corporation to be a co-obligor under the notes;

(2) the Person formed by or surviving any such consolidation or merger (if other than Amscan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Amscan under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Amscan or the Person formed by or surviving any such consolidation or merger (if other than Amscan), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio of Amscan immediately prior to such transaction.

      In addition, Amscan will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Amscan with an Affiliate solely for the purpose of reincorporating Amscan in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Amscan and its Restricted Subsidiaries.

Transactions with Affiliates

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Amscan (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Amscan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amscan or such Restricted Subsidiary with an unrelated Person; and

(2) Amscan delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Amscan set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Amscan; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Amscan or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Amscan or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Amscan and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Amscan) that is an Affiliate of Amscan solely because Amscan owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Amscan;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Amscan to Affiliates of Amscan and the granting of registration rights in connection therewith;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;”

(7) Permitted Investments;

(8) any transaction pursuant to any agreement in existence on the date of the indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to Amscan than the agreement as in effect on the date of the indenture;

(9) the payment of indemnities provided for by Amscan’s charter, by-laws and written agreements and reasonable fees to directors of Amscan and the Restricted Subsidiaries who are not employees of Amscan or the Restricted Subsidiaries; and

(10) loans or advances to employees of Amscan and its Restricted Subsidiaries in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding.

Additional Note Guarantees

      If Amscan or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary guarantees or otherwise provides direct credit support for any Indebtedness of Amscan or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired, created or provided such direct credit support; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of Amscan may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Amscan and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment under the covenant described above under the caption “— Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Amscan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Amscan may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

      Any designation of a Subsidiary of Amscan as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Amscan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Amscan will be in default of such covenant.

      The Board of Directors of Amscan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Amscan; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Amscan of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Business Activities

      Amscan will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Amscan and its Restricted Subsidiaries taken as a whole.

Reports

      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Amscan will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Amscan were required to file reports on such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by Amscan’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Amscan were required to file such reports.

      Whether or not required by the SEC, Amscan will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, if any, will post the reports on its website within those time periods.

      Amscan will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Amscan’s filings for any reason, Amscan will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Amscan were required to file those reports with the SEC.

      If Amscan has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Amscan and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Amscan.

      In addition, Amscan and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Amscan or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Amscan or any of its Restricted Subsidiaries for 60 days after notice to Amscan by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Amscan or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Amscan or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by Amscan or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Amscan or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Amscan, any Restricted Subsidiary of Amscan that is a Significant Subsidiary or any group of Restricted Subsidiaries of Amscan that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Agreement or (2) five business days after receipt by Amscan of written notice of such acceleration.

      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

      Amscan is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Amscan is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Amscan or any Guarantor, as such, will have any liability for any obligations of Amscan or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      Amscan may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) Amscan’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Amscan’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, Amscan may, at its option and at any time, elect to have the obligations of Amscan and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” and “— Certain Covenants — Merger, Consolidation or Sale of Assets” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Amscan must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Amscan must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Amscan must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Amscan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Amscan must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or other material instrument to which Amscan or any Guarantor is a party or by which Amscan or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Amscan or any of its Subsidiaries is a party or by which Amscan or any of its Subsidiaries is bound;

(6) Amscan must deliver to the trustee an officers’ certificate stating that the deposit was not made by Amscan with the intent of defeating, hindering, delaying or defrauding any creditors of Amscan or others; and

(7) Amscan must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

      Notwithstanding the preceding, without the consent of any holder of notes, Amscan, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Amscan’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Amscan’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Amscan, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Amscan or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Amscan or any Guarantor is a party or by which Amscan or any Guarantor is bound;

(3) Amscan or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Amscan has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

      In addition, Amscan must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of Amscan or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Amscan Holdings, Inc., 80 Grasslands Road, Elmsford, NY 10523, Attention: Chief Financial Officer.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Amscan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Amscan’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares).

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among Amscan and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Amscan to Amscan or to a Restricted Subsidiary of Amscan;

(4) the sale, licensing or lease of inventory, products, intellectual property services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition; and

(6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Amscan and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Amscan;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Amscan, measured by voting power rather than number of shares; or

(4) after an initial public offering of Amscan, the first day on which a majority of the members of the Board of Directors of Amscan are not Continuing Directors.

      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge and expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any non-recurring fees, charges or other expenses made or incurred in connection with the acquisition and the financing thereof as described in this prospectus under the heading “The Transactions” within 90 days of the date of the indenture that were deducted in computing Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of reserves in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person (other than Amscan de Mexico, S.A. de C.V. for so long as it is treated as a consolidated subsidiary of Amscan pursuant to GAAP) that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than Credit Facilities whose sole restriction on such declaration or payment occurs only upon the occurrence of or during the existence or continuance of a default or event of default), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Consolidated Net Tangible Assets” means total assets after deducting:

(1) all current liabilities;

(2) any item representing investments in Unrestricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles,

all as set forth on the most recent internal balance sheet of Amscan and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Amscan who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors by the Principals or a Related Party of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means that certain credit agreement, dated as of April 30, 2004, by and among Amscan Holdings, Inc., AAH Holdings Corporation and certain of Amscan’s subsidiaries, as guarantors, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and co-syndication agent, J.P. Morgan Securities, as joint lead arranger, joint bookrunner and co-syndication agent, General Electric Capital Corporation, as administrative agent and collateral agent, and the lenders party thereto, providing for up to $255.0 million of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time whether with one agreement or indenture or one or more agreements or indentures.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, restructured, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Amscan as “Designated Senior Debt.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Amscan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Amscan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Amscan and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “Domestic Subsidiary” means any Restricted Subsidiary of Amscan that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Amscan.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means an offering or sale of Equity Interests (other than Disqualified Stock) of Amscan.

      “Existing Indebtedness” means Indebtedness of Amscan and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of Amscan (unless otherwise provided in the indenture).

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Amscan (other than Disqualified Stock) or to Amscan or a Restricted Subsidiary of Amscan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

      “Foreign Subsidiary” means any Restricted Subsidiary of Amscan that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the date of the indenture.

      “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means:

(1) each Domestic Subsidiary of Amscan on the date of the indenture; and

(2) any other Domestic Subsidiary of Amscan that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Amscan.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Amscan or any Subsidiary of Amscan sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Amscan such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Amscan, Amscan will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Amscan’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Amscan or any Subsidiary of Amscan of a Person that holds an Investment in a third Person will be deemed to be an Investment by Amscan or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the

Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by Amscan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Amscan nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Amscan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Amscan or any of its Restricted Subsidiaries.

      “Note Guarantee” means the guarantee by each Guarantor of Amscan’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Parent” means AAH Holdings Corporation.

      “Permitted Business” means any business conducted by Amscan and its Restricted Subsidiaries on the date of the indenture and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of Amscan or any of its Restricted Subsidiaries on the date of the indenture.

      “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Amscan that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

      “Permitted Investments” means:

(1) any Investment in Amscan or in a Restricted Subsidiary of Amscan;

(2) any Investment in Cash Equivalents;

(3) any Investment by Amscan or any Restricted Subsidiary of Amscan in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Amscan; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Amscan or a Restricted Subsidiary of Amscan;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Amscan;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Amscan or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees of Amscan and its Restricted Subsidiaries made in the ordinary course of business of Amscan or any Restricted Subsidiary of Amscan in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(9) receivables owing to Amscan or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(10) advances to officers, directors and employees for travel, moving and similar expenses that are made in the ordinary course of business;

(11) guarantees otherwise permitted by the terms of the indenture;

(12) Investments existing on the date of the indenture;

(13) repurchases of the notes; and

(14) other Investments in any Person other than an Affiliate (other than such Persons that are Affiliates of Amscan solely by virtue of Amscan’s Investments in such Persons) of Amscan having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $20.0 million.

      “Permitted Junior Securities” means:

(1) Equity Interests in Amscan or any Guarantor or any direct or indirect parent of Amscan; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

      “Permitted Liens” means:

(1) Liens on assets of Amscan or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Amscan or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Amscan or any Subsidiary of Amscan; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Amscan or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Amscan or any Subsidiary of Amscan; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(12) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) Liens upon specific items of inventory or other goods and proceeds of Amscan or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt;”

(15) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under the indenture;

(16) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by Amscan or any Restricted Subsidiary of Amscan in a transaction entered into in the ordinary course of business of Amscan or such Restricted Subsidiary;

(17) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of the definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(19) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off; and

(20) Liens incurred in the ordinary course of business of Amscan or any Subsidiary of Amscan with respect to obligations that do not exceed $5.0 million at any one time outstanding.

      “Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $250,000 per annum; and

(2) for so long as Amscan is a member of a group filing a consolidated, combined or unitary tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Amscan and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Amscan would owe if Amscan were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Amscan and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Amscan shall be paid over to the appropriate taxing authority within 60 days of the Parent’s receipt of such Tax Payments or refunded to Amscan.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Amscan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Amscan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Amscan or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means Berkshire Partners LLC and Weston Presidio.

      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Group.

      “Senior Debt” means:

(1) all Indebtedness of Amscan or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Amscan or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2) all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the indenture;

(3) any other Indebtedness of Amscan or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Amscan;

(2) any intercompany Indebtedness of Amscan or any of its Subsidiaries to Amscan or any of its Affiliates;

(3) any trade payables;

(4) any management fees or other fees payable to Berkshire Partners LLC or Weston Presidio or any of their respective affiliates;

(5) the portion of any Indebtedness that is incurred in violation of the indenture; or

(6) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

      “Special Interest” means all special interest then owing pursuant to the registration rights agreement.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Stockholders Agreement” means that certain stockholders agreement, dated as of April 30, 2004, by and among Parent and certain of Parent’s stockholders, as the same may be amended, modified or supplemented from time to time.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Unrestricted Subsidiary” means any Subsidiary of Amscan that is designated by the Board of Directors of Amscan as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Amscan or any Restricted Subsidiary of Amscan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Amscan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Amscan;

(3) is a Person with respect to which neither Amscan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Amscan or any of its Restricted Subsidiaries.

      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

THE EXCHANGE OFFER

      We and our subsidiary guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we will use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for exchange notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

      When the SEC declares the exchange offer registration statement effective, we will offer the exchange notes in return for the outstanding notes. We will use commercially reasonable efforts to complete the exchange offer within 40 business days after the exchange offer registration statement has been declared effective. For each outstanding note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from the closing date of the offering of outstanding notes.

      If applicable interpretations of the Staff of the SEC do not permit us to effect the exchange offer, we will use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes and to keep that shelf registration statement effective until the second anniversary of the date of effectiveness of the shelf registration statement, or such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the outstanding notes. A noteholder that sells outstanding notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

      Pursuant to the registration rights agreement with the initial purchasers, we agreed to (i) file within 120 days, and have the SEC declare effective within 210 days of the date of the original issue of the outstanding notes, the registration statement of which this prospectus is a part with respect to the exchange of the outstanding notes for the exchange notes to be issued in the exchange offer and (ii) cause the exchange offer to be completed within 250 days of the original issue of the outstanding notes.

      If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all outstanding notes validly surrendered in accordance with the terms of the exchange offer. Outstanding notes not tendered in the exchange offer shall bear interest at 8.75% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

Purpose and Effect of the Exchange Offer

      In connection with the sale by us of the outstanding notes on April 30, 2004, we and our subsidiary guarantors entered into a registration rights agreement, dated April 30, 2004, with the initial purchasers of the outstanding notes, which requires that we file a registration statement under the Securities Act with respect to the outstanding notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The registration rights agreement further provides that we must use commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 210 days of the issue date of the outstanding notes.

      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes will terminate. A copy of the registration rights agreement is incorporated herein by reference as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely effectiveness of the registration statement of which this prospectus is a part, we will not have to pay certain additional interest on the outstanding notes as provided in the registration rights agreement. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of Amscan; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

      Under limited circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

      Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in a distribution of the exchange notes;

•	is an “affiliate” of Amscan within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making or other trading activities may not rely on the SEC staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October 25, 2004 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

      The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

      As of the date of this prospectus, outstanding notes representing $175.0 million in aggregate principal amount at maturity were outstanding and there was one registered holder, a nominee of The Depository Trust Company, or DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC promulgated under the Exchange Act. We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral notice, promptly confirmed in writing, or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us and delivering the exchange notes to such holders.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain taxes applicable to the exchange offer. See “— Fees and Expenses.”

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

      Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

Expiration Date; Extensions; Amendments

      The expiration date shall be 5:00 p.m., New York City time, on October 25, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral notice, promptly confirmed in writing, or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Procedures for Tendering Outstanding Notes

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Guarantor Institution”), unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.

      If a letter of transmittal is signed by a person other than the registered holder of the outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

      If a letter of transmittal or any outstanding note or bond power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, such person should also submit evidence satisfactory to us of such person’s authority to deliver the letter of transmittal.

      DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP procedures to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message. By signing a letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of Amscan or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

      DTC’s ATOP is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain language by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

      If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal of a tender of outstanding notes to be effective, a written, or for DTC participants electronic ATOP transmission, notice of withdrawal must be received by the exchange agent at its address set forth under the heading “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

      All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, which determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “— Procedures for Tendering Outstanding Notes” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

Consequences of Failure to Exchange

      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Staff of the SEC, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Exchange Agent

      All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

      By Registered or Certified Mail, Hand Delivery or Overnight Courier:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street-7 East
New York, New York 10286
Attention: Ms. Giselle Guadalupe
Telephone: (212) 815-6331
Facsimile: (212) 298-1915

      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing and related fees and expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

      Other participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may from time to time in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of material U.S. federal income tax consequences relevant to the ownership and disposition of the exchange notes and, only where so indicated, the original notes. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holders’ particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the exchange notes as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the U.S. Treasury Regulations. Moreover, except as expressly provided below, it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.

      As used herein, “United States Holder” means a beneficial owner of the exchange notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	a partnership or other entity taxable as a partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

      We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the exchange notes or that any such position would not be sustained.

      If a partnership or other entity taxable as a partnership holds the exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership, owning and disposing of the exchange notes.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Exchange Offer

      The exchange of the original notes for exchange notes in connection with the exchange offer will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the notes received will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Interest

      Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting.

      In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes (see “Description of Notes — Repurchase at the Option of Holders — Change of Control”). According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. The IRS, however, may take a different position, which could affect the amount and timing of income that a United States Holder must recognize.

      We have the option to repurchase the exchange notes under certain circumstances at a premium to the issue price (see “Description of Notes — Optional Redemption”). Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by holders in advance of receipt of any such redemption premium.

Sale or Other Taxable Disposition of the Notes

      A United States Holder will recognize gain or loss on the sale, exchange (other than in a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in an exchange note generally will be the cost of the original note, increased by any accrued market discount if the United States Holder has elected to include such market discount in income, and decreased by any amortizable bond premium applied to reduce interest on the note and any principal payments received with respect to the note. A United States Holder’s gain or loss will generally be capital gain or loss and will be long-term gain or loss if the exchange note (and prior the exchange note, the original note) was held for more than one year. The deductibility of capital losses is subject to limitations.

Market Discount and Bond Premium

      If a United States Holder purchased (1) an original note at the initial offering of the original notes, for an amount less than its issue price or (2) an original note or exchange note subsequent to our initial offering of the original notes, for an amount less than the sum of the issue price and the aggregate amount of OID included in the income of all previous holders, the difference will be treated as market discount. A United States Holder will generally be required, subject to a de minimis exception, to treat any gain on the sale, exchange or retirement of the original note or the exchange note as ordinary income to the extent of the market discount that has not previously been included in taxable income and that has accrued on such original note or exchange note (including, in the case of an exchange note, any market discount accrued on the original note exchanged for such an exchange note) at the time of such sale, exchange or retirement. Unless a United States Holder elects to accrue under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of the note to the maturity date. If an original note or an exchange note has market discount, a United States Holder may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note or the exchange note (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note exchanged for such an exchange note) until (1) the maturity of the original note or exchange note, (2) the earlier disposition in a taxable transaction of the original note or exchange note or (3) if an appropriate election is made, a subsequent taxable year in which the holder realizes sufficient interest income with respect to the exchange note.

      A United States Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the Internal Revenue Service (the “IRS”).

      If a United States Holder purchased an original note or an exchange note for an amount that is greater than its face value, such holder generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such original note or exchange note (including, in the case of an exchange note, the income on the original note exchanged for such an exchange note) and may generally not be deducted against other income. A Holder’s basis in an original note or an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

      The rules regarding market discount and bond premium are complex and the rules described above may not apply in all cases. Accordingly, United States Holders should consult their own tax advisers regarding their application.

Information Reporting and Backup Withholding

      Pursuant to IRS tax rules, if a United States Holder holds the exchange notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting and backup withholding, including a certification that the holder is not subject to backup withholding and is a U.S. person.

      If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

      All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Non-United States Holders

Definition of Non-United States Holders

      A non-United States Holder is a beneficial owner of the exchange notes who is not a United States Holder.

Exchange Offer

      The exchange of original notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange.

Interest Payments

      Subject to the discussions below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to a non-United States Holder will not be subject to U.S. federal withholding tax, provided that the holder satisfies one of two tests.

•	The first test (the “portfolio interest” test) is satisfied if:

•	such holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us;

•	such holder is not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	such holder certifies to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that the holder is not a U.S. person. If the holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent who will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

•	The second test is satisfied if the non-United States Holder is otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and such holder or its agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form) evidencing eligibility for the exemption.

      Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding. However, if a non-United States Holder purchased an original note or exchange note with bond premium such holder should consult its own tax advisor regarding the application of the bond premium rules.

Sale, Exchange or Retirement of the Notes

      Subject to the discussions below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to U.S. federal income tax on any gain (including gain attributable to market discount) realized on any sale, exchange or retirement of the exchange notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and other conditions are satisfied.

Effectively Connected Income

      The preceding discussion assumes that the interest and gain received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in an exchange note is effectively connected with such trade or business:

•	Such holder will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the notes in the same manner as if such holder were a United States Holder.

•	If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

•	If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

U.S. Federal Estate Tax

      An exchange note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty.

Information Reporting and Backup Withholding

      U.S. rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

•	Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds received by the holder on a sale of its notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses the foreign office of a broker that has certain connections to the United States.

      We suggest that non-United States Holders consult their tax advisors concerning the application of information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for the resale of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making or other trading activities. We have agreed that for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in any letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of outstanding notes, including any broker-dealers, and specified parties related to such holders, against specified types of liabilities, including liabilities under the Securities Act.

      If you are an affiliate of Amscan or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Staff of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction involving the exchange notes.

LEGAL MATTERS

      Certain legal matters in connection with the exchange notes and the guarantees will be passed upon for Amscan by its counsel, Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP, LLC, which owns 50 shares of common stock of AAH Holdings Corporation. RGIP, LLC is also an investor in certain investment funds affiliated with Berkshire Partners LLC.

EXPERTS

      The consolidated financial statements of Amscan Holdings, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act and the rules and regulations thereunder covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Amscan, the subsidiary guarantors and the exchange offer, please refer to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents filed as exhibits.

      We file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes and will, if permitted, file with the SEC (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q and Form 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the exchange notes remain outstanding, we have agreed to make available to any prospective purchaser of the exchange notes or beneficial owner of the exchange notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

AMSCAN HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Stockholders’ Deficit	F-5
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule for the three years ended December 31, 2003 (Predecessor):
Schedule II — Valuation and Qualifying Accounts	F-41
Unaudited Consolidated Financial Statements as of June 30, 2004 and for six months ended June 30, 2004 and 2003:
Consolidated Balance Sheets at June 30, 2004 (Successor) and December 31, 2003 (Predecessor)	F-42
Consolidated Statements of Operations for Four Months Ended April 30, 2004 (Predecessor), Two Months Ended June 30, 2004 (Successor) and Six Months Ended June 30, 2003 (Predecessor)	F-43
Consolidated Statement of Stockholders’ (Deficit) Equity for the Four Months Ended April 30, 2004 (Predecessor) and Two Months Ended June 30, 2004 (Successor)	F-44
Consolidated Statements of Cash Flows for the Four Months Ended April 30, 2004 (Predecessor), Two Months Ended June 30, 2004 (Successor) and Six Months Ended June 30, 2003 (Predecessor)	F-45
Notes to Unaudited Consolidated Financial Statements	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Amscan Holdings, Inc.

      We have audited the accompanying consolidated balance sheets of Amscan Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index on Page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amscan Holdings, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

February 23, 2004,
except for Note 20,
as to which the date
is March 26, 2004

AMSCAN HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$31,462	$2,400
Accounts receivable, net of allowances of $2,825 and $5,127, respectively	75,682	74,247
Inventories	85,137	93,890
Prepaid expenses and other current assets	9,730	15,233

Total current assets	202,011	185,770
Property, plant and equipment, net	96,494	100,304
Goodwill, net	71,986	74,251
Notes receivable from officers	—	1,942
Other assets, net	11,611	10,230

Total assets	$382,102	$372,497

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$34,916	$39,245
Accrued expenses	20,121	21,524
Income taxes payable	3,178	2,525
Current portion of long-term obligations	23,237	3,220

Total current liabilities	81,452	66,514
Long-term obligations, excluding current portion	272,272	295,420
Deferred income tax liabilities	18,040	17,360
Other	2,414	2,317

Total liabilities	374,178	381,611
Redeemable convertible preferred stock ($0.10 par value; 100 shares authorized; 44.94 shares and 42.40 shares issued and outstanding, respectively)	7,045	6,646
Redeemable Common Stock	9,498	30,523
Commitments and Contingencies
Stockholders’ deficit:
Common Stock ($0.10 par value; 3,000 shares authorized; 1,217.92 and 1,233.27 shares issued and outstanding, respectively)	—	—
Additional paid-in capital	26,682	14,814
Unamortized restricted Common Stock awards, net	(155)	(323)
Notes receivable from stockholders	(680)	(638)
Deficit	(34,020)	(57,551)
Accumulated other comprehensive loss	(446)	(2,585)

Total stockholders’ deficit	(8,619)	(46,283)

Total liabilities, redeemable convertible preferred and Common Stock and stockholders’ deficit	$382,102	$372,497

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Net sales	$402,816	$385,603	$345,183
Cost of sales	269,125	252,980	225,036

Gross profit	133,691	132,623	120,147
Operating expenses:
Selling expenses	36,515	34,619	31,414
General and administrative expenses	31,925	32,056	33,317
Provision for doubtful accounts	2,588	3,008	3,758
Art and development costs	9,395	10,301	8,772
Write-off of deferred financing and IPO-related costs		2,261
Restructuring charges	1,007	1,663

Total operating expenses	81,430	83,908	77,261

Income from operations	52,261	48,715	42,886
Interest expense, net	26,368	21,792	24,069
Gain on sale of available-for-sale securities	(1,486)
Other expense (income), net	52	(311)	24

Income before income taxes and minority interests	27,327	27,234	18,793
Income tax expense	10,065	10,757	7,423
Minority interests	99	12	68

Net income	17,163	16,465	11,302
Dividend on redeemable convertible preferred stock	399	376	270

Net income applicable to common shares	$16,764	$16,089	$11,032

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2003, 2002 and 2001

				Unamortized
				Restricted	Notes		Accumulated
			Additional	Common	Receivable		Other
	Common	Common	Paid-in	Stock Awards,	from		Comprehensive
	Shares	Stock	Capital	Net	Stockholders	Deficit	Loss	Total

	(Dollars in thousands)
Balance at December 31, 2000	1,132.54	$—	$233	$(354)	$(548)	$(83,867)	$(2,345)	$(86,881)
Net income						11,302		11,302
Net change in cumulative translation adjustment							(434)	(434)
Cumulative effect of a change in accounting principle, net of taxes (see Notes 18 and 19)							(227)	(227)
Change in fair value of interest rate swaps and foreign exchange contracts, net of income taxes							113	113

Comprehensive income								10,754
Exercise of stock options	0.95		66		(25)			41
Increase in redeemable Common Stock due to accretion of market value and vesting of restricted Common Stock award						(1,181)		(1,181)
Amortization of restricted Common Stock award				260				260
Accretion of interest income					(37)			(37)
Payments received on notes receivable from stockholders					9			9
Redeemable convertible preferred stock dividends						(270)		(270)

Balance at December 31, 2001	1,133.49	—	299	(94)	(601)	(74,016)	(2,893)	(77,305)
Net income						16,465		16,465
Net change in cumulative translation adjustment							1,304	1,304
Change in fair value of interest rate swaps and foreign exchange contracts, net of taxes							(996)	(996)

Comprehensive income								16,773
Grant of restricted Common Stock award	3.00		465	(465)				—
Issuance of Common Stock in connection with acquisition	96.78		15,000					15,000
Increase in redeemable Common Stock due to vesting of restricted Common Stock award			(574)					(574)
Amortization of restricted Common Stock awards				236				236
Accretion of interest income					(37)			(37)
Redeemable convertible preferred stock dividends			(376)					(376)

Balance at December 31, 2002	1,233.27	$—	$14,814	$(323)	$(638)	$(57,551)	$(2,585)	$(46,283)

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT — (Continued)

For the Years Ended December 31, 2003, 2002 and 2001

				Unamortized
				Restricted	Notes		Accumulated
			Additional	Common	Receivable		Other
	Common	Common	Paid-in	Stock Awards,	from		Comprehensive
	Shares	Stock	Capital	Net	Stockholders	Deficit	Loss	Total

	(Dollars in thousands)
Balance at December 31, 2002	1,233.27	$—	$14,814	$(323)	$(638)	$(57,551)	$(2,585)	$(46,283)
Net income						17,163		17,163
Net change in cumulative translation adjustment							2,161	2,161
Change in fair value of available-for-sale securities, net of income taxes							949	949
Reclassification adjustment for available-for-sale securities sold during the period, net of income taxes							(899)	(899)
Change in fair value of interest rate swap and foreign exchange contracts, net of income taxes							(72)	(72)

Comprehensive income								19,302
Exercise of stock options, including income tax benefits	6.65		910					910
Amortization of restricted Common Stock awards				168				168
Increase in redeemable Common Stock due to exercise of stock options and vesting of restricted Common Stock award			(1,537)					(1,537)
Decrease in redeemable Common Stock due to the expiration of redemption feature			13,597			6,000		19,597
Decrease in redeemable Common Stock due to change in market value of Common Stock			50			368		418
Increase in redeemable Common Stock due to employee purchases of Common Stock			(753)					(753)
Purchase and retirement of redeemable Common Stock held by officers	(22.0)
Accretion of interest income					(42)			(42)
Redeemable convertible preferred stock dividend			(399)					(399)

Balance at December 31, 2003	1,217.92	$—	$26,682	$(155)	$(680)	$(34,020)	$(446)	$(8,619)

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Cash flows from operating activities:
Net income	$17,163	$16,465	$11,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,119	13,962	15,468
Amortization of deferred financing costs	2,131	1,202	998
Loss (gain) on disposal of property, plant and equipment	122	(254)	(13)
Provision for doubtful accounts	2,588	3,008	3,758
Write-off of deferred financing costs		1,460
Amortization of restricted Common Stock awards	168	236	260
Gain on sale of available-for-sale securities	(1,486)
Non-cash restructuring charges	104
Deferred income tax provision	5,231	4,869	1,620
Changes in operating assets and liabilities, net of acquisition in 2002:
Increase in accounts receivable	(3,628)	(7,934)	(6,162)
Decrease (increase) in inventories	7,113	(15,391)	(1,234)
Decrease (increase) in prepaid expenses, other current assets and other, net	2,250	(2,027)	(4,188)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(5,713)	4,733	4,443

Net cash provided by operating activities	42,162	20,329	26,252
Cash flows from investing activities:
Cash paid in connection with acquisition		(13,548)
Capital expenditures	(12,525)	(17,712)	(37,479)
Proceeds from sale of available-for-sale securities	2,005
Proceeds from disposal of property, plant and equipment	204	530	55

Net cash used in investing activities	(10,316)	(30,730)	(37,424)
Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock			6,000
Proceeds from the exercise of Common Stock options	831		41
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs (including original issue discount in 2002) of $6,032 and $557, in 2002 and 2001, respectively		163,968	19,443
Repayment of loans, notes payable and long-term obligations	(3,723)	(152,351)	(13,495)
Loans to officers under notes		(200)	(953)
Purchase of Common Stock from officers	(3,300)
Repayment of notes receivable from officers	1,990
Other			(66)

Net cash (used in) provided by financing activities	(4,202)	11,417	10,970
Effect of exchange rate changes on cash and cash equivalents	1,418	368	(251)

Net increase (decrease) in cash and cash equivalents	29,062	1,384	(453)
Cash and cash equivalents at beginning of year	2,400	1,016	1,469

Cash and cash equivalents at end of year	$31,462	$2,400	$1,016

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$22,982	$20,506	$25,189
Income taxes	4,395	6,158	6,020

Supplemental information on non-cash activities (dollars in thousands):

     Capital lease obligations of $143, $53 and $144 were incurred in 2003, 2002 and 2001, respectively.

     In December 2003, the Company acquired the balloon assets of a competitor, in exchange for 50.1% of the common stock of its wholly-owned metallic balloon distribution subsidiary located in Mexico, thereby creating a joint venture to distribute certain metallic balloons principally in Mexico and Latin America. The Company has accounted for its investment in the joint venture using the equity method.

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

Note 1 — Organization and Description of Business

      Amscan Holdings, Inc. (“Amscan Holdings” or the “Company”) was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of its Common Stock.

      On December 19, 1997, Amscan Holdings and Confetti Acquisition, Inc. (“Confetti”), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (“Goldman Sachs”) (collectively, “GSCP”), entered into a merger pursuant to an agreement (the “Merger Agreement”) providing for a recapitalization of Amscan Holdings in which Confetti was merged with and into Amscan Holdings (the “Merger”), with Amscan Holdings as the surviving privately-held corporation. Pursuant to certain employment arrangements, certain employees of the Company, at that time, purchased an aggregate of 10 shares of Company Common Stock following the Merger (see Note 14). The Merger was accounted for as a recapitalization and, accordingly, the historical basis of the Company’s assets and liabilities was not impacted by the Merger.

      The Company designs, manufactures, contracts for manufacture and distributes party goods, including metallic balloons, gifts and stationery, principally in North America, South America, Europe, Asia and Australia.

Basis of Presentation

      The consolidated financial statements include the accounts of Amscan Holdings and all majority-owned and controlled entities. All material intercompany balances and transactions have been eliminated in consolidation.

Acquisition

      On February 19, 2002, the Company purchased all of the outstanding common stock of M&D Balloons, Inc. (since renamed M&D Industries, Inc. (“M&D Industries”)), a Manteno, Illinois-based manufacturer of metallic and plastic balloons, from American Greetings Corporation (“American Greetings”) for $27,500,000 plus certain other related costs of $1,048,000. The Company financed the acquisition by borrowing $13,548,000 under its revolving credit facility and issuing 96.774 shares of its Common Stock to American Greetings. The Company purchased M&D Industries to supplement its existing balloon operations. American Greetings continues to distribute metallic balloons under a supply agreement with the Company. The acquisition has been accounted for under the provisions of SFAS No. 141, “Business Combinations,” and, accordingly, the operating results of M&D Industries have been included in the Company’s consolidated financial statements since the date of acquisition.

      The purchase price was allocated based upon the estimated fair value of net assets acquired at the date of acquisition. Such allocations were based on studies and valuations. The excess of the purchase price over tangible net assets acquired was allocated to intangible assets consisting of licensing agreements in the amount of $1,070,000, which are being amortized using the straight-line method over the lives of the contracts (one to three years with an average life of 2.7 years), and goodwill in the amount of $15,606,000, which is not being amortized.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following unaudited pro forma information assumes the M&D Industries acquisition had occurred on January 1, 2002 and 2001, respectively. The pro forma information, as presented below, is not necessarily indicative of the results that would have been obtained had the transaction occurred on January 1, 2002 and 2001, nor is it necessarily indicative of the Company’s future results (dollars in thousands):

	Years Ended
	December 31,

	2002	2001

Net sales	$389,710	$370,807
Net income	16,858	12,528

      The net income amounts reflect adjustments for interest expense from additional borrowings necessary to finance the acquisition and amortization of other intangible assets and, in 2001, goodwill, net of their related income tax effects based upon a pro forma effective tax rate of 39.5%. The unaudited pro forma information gives effect only to adjustments described above and does not reflect management’s estimate of any anticipated cost savings or other benefits as a result of the acquisition.

      During the years ended December 31, 2003 and 2002, respectively, the Company sold $7,383,000 and $7,475,000 of metallic balloons and other party goods to American Greetings. Trade accounts receivable from American Greetings at December 31, 2003 and 2002, were $1,937,000 and $2,632,000, respectively.

Joint Venture

      In December 2003, the Company acquired the balloon assets of a competitor, in exchange for 50.1% of the common stock of our wholly-owned metallic balloon distribution subsidiary located in Mexico, thereby creating a joint venture to distribute certain metallic balloons principally in Mexico and Latin America. The Company has accounted for its investment in the joint venture using the equity method. The Company’s investment in the joint venture totaled $2.5 million on the date of exchange. The results of operations for the investment in the joint venture are included in the accompanying consolidated financial statements from the date of exchange and are not material to the consolidated financial statements. Prior to the date of transfer, the Company’s consolidated financial statements included the accounts of its wholly-owned Mexican balloon distribution subsidiary.

Note 2 — Summary of Significant Accounting Policies

Cash Equivalents

      Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Inventories

      Substantially all inventories of the Company are valued at the lower of cost (principally on the first-in, first-out method) or market.

Long-Lived and Intangible Assets

      Property, plant and equipment are stated at cost. Machinery and equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill, net of amortization was $71,986,000 and $74,251,000 at December 31, 2003 and 2002, respectively. Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Effective January 1, 2002, the Company adopted SFAS No. 141 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 revises the accounting for goodwill to eliminate the amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. As a result, the Company stopped recording goodwill amortization as of January 1, 2002. Intangible assets with definite lives will continue to be amortized over their useful lives. SFAS No. 142 also requires goodwill and other intangible assets with indefinite lives to be reviewed for impairment each year and more frequently if circumstances indicate a possible impairment. During 2003, the Company completed its review and determined that goodwill was not impaired. Had SFAS No. 142 been effective in 2001, net income would have been reported as the following (dollars in thousands):

	Years Ended December 31,

	2003	2002	2001

Reported net income	$17,163	$16,465	$11,302
Add back goodwill amortization, net of income taxes			1,572

Adjusted net income	$17,163	$16,465	$12,874

      Other intangible assets, net of amortization, of $333,000 and $695,000 at December 31, 2003 and 2002, respectively, were comprised of licensing agreements which are being amortized using the straight-line method over the lives of the contracts (one to three years with an average life of 2.7 years). Accumulated amortization was $3,737,000 and $3,375,000 at December 31, 2003 and 2002, respectively. Amortization of other intangible assets for the three years ended December 31, 2003, 2002 and 2001 was $362,000, $375,000, and $705,000, respectively. Estimated amortization expense for the year ending December 31, 2004 is $333,000.

      The Company reviews the recoverability of its long-lived assets, including definite-lived intangible assets other than goodwill, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, the Company evaluates long-lived assets other than goodwill based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, the Company may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the assets exceeds the fair value of the asset. When fair values are not readily available, the Company estimates fair values using expected discounted future cash flows.

      Goodwill is reviewed for potential impairment, on an annual basis or more frequently if circumstances indicate a possible impairment, by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the excess, if any, of the fair value of the reporting unit over amounts allocable to the unit’s other assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The fair value of a reporting unit refers to the amount at which the unit as a whole could be sold in a current transaction between willing parties.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs and Original Issue Discount

      Deferred financing costs (included in other assets) and original issue discount (netted against the related debt) are both amortized to interest expense using the interest method over the lives of the related debt.

Revenue Recognition

      The Company’s terms of sale are generally F.O.B. shipping point and, accordingly, title and the risks and rewards of ownership are generally transferred to the customer, and revenue is recognized, when goods are shipped. The Company estimates reductions to revenues for volume-based rebate programs at the time sales are recognized.

Doubtful Accounts

      The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including consideration of our history of receivable write-offs, the level of past due accounts and the economic status of our customers. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Shipping and Handling

      Outbound shipping and handling costs billed to customers are included in revenue. The costs of shipping and handling incurred by the Company are included in cost of sales.

Royalty Agreements

      The Company enters into royalty agreements that allow the Company to use licensed designs on certain of its products. These contracts require the Company to pay royalties, generally based on the sales of such product, and may require guaranteed minimum royalties, a portion of which may be paid in advance. The Company matches royalty expense with revenue by recording royalties at the time of sale, at the greater of the contractual rate or an effective rate calculated based on the guaranteed minimum royalty and the Company’s estimate of sales during the contract period. If a portion of the guaranteed minimum royalty is determined not to be recoverable, the unrecoverable portion is charged to expense at that time. Guaranteed minimum royalties paid in advance are recorded in the consolidated balance sheets as other assets.

Catalogue Costs

      The Company expenses costs associated with the production of annual catalogues when incurred.

Art and Development Costs

      Art and development costs are primarily internal costs that are not easily associated with specific designs, some of which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

Derivative Financial Instruments

      The Company adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS No. 133”) as amended and interpreted, effective January 1, 2001. This

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statement, as amended and interpreted, requires that all derivative financial instruments be recognized on the balance sheet at fair value and establish criteria for both the designation and effectiveness of hedging activities. The Company may use derivatives in the management of interest rate and foreign currency exposure. These statements require the Company to formally document the assets, liabilities or other transaction the Company designates as hedged items, the risk being hedged and the relationship between the hedged items and the hedging instruments. The Company must measure the effectiveness of the hedging relationship at the inception of the hedge and on an on-going basis.

      For derivative financial instruments that qualify as fair value hedges, the gain or loss on the instrument and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative financial instruments that qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a cash flow hedge, if any, is determined based on the dollar-offset method (i.e., the gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item) and is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, the Company’s interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges. The adoption of SFAS No. 133, as amended and interpreted, did not have a significant effect on the Company’s consolidated financial statements, but did reduce comprehensive income in 2001 by $114,000 (see Notes 18 and 19).

Marketable Securities

      The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company classifies its marketable securities as available-for-sale securities. Such securities are stated at fair value based on quoted market prices and consist of shares of common stock of a customer that the Company received in connection with the customer’s reorganization in bankruptcy. Unrealized holding gains or losses are included in stockholders’ deficit as a separate component of accumulated other comprehensive loss. The specific identification method is used to compute realized gains or losses on marketable securities.

      The Company regularly reviews its marketable securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the ability to hold to recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary, if any, are recognized in earnings.

Income Taxes

      The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation

      The Company accounts for stock based awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” SFAS No. 123 permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price, and to provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value method of APB No. 25 for awards granted under its stock-based compensation plans and has provided the pro forma disclosures required by SFAS No. 123.

      In December 2002, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS No. 148”) was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of SFAS No. 148 on December 31, 2002 and continues to account for its stock-based compensation under APB No. 25. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the 1997 Stock Incentive Plan as all options were granted with exercise prices equal to the estimated fair market value of the Common Stock on the date of grant. The adoption of SFAS No. 148 had no impact on the Company’s financial position or results of operations. See Note 12 for further discussion regarding the Company’s stock-based compensation plans and related accounting matters.

      Had the Company determined stock-based compensation based on the fair value of the options granted at the grant date, consistent with the method prescribed under SFAS No. 123, the Company’s net income would have been reduced to amounts indicated below (dollars in thousands):

	Years Ended December 31,

	2003	2002	2001

Net income:
As reported	$17,163	$16,465	$11,302
Less: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of income taxes	296	517	508

SFAS No. 123 pro forma net income	$16,867	$15,948	$10,794

      It has been assumed that the estimated fair value of the options granted in 2003, 2002 and 2001 under the 1997 Stock Incentive Plan is amortized on a straight line basis to compensation expense, net of taxes, over the vesting period of the grant, ranging from 2.5 to 5.0 years. The estimated fair value of each option on the date of grant was determined using the minimum value method with the following assumptions: dividend yield of 0%, risk-free interest rate of 3.9% and expected lives of 2.5 and 7.0 years.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Loss

      Accumulated other comprehensive loss at December 31, 2003 and 2002 consisted of the Company’s foreign currency translation adjustment, the fair value of interest rate swap and foreign exchange contracts qualifying as hedges (see Note 19) and unrealized holding gains on marketable securities (see Note 10).

Foreign Currency Transactions and Translation

      The functional currencies of the Company’s foreign operations are the local currencies in which they operate. Realized foreign currency exchange gains or losses resulting from the settlement of receivables or payables in currencies other than the functional currencies are credited or charged to operations. Unrealized gains or losses on foreign currency transactions are insignificant. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are recorded as comprehensive income (loss) and are included as a component of accumulated other comprehensive loss.

Concentration of Credit Risk

      While the Company’s customers are geographically dispersed throughout North America, South America, Europe, Asia and Australia, there is a concentration of sales made to and accounts receivable from the stores that operate in the party superstore distribution channel. At December 31, 2003 and 2002, Party City Corporation (“Party City”), the Company’s largest customer with 250 corporate-owned and operated stores currently, accounted for 13% and 20%, respectively, of consolidated accounts receivable, net. For each of the years ended December 31, 2003, 2002 and 2001, sales to Party City’s corporate-owned and operated stores represented 12%, 13%, and 13% of consolidated net sales, respectively. For the years ended December 31, 2003, 2002 and 2001, sales to Party City’s franchise-owned and operated stores (currently totaling 250 stores) represented 13%, 14% and 15% of consolidated net sales, respectively. No other group or combination of customers subjected the Company to a concentration of credit risk. Although the Company believes its relationships with Party City and its franchisees are good, if they were to reduce their volume of purchases from the Company significantly, the Company’s financial condition and results of operations could be materially adversely affected.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Standards

      In July 2002, Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated With Exit or Disposal Activities” (“SFAS No. 146”) was issued. SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 (“EITF No. 94-3”), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date an entity committed to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN No. 46”). FIN No. 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“VIE’s”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. The consolidation provisions of FIN No. 46 apply immediately to variable interests in VIE’s created after January 31, 2003. For variable interest entities created or acquired prior to February 1,2003, the provisions of FIN 46 must be applied for the first interim or annual period ended after March 15, 2004 (except for special purpose entities for which the effective date is periods ended after December 31, 2003). The Company has performed an evaluation to identify such entities and does not believe that any entities fall within the scope of this standard.

      Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

Note 3 — Inventories

      Inventories at December 31, 2003 and 2002 consisted of the following (dollars in thousands):

	2003	2002

Finished goods	$74,258	$80,783
Raw materials	8,842	8,763
Work-in process	4,762	7,722

	87,862	97,268
Less: reserve for slow moving and obsolete inventory	(2,725)	(3,378)

	$85,137	$93,890

Note 4 — Property, Plant and Equipment, Net

      Property, plant and equipment, net at December 31, 2003 and 2002 consisted of the following (dollars in thousands):

			Estimated
	2003	2002	Useful Lives

Machinery and equipment	$100,357	$93,159	3-15
Buildings	38,676	37,356	31-40
Data processing equipment	22,057	23,691	3-5
Leasehold improvements	11,032	10,859	2-20
Furniture and fixtures	4,778	5,361	10
Land	7,144	7,134

	184,044	177,560
Less: accumulated depreciation and amortization	(87,550)	(77,256)

	$96,494	$100,304

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Depreciation and amortization expense related to property, plant and equipment was $15,757,000, $13,587,000, and $12,164,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 5 — Loans and Notes Payable

      On December 20, 2002, the Company amended and restated its credit facility with various lenders (the “Lenders”), and with Goldman Sachs Credit Partners L.P. as sole lead arranger, sole bookrunner and syndication agent. Under the terms of the Second Amended and Restated Credit and Guaranty Agreement (the “Credit Agreement”), the Lenders agreed to amend and restate the Company’s then existing bank credit agreements (the “Bank Credit Facilities”) (see Note 6) in their entirety and to provide a $200,000,000 senior secured facility consisting of a $170,000,000 term loan (the “Term Loan”) and up to $30,000,000 aggregate principal amount of revolving loans (the “Revolver”). The proceeds of the Term Loan were used to repay borrowings under the Bank Credit Facilities and to pay certain fees and expenses associated with the refinancing.

      The Revolver expires on June 15, 2007, and bears interest, at the option of the Company, at the index rate plus, based on performance, a margin ranging from 2.00% to 3.50% per annum, or at LIBOR plus, based on performance, a margin ranging from 3.00% to 4.50% per annum, with a LIBOR floor of 2.0%. At December 31, 2003 and 2002, the Company had no borrowings under the Revolver. Standby letters of credit of $7,077,000 and $6,500,000, respectively, were outstanding and the Company had borrowing capacity of approximately $22,923,000 and $23,500,000, respectively, under the terms of the Revolver at December 31, 2003 and 2002. Amounts drawn on the Revolver are also subject to an agreed upon borrowing base. All borrowings under the Revolver are secured by a first priority lien on substantially all of the Company’s assets, are guaranteed by the Company’s domestic subsidiaries and are subject to mandatory prepayments upon the occurrence of certain events (see Note 6). The Company is required to maintain certain financial ratios throughout the term of the Credit Agreement, including leverage and interest coverage ratios.

      In addition to the Revolver, the Company has a 400,000 Canadian dollar denominated revolving credit facility which bears interest at the Canadian prime rate plus 0.6% and expires on April 30, 2004, a 1.0 million British Pound Sterling denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% and expires on June 1, 2004 and a $1.0 million revolving credit facility which bears interest at LIBOR plus 1.0% and expires on December 31, 2004. We expect to renew these revolving credit facilities upon expiration. No borrowings were outstanding under these revolving credit facilities at December 31, 2003 and 2002.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 — Long-Term Obligations

      Long-term obligations at December 31, 2003 and 2002 consisted of the following (dollars in thousands):

	2003	2002

Senior subordinated notes(a)	$110,000	$110,000
Term Loan, net of unamortized discount of $1,274 and $1,692, respectively(b)	167,026	168,308
Mortgage obligations(c)	18,188	19,981
Note payable(d)	31	140
Capital lease obligations(e)	264	211

Total long-term obligations	295,509	298,640
Less: current portion	(23,237)	(3,220)

Long-term obligations, excluding current portion	$272,272	$295,420

      On December 19, 1997, the Company issued $110,000,000 aggregate principal amount of 9 7/8% senior subordinated notes due in 2007 (the “Notes”) and entered into the Bank Credit Facilities which provided for borrowings under an AXEL term loan and revolving loan borrowings under a revolving credit facility. On December 20, 2002, the Company used the proceeds from its Term Loan (see Note 5) to repay its AXEL term loan and revolver borrowings existing under the Bank Credit Facilities at the closing date and to pay certain fees and expenses associated with the refinancing.

      The Company is required to make prepayments under the terms of the Credit Agreement under certain circumstances, including upon certain asset sales and certain issuances of debt or equity securities. Such mandatory prepayments will be applied to prepay the Term Loan first (on a pro rata basis) and thereafter to prepay the Revolver and to reduce the commitments thereunder. The Company may prepay, in whole or in part, borrowings under the Term Loan. Call protection provisions apply to certain prepayments of borrowings under the Term Loan. The Company may prepay borrowings under or reduce commitments for the Revolver, in whole or in part, without penalty. The Credit Agreement is guaranteed by the Company’s domestic subsidiaries (the “Guarantors”) (see Note 21). Subject to certain exceptions, all borrowings under the Credit Agreement, and all guarantees are secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all the stock of domestic subsidiaries owned by the Company or any of the Guarantors and first priority liens on after-acquired real property and leasehold interests of the Company and the Guarantors. The guarantees are joint and several guarantees, and are irrevocable, full and unconditional.

      (a) The Notes bear interest at a rate equal to 9 7/8% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. The Notes are redeemable at the option of the Company, in whole or in part, at redemption prices ranging from 103.292% to 100%, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control, as defined in the note indenture, the Company will be obligated to make an offer to purchase the Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Credit Agreement, the note indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.

      (b) The Term Loan of $170,000,000 was funded at a 1% original issue discount and provides for amortization (in quarterly installments) of 1% of the principal amount thereof per annum through June 15, 2006, and will then amortize in equal quarterly payments through June 15, 2007. The Term Loan

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bears interest, at the option of the Company, at the index rate plus 3.50% per annum or at LIBOR plus 4.50% per annum, with a LIBOR floor of 2.0%. At December 31, 2003, the interest rate on the Term Loan was 6.50%. The original issue discount is being amortized to interest expense using the interest method over the life of the Term Loan. In March of 2004, the Company was required to make a $20.2 million prepayment of the Term Loan based on the Company’s excess cash flows, as defined, for the year ended December 31, 2003.

      (c) In conjunction with the construction of a new distribution facility, on December 21, 2001, the Company borrowed $10,000,000 each from a financial institution and the New York State Job Development Authority, pursuant to the terms of a first and second lien mortgage note, respectively. The first lien mortgage note bears interest at LIBOR plus 2.75%. However, the Company has utilized an interest rate swap agreement to effectively fix the loan rate at 8.40% for the term of the loan. The interest rate swap contract requires the Company to settle the difference in interest obligations monthly. Net payments to the counterparty under the swap contracts for the years ended December 31, 2003 and 2002, respectively, which have been recorded as additional interest expense, were $404,000 and $343,000. The second lien mortgage note bears interest at a rate of 3.31% and 3.77% at December 31, 2003 and 2002, respectively, and is subject to review and adjustment semi-annually based on the New York State Job Development Authority’s confidential internal protocols. Both loans are for a term of 96 months and require monthly payments based on a 180-month amortization period with balloon payments upon maturity in January 2010. The principal amounts outstanding under the first lien mortgage as of December 31, 2003 and 2002, were $8,722,000 and $9,389,000, respectively. The principal amounts outstanding under the second lien mortgage as of December 31, 2003 and 2002, were $9,021,000 and $9,555,000, respectively. At December 31, 2003, the new facility had a carrying value of $29,437,000 (including capitalized interest of $1,204,000, of which $981,000 was incurred in 2001).

      At December 31, 2003 and 2002, the Company had a mortgage obligation payable to a financial institution of $445,000 and $1,037,000, respectively, due September 13, 2004. The mortgage obligation relates to a distribution facility, is collateralized by the related real estate asset ($4,109,000 carrying value at December 31, 2003) and bears interest at 8.51%.

      (d) In conjunction with the 1998 acquisition of the remaining 25% interest in its subsidiary, Amscan Holdings Limited, the Company issued a non-interest bearing note to the former shareholder which is payable through April 2004. At December 31, 2003 and 2002, the note to the former shareholder was $31,000 and $140,000, respectively.

      (e) The Company has entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.85% to 9.20% which extend to 2006.

      At December 31, 2003, maturities of long-term obligations consisted of the following (dollars in thousands):

	Mortgage, Notes	Capital
	and Loans	Lease Obligations	Total

2004	$23,141	$96	$23,237
2005	2,519	103	2,622
2006	83,742	65	83,807
2007	173,074	—	173,074
2008	1,288	—	1,288
Thereafter	11,481	—	11,481

Long-term obligations	$295,245	$264	$295,509

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Provision for Doubtful Accounts

      During the second quarter of 2003, a customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and as a result, the Company charged a total of $3.3 million to the provision for doubtful accounts, of which approximately $1,800,000 and $1,500,000 were charged during 2003 and 2002, respectively. This customer accounted for approximately 2.1% of the Company’s consolidated net sales for the year ended December 31, 2003. The Company does not believe the potential loss of this customer will have a material adverse effect on the Company’s future results of operations or its financial condition.

      During the third quarter of 2001, one of the Company’s customers filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, the Company charged $2,500,000 to the provision for doubtful accounts in 2001 to fully provide for the accounts receivable balances due to the Company. This customer accounted for approximately 2.1% of the Company’s consolidated net sales for the year ended December 31, 2001.

Note 8 — Write-off of Deferred Financing and IPO-Related Costs

      During the fourth quarter of 2002, the Company amended and restated its Bank Credit Facilities with various lenders (see Notes 5 and 6) which resulted in a $1,460,000 write-off of deferred financing costs associated with the previous facility.

      On June 13, 2002, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering (“IPO”) of its Common Stock. However, during the fourth quarter of 2002, the Company decided not to pursue the IPO of shares of its Common Stock, given the valuations available in the equity markets at that time, which resulted in a $801,000 write-off of costs associated with the offering. On March 12, 2003, the Company filed a Form RW with the Securities and Exchange Commission withdrawing its registration statement.

Note 9 — Restructuring Charges

      During the years ended December 31, 2003 and 2002, the Company incurred restructuring charges of $1,007,000 and $1,663,000, respectively, resulting from the consolidation of certain domestic and foreign distribution operations, and the ongoing integration of M&D Industries.

Note 10 — Marketable Securities

      Marketable securities with fair value of $102,000 are included in other current assets on the consolidated balance sheet at December 31, 2003. Marketable securities consist of shares of common stock of a customer that the Company received in connection with the customer’s reorganization in bankruptcy. A gross unrealized gain of $83,000 has been recorded, net of income taxes of $33,000, in stockholders’ deficit as a component of accumulated other comprehensive loss.

      During the year ended December 31, 2003, the Company sold shares of these marketable securities and received net proceeds of approximately $2,005,000 and recognized a gain of $1,486,000. For the purpose of computing the gain, cost was based on the fair value of the shares on the initial date received by the Company.

Note 11 — Employee Benefit Plans

      Certain subsidiaries of the Company maintain profit-sharing plans for eligible employees providing for annual discretionary contributions to a trust. Eligible employees are full-time domestic employees who have completed a certain length of service, as defined, and attained a certain age, as defined. The plans

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

require the subsidiaries to match 25% to 100% of voluntary employee contributions to the plan, up to the first 6% of an employee’s annual salary. Profit sharing expense for the years ended December 31, 2003, 2002 and 2001 totaled $2,943,000, $3,054,000 and $2,462,000, respectively.

Note 12 — Stock Option Plan

      The Company adopted the Amscan Holdings, Inc. Stock Incentive Plan (the “1997 Stock Incentive Plan”) in 1997. The 1997 Stock Incentive Plan is administered by the Board of Directors. Under the terms of the 1997 Stock Incentive Plan, as amended, the Board may award Company Common Stock, stock options and stock appreciation rights to certain directors, officers, employees and consultants of the Company and its affiliates. The vesting periods for awards are determined by the Board at the time of grant. In June 2003, the Stock Incentive Plan was amended by the Board of Directors increasing the total number of shares of Common Stock reserved and available for grant from 150 to 200. The 1997 Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination.

      In June 2003, the Company granted 25 options to each of the Chief Executive Officer and the President that vest and become exercisable upon the expiration of two and one-half years from the date of grant and shall expire on the third anniversary of the date of grant. All other options granted under the 1997 Stock Incentive Plan vest in equal installments on each of the first five anniversaries of the grant date and have a term of ten years. The options are non-transferable (except under certain limited circumstances).

      The following table summarizes the changes in outstanding options under the 1997 Stock Incentive Plan for the years ended December 31, 2003, 2002 and 2001:

			Average Fair Market
		Average	Value of Options
	Options	Exercise Price	at Grant Date

Outstanding at December 31, 2000	136.967
Granted	2.500	$150,000	$53,474
Exercised	(0.666)	75,000
Exercised	(0.287)	55,102
Canceled	(0.191)	55,102
Canceled	(0.444)	75,000
Canceled	(4.500)	125,000

Outstanding at December 31, 2001	133.379
Granted	2.500	155,000	55,257
Canceled	(1.000)	150,000
Canceled	(2.805)	75,000

Outstanding at December 31, 2002	132.074
Granted	50.000	150,000	21,850
Granted	30.000	150,000	53,474
Exercised	(6.648)	125,000
Canceled	(18.941)	79,730

Outstanding at December 31, 2003	186.485

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Average Fair Market
		Average	Value of Options
	Options	Exercise Price	at Grant Date

Exercisable at December 31, 2001	91.290	78,977
Exercisable at December 31, 2002	115.210	80,611
Exercisable at December 31, 2003	98.147	82,086

      The average exercise price for options outstanding as of December 31, 2003 was $113,715 with exercise prices ranging from $54,545 to $155,000. The average remaining contractual life of those options was 4.8 years.

Note 13 — Income Taxes

      A summary of domestic and foreign pre-tax income (loss) follows (dollars in thousands):

	Years Ended
	December 31,

	2003	2002	2001

Domestic	$24,974	$28,172	$17,350
Foreign	2,353	(938)	1,443

Total	$27,327	$27,234	$18,793

      The provision (benefit) for income taxes consisted of the following (dollars in thousands):

	Years Ended
	December 31,

	2003	2002	2001

Current:
Federal	$3,368	$5,452	$4,266
State	709	993	1,101
Foreign	757	(557)	436

Total current provision	4,834	5,888	5,803
Deferred:
Federal	4,531	4,422	1,400
State	700	591	143
Foreign	—	(144)	77

Total deferred provision	5,231	4,869	1,620

Income tax expense	$10,065	$10,757	$7,423

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purposes. Deferred income tax assets and liabilities from domestic jurisdictions consisted of the following at December 31 (dollars in thousands):

	2003	2002

Current deferred income tax assets:
Inventory valuation	$1,862	$2,999
Allowance for doubtful accounts	798	1,871
Accrued liabilities	156	153
Charitable contributions carryforward	73	—
Other	—	18

Current deferred income tax assets (included in prepaid expenses and other current assets)	$2,889	$5,041

	2003	2002

Non-current deferred income tax liabilities, net:
Property, plant and equipment	$17,950	$16,885
Amortization of goodwill and other intangibles	1,165	2,076
Royalty reserves	(297)	(455)
Foreign tax credits	—	(308)
Interest rate swap and foreign exchange contracts	(714)	(726)
Other	(64)	(112)

Non-current deferred income tax liabilities, net	$18,040	$17,360

      A non-current foreign deferred income tax asset of $733,000 and $600,000 at December 31, 2003 and 2002, respectively, is primarily attributable to non-current obligations recognized in connection with the acquisition of Anagram International Inc. and certain related companies (“Anagram”) in 1998 and is included in non-current assets, net.

      The difference between the Company’s effective income tax rate and the federal statutory income tax rate is reconciled below:

	Years Ended
	December 31,

	2003	2002	2001

Provision at federal statutory income tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	3.6	3.8	4.7
Other	(1.8)	0.7	(0.2)

Effective income tax rate	36.8%	39.5%	39.5%

      At December 31, 2003, the Company’s share of the cumulative undistributed earnings of foreign subsidiaries was approximately $14,041,000. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of foreign subsidiaries because such earnings are expected to be reinvested indefinitely in the subsidiaries’ operations. It is not practical to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale; however, under existing law, foreign tax credits would be available to substantially reduce incremental U.S. taxes payable on amounts repatriated.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14 — Capital Stock

      At December 31, 2003 and 2002, employee stockholders held 63.33 and 196.92 shares, respectively, of fully paid and vested Common Stock. Under the terms of its stockholders’ agreement (the “Stockholders’ Agreement”), the Company can purchase all of the shares held by the employee stockholders. The purchase price as prescribed in the Stockholders’ Agreement is to be determined through a market valuation of the minority-held shares. In addition, under the terms of the Stockholders’ Agreement, the Company can be required to purchase all of the shares held by an employee stockholder in the case of death or disability, at a price determined by a market valuation and, in all other instances, at the lower of the share’s cost, as defined, or the market valuation. All common shares held by employees are recorded as redeemable Common Stock, at the estimated fair market value of the stock, with a corresponding adjustment to stockholders’ deficit. At December 31, 2003 and 2002, the aggregate amount that may be payable by the Company to employee stockholders, based on the then estimated market value for fully paid and vested shares, was approximately $9,498,000 and $30,523,000, respectively, and has been classified as redeemable Common Stock on the consolidated balance sheets. As there is no active market for the Company’s Common Stock, the Company estimates the fair value of its Common Stock using various valuation techniques including recent third party transactions.

      On January 10, 2003, an executive officer of a wholly-owned subsidiary and stockholder terminated his employment with the Company and, on April 9, 2003, exercised options to purchase 6.648 shares of the Company’s Common Stock at $125,000 per share or for $831,000 (exclusive of an income tax benefit of $79,000). The former officer’s right to put 126.648 shares of Common Stock back to the Company expired during 2003, and, as a result, the Company recorded a decrease in redeemable Common Stock and a decrease in stockholders’ deficit of $19,597,000 (a $13,597,000 increase in additional paid-in capital and a $6,000,000 decrease in deficit).

      In June 2003, the Stock Incentive Plan was amended by the Board of Directors increasing the total number of shares of Common Stock reserved and available for grant from 150 to 200. In June 2003, the Chief Executive Officer and the President were each granted options to purchase 25 shares of Common Stock at $150,000 per share.

      In June 2003, the Company purchased 16 shares of Common Stock from its Chief Executive Officer at a price of $150,000 per share, for an aggregate cost of $2,400,000. The Chief Executive Officer used a portion of the proceeds to repay his outstanding loan balance of $1,588,000. The Company retired the 16 shares of Common Stock.

      In July 2003, the Company purchased 6 shares of Common Stock from its President at a price of $150,000 per share, for an aggregate cost of $900,000. The President used a portion of the proceeds to repay his outstanding loan balance of $402,000. The Company retired the 6 shares of Common Stock.

      In December 2003 and January 2004, the estate of John A. Svenningsen (the “Estate”) sold its shares of Common Stock to Goldman Sachs and other current shareholders, including 5.02 shares to employees of the Company. In December 2003, the sale of 5.02 shares to employees increased redeemable Common Stock by $753,000.

      At December 31, 2003 and 2002, there were 3.00 and 6.38 shares, respectively, of Common Stock (the “Restricted Stock”) subject to the vesting provisions of employment agreements with the President and Executive Vice President of the Company. On January 1, 2002, the Company issued 3.0 shares of Restricted Stock, with an aggregate value of $465,000 to its Executive Vice President, vesting on December 31, 2004. During the years ended December 31, 2003, 2002 and 2001, the Company recorded the amortization of Restricted Stock of $168,000, $236,000 and $260,000, respectively, as compensation expense, which is included in general and administrative expenses in the Company’s consolidated statements of income.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the Company held notes receivable from a former officer and an employee in the amounts of $655,000 and $25,000, respectively. At December 31, 2002, the Company held notes receivable from a former officer and an employee in the amounts of $613,000 and $25,000, respectively. These notes arose in connection with the issuance of shares of Common Stock. The notes held at December 31, 2003 bear interest at 6.65% and LIBOR plus 2% and mature in March 2009 and January 2004, respectively. The notes receivable are shown on the consolidated balance sheets as an increase in stockholders’ deficit. The note for $25,000 was repaid in January 2004.

      In February 2002, the Company issued 96.774 shares of its Common Stock, at a value of $155,000 per share, to American Greetings in connection with the acquisition of M&D Industries (see Note 1).

      In September 1998, the Company issued warrants to purchase 10.0 shares of Common Stock at $125,000 per share in connection with the acquisition of all the capital stock of Anagram. The warrants, which were valued at $225,000 and were fully exercisable upon issuance, expire on September 17, 2008 and were included as a cost of the acquisition of Anagram.

      On March 30, 2001, the Board of Directors authorized 500 shares of preferred stock, $0.10 par value, and designated 100 shares as Series A Redeemable Convertible Preferred Stock (“Series A Redeemable Convertible Preferred Stock”). Also on March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP for proceeds of $6.0 million. Dividends are cumulative and payable annually, at 6% per annum. On March 30, 2002 and 2003, the annual dividends were distributed in additional shares of Series A Redeemable Convertible Preferred Stock. Dividends payable on or prior to March 30, 2004, are payable in additional shares of Series A Redeemable Convertible Preferred Stock. Subsequent to March 30, 2004, dividends are payable, at the option of the Company, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock. At December 31, 2003 and 2002, respectively, accrued dividends aggregated $303,372 and $286,200, and are included in redeemable convertible preferred stock on the consolidated balance sheets.

      Each share of the Series A Redeemable Convertible Preferred Stock is convertible at the option of the holder, at any time, into one share of Common Stock of the Company, $0.10 par value. At December 31, 2003, the redeemable convertible preferred stock was convertible into Common Stock at a price of $150,000 per common share. As of December 31, 2003, there were 46.97 shares of Common Stock reserved for such conversion.

      The Series A Redeemable Convertible Preferred Stock is not redeemable on or prior to March 30, 2004. To the extent the Company shall have funds legally available to redeem these shares, the Company may redeem these shares, in whole or, with the consent of the holders of a majority of the outstanding Series A Redeemable Convertible Preferred Stock, in part, at a redemption price of $150,000 per share, in cash, together with accrued and unpaid dividends. To the extent the Company shall have funds legally available to redeem these shares on March 30, 2008, the Company is required to redeem all outstanding shares of Series A Redeemable Convertible Preferred Stock at a redemption price per share equal to $150,000 in cash, together with accrued and unpaid dividends. The holders of the Series A Redeemable Convertible Preferred Stock have liquidation rights equal to their original investment plus accrued and unpaid dividends.

      The Company has not paid any dividends on the Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, the Company’s current credit facility and the indenture governing its notes contain restrictive covenants which have the effect of limiting the Company’s ability to pay dividends or distributions to its stockholders.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 — Commitments, Contingencies and Related Party Transactions

Lease Agreements

      The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through 2006 (see Note 6). At December 31, 2003 and 2002, the amount of machinery and equipment and related accumulated amortization recorded under capital leases and included with property, plant and equipment, net consisted of the following (dollars in thousands):

	2003	2002

Machinery and equipment	$4,427	$4,343
Less: accumulated amortization	(3,747)	(3,382)

	$680	$961

      Amortization of assets held under capitalized leases is included in depreciation expense.

      The Company has several non-cancelable operating leases principally for office, distribution and manufacturing facilities, showrooms, and warehouse equipment that expire on various dates through 2017. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

      At December 31, 2003, future minimum lease payments under all operating leases consisted of the following (dollars in thousands):

2004	$10,500
2005	9,344
2006	7,456
2007	6,331
2008	1,801
Thereafter	10,235

$45,667

      Rent expense for the years ended December 31, 2003, 2002 and 2001 was $13,267,000, $12,705,000 and $9,450,000, respectively.

Royalty Agreements

      The Company has entered into royalty agreements with various licensors of copyrighted and trademarked characters and designs used on the Company’s products which require royalty payments based on sales of the Company’s products, or in some cases, annual minimum royalties.

      At December 31, 2003, the Company’s commitment to pay future minimum royalties was as follows (dollars in thousands):

2004	$2,048
2005	2,453
2006	2,395
2007	155
2008	155

$7,206

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Royalty expense for the years ended December 31, 2003, 2002 and 2001 was $6,522,000, $6,192,000 and $4,494,000 respectively.

Legal Proceedings

      The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe any of these proceedings will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

Related Party Transactions

      During the years ended December 31, 2003 and 2002, the Company sold $7,400,000 and $7,500,000 of metallic balloons and other party goods to American Greetings. Trade accounts receivable from American Greetings at December 31, 2003 were $1.9 million.

      During 2001, the Company amended a line of credit granted to the Chief Executive Officer, increasing the line from $1,000,000 to $1,400,000. Borrowings under the line bore interest at the Company’s incremental borrowing rate in effect during the time such loan was outstanding. The interest was payable annually or, at the option of the Chief Executive Officer, accrued to the principal balance. Amounts borrowed under the line were evidenced by a limited recourse secured promissory note, secured by a lien on the equity interests that the Chief Executive Officer had in the Company. The note required that all principal payments be made only from the equity pledged as collateral. In June 2003, the Company purchased 16 shares of Common Stock from the Chief Executive Officer at a price of $150,000 per share, for an aggregate cost of $2,400,000. The Chief Executive Officer used a portion of the proceeds to repay his outstanding loan balance of $1,588,000 (see Note 14). At December 31, 2002, borrowings, including accrued interest, under this line totaled $1,551,000.

      On June 15, 2001, the Company entered into a limited recourse secured promissory note with the President of the Company. The note evidenced loans made or to be made to the President at his request, in connection with the payment of any personal federal, state or local income taxes due and payable upon and in respect of the vesting of the President’s Restricted Stock (see Note 14). The Company’s obligation to extend loans under the note was limited to the amount of income taxes the President was actually required to pay subsequent to June 15, 2001. Amounts borrowed under the note and any interest thereon was secured by a lien on the equity interests that the President has in the Company. The note bore interest at 5.43% per annum. The note required that all payments of principal and interest due thereunder be made only from the equity pledged as collateral. In July 2003, the Company purchased 6 shares of Common Stock from its President at a price of $150,000 per share, for an aggregate cost of $900,000 (see Note 14). The President used a portion of the proceeds to repay his outstanding loan balance of $402,000. At December 31, 2002, the amount borrowed under the note totaled $391,300.

      Pursuant to the Stockholders’ Agreement, Goldman Sachs, an affiliate of GSCP which owned approximately 73.9% of the Company’s Common Stock (excluding the potential impact of the conversion of the redeemable convertible preferred stock) at December 31, 2003, has the exclusive right (if it so elects) to perform, through its various affiliated companies, certain investment banking and similar services for the Company on customary terms. Goldman Sachs may from time to time receive customary fees for services rendered to the Company. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs and GSCP, has served as the arranger and syndication agent for the Company’s term loans and revolving credit facilities since December 1997. On December 20, 2002, the Company amended and restated its existing credit facility, with Goldman Sachs Credit Partners L.P. as sole lead arranger, sole bookrunner and syndication agent. For the year ended December 31, 2002, the Company paid Goldman Sachs and its affiliates fees for services of $3,231,572. No fees were paid to Goldman Sachs and its affiliates in 2003 and 2001.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP, for proceeds of $6.0 million (see Note 14). Dividends are cumulative and payable annually at 6% per annum. Dividends payable on or prior to March 30, 2004, are payable in additional shares of Series A Redeemable Convertible Preferred Stock. Subsequent to March 30, 2004, dividends are payable, at the option of the Company, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock. At December 31, 2003, 44.94 shares of Series A Redeemable Convertible Preferred Stock were issued and outstanding and accrued dividends aggregated $303,372.

Note 16 — Segment Information

Industry Segment

      The Company manages its operations as one industry segment which involves the design, manufacture, contract for manufacture and distribution of party goods, including decorative party goods, metallic balloons, stationery and gift items.

Geographic Segments

      The Company’s export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets. No single foreign operation is significant to the Company’s consolidated operations. Sales between geographic areas are made at cost plus a share of operating profit.

      The Company’s geographic area data for each of the three years ended December 31, 2003, 2002 and 2001 were as follows (dollars in thousands):

	Domestic	Foreign	Eliminations	Consolidated

2003
Sales to unaffiliated customers	$346,575	$56,241		$402,816
Sales between geographic areas	20,533		$(20,533)

Net sales	$367,108	$56,241	$(20,533)	$402,816

Income from operations	$47,341	$3,680	$1,240	$52,261

Interest expense, net				26,368
Gain on sale of available-for-sale securities				(1,486)
Other expense, net				52

Income before income taxes and minority interests				$27,327

Long-lived assets	$194,261	$8,729	$(22,899)	$180,091

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	Foreign	Eliminations	Consolidated

2002
Sales to unaffiliated customers	$332,187	$53,416		$385,603
Sales between geographic areas	18,398		$(18,398)

Net sales	$350,585	$53,416	$(18,398)	$385,603

Income from operations	$46,481	$1,410	$824	$48,715

Interest expense, net				21,792
Other income, net				(311)

Income before income taxes and minority interests				$27,234

Long-lived assets	$204,292	$7,620	$(25,185)	$186,727

	Domestic	Foreign	Eliminations	Consolidated

2001
Sales to unaffiliated customers	$299,803	$45,380		$345,183
Sales between geographic areas	21,524		$(21,524)

Net sales	$321,327	$45,380	$(21,524)	$345,183

Income from operations	$39,385	$2,422	$1,079	$42,886

Interest expense, net				24,069
Other expense, net				24

Income before income taxes and minority interests				$18,793

Long-lived assets	$169,055	$10,898	$(21,775)	$158,178

Note 17 — Fair Value of Financial Instruments

      The carrying amounts for cash and cash equivalents, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value at December 31, 2003 and 2002 because of the short-term maturity of those instruments or their variable rates of interest.

      The estimated fair value of the Company’s $110,000,000 Notes at December 31, 2003 and 2002 was $111,100,000 and $101,772,000, respectively. The carrying amounts of the Company’s borrowings under its Credit Agreement and other revolving credit facilities approximate fair value because such obligations generally bear interest at floating rates. The carrying amounts for other long-term debt approximate fair value at December 31, 2003 and 2002, based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

Note 18 — Derivative Financial Instruments and Hedging Activities

      All derivative financial instruments that qualify for hedge accounting, such as interest rate swaps and foreign currency exchange agreements, are recognized on the consolidated balance sheets at fair value and changes in fair value are recognized periodically in either income or shareholders’ deficit (as a component of other comprehensive income). For derivative financial instruments that are designated and qualify as a

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of a cash flow hedge, if any, is determined based on the dollar-offset method (i.e., the gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item) and is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, the Company’s interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges.

Interest Rate Risk Management

      As part of the Company’s risk management strategy, the Company periodically uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations (see Note 6). Accordingly, the interest rate swap agreements are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in stockholders’ deficit and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. To effectively fix the interest rate of its $10,000,000 original mortgage note (see Note 6), the Company entered into an interest rate swap agreement with a financial institution for a notional amount of $10,000,000, agreeing to receive 30-day LIBOR and to pay 5.65%. The fair value of interest rate swap is the estimated amount that the counterparty would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparty. At December 31, 2003 and 2002 respectively, this hedge had an unrealized net loss of $490,000 and $644,000, which have been included in accumulated other comprehensive loss (see Note 19). As this hedge is 100% effective, there is no current impact on earnings due to hedge ineffectiveness.

      During 2001, the Company was involved in two interest rate swap transactions with Goldman Sachs Capital Markets, L.P. (“GSCM”) and a financial institution which covered a portion of the outstanding borrowings under the AXEL term loan (see Note 6), all of which expired in 2001. The interest rate swap contracts required the Company to settle the difference in interest obligations quarterly. Net payments (receipts) to (from) the counterparty under the swap contracts for the year ended December 31, 2001, which have been recorded as (reduction of) additional interest expense, were as follows (dollars in thousands):

				(Reduction of)
				Additional
				Interest
	Notional			Expense
Date of Contract	Amount	Term	Fixed Rate	2001

September 30, 1998	$35,000	3 years	7.68%	$56
September 17, 1999	$31,000	2 years	9.30%	(308)
January 3, 2001	$10,000	9 months	6.03%	(76)

				$(328)

Foreign Exchange Risk Management

      A portion of the Company’s cash flows is derived from transactions denominated in foreign currencies. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to these foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, including the British Pound Sterling and the Euro, the Company enters into foreign exchange contracts with major

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inter-company inventory purchases and trade receivables. No components of the contracts are excluded in the measurement of hedge effectiveness. The critical terms of the foreign exchange contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of foreign exchange contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions. At December 31, 2003 and 2002, the Company had contracts in the notional amounts of $12.1 million and $20.4 million of foreign currency exchange contracts. The foreign currency exchange contracts are reflected in the consolidated balance sheets at fair value and the related gains and losses on these contracts are deferred in stockholders’ deficit. The fair value adjustment at December 31, 2003 and 2002 are unrealized net losses of $692,000, and $466,000, respectively, which have been included in accumulated other comprehensive loss. The Company anticipates that all gains and losses in accumulated other comprehensive loss related to foreign exchange contracts will be reclassified into earnings by April 2005.

Note 19 — Comprehensive Income (Loss)

      Comprehensive income consisted of the following (dollars in thousands):

	Years Ended December 31,

	2003	2002	2001

Net income	$17,163	$16,465	$11,302
Net change in cumulative translation adjustment	2,161	1,304	(434)
Cumulative effect of a change in accounting principle to recognize the fair value of the Company’s interest rate swap contracts, net of income taxes of $148 (see Note 18)			(227)
Change in fair value of available-for-sale securities, net of income taxes of $(620)	949
Reclassification adjustment for available-for-sale securities sold during the period, net of income taxes of $587	(899)
Change in fair value of the Company’s interest rate swap contracts, net of income taxes of $(101), $421 and $(148), respectively (see Note 18)	154	(644)	227
Change in fair value of the Company’s foreign exchange contracts, net of income taxes of $148, $229 and $76, respectively (see Note 18)	(226)	(352)	(114)

	$19,302	$16,773	$10,754

      Accumulated other comprehensive loss consisted of the following at December 31 (dollars in thousands):

	2003	2002

Cumulative translation adjustment	$686	$(1,475)
Unrealized gain on available-for-sale securities, net of income taxes of $(33)	50
Interest rate swap contract qualifying as a hedge, net of income taxes of $320 and $421, respectively	(490)	(644)
Foreign exchange contracts qualifying as hedges, net of income taxes of $305 and $76, respectively	(692)	(466)

	$(446)	$(2,585)

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20 — Subsequent Event

      On March 26, 2004, the Company signed a definitive merger agreement providing for a recapitalization of the Company in which the Company will merge with AAH Acquisition Corporation (“AAH”), a newly-formed corporation affiliated with AAH Holdings Corporation, an entity jointly controlled by affiliates of Berkshire Partners LLC and Weston Presidio. Under the terms of the agreement, GSCP, certain other funds managed by or otherwise affiliated with Goldman Sachs and all other stockholders, other than certain management investors, will transfer all of their equity interests in the Company to AAH in exchange for cash. Certain management investors will be required to roll over a portion of their redeemable Common Stock and stock options (“roll over shares”) into common stock and stock options of AAH.

      The total value of the transaction is estimated at approximately $540,000,000, including the repayment of debt, which totaled $295,000,000 at December 31, 2003, and the payment of approximately $245,000,000 for all of the Company’s redeemable preferred and common equity interests, excluding roll over shares.

      Berkshire Partners LLC and Weston Presidio have received a commitment from Goldman Sachs for a senior debt facility and a bridge financing facility for its senior subordinated debt financing. In connection with the transaction, the Company intends to commence a cash tender offer to purchase any and all of its outstanding 9.875% Senior Subordinated Notes due 2007. The offer will be conditioned upon the closing of the merger and will be subject to other terms and conditions.

      The merger is subject to customary conditions including the approval of the Company’s stockholders, the availability of the contemplated financing, the expiration of antitrust waiting periods and certain other conditions. A majority of the Company’s stockholders have agreed to vote in favor of the transaction. The transaction is expected to close in mid-2004. Goldman Sachs advised the Company on the transaction.

Note 21 — Condensed Consolidating Financial Information (Unaudited)

      On December 20, 2002, the Company amended and restated its existing credit facility (see Notes 5 and 6). Under the terms of the Credit Agreement, the Lenders agreed to amend and restate the Company’s existing bank credit agreements in their entirety and to provide a $200,000,000 senior secured facility consisting of a $170,000,000 Term Loan and up to $30,000,000 aggregate principal amount of revolving loans under the Revolver. The proceeds of the Term Loan were used to redesignate and replace the Company’s AXEL term loan and revolver borrowings existing under the Bank Credit Facilities at the closing date and to pay certain fees and expenses associated with the refinancing.

      On December 19, 1997, the Company also issued $110,000,000 aggregate principal amount of 9.875% senior subordinated notes due in December 2007 (see Note 6). The repayment of the Notes and borrowings under the Credit Agreement are guaranteed jointly and severally, fully and unconditionally, by the following wholly-owned Guarantor subsidiaries:

•	Amscan Inc.

•	Trisar, Inc.

•	Am-Source, LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	Anagram International, LLC

•	M&D Industries, Inc.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	SSY Realty Corp.

•	JCS Realty Corp.

•	Anagram Eden Prairie Property Holdings LLC

      Non-guarantor subsidiaries (“Non-guarantors”) include the following:

•	Amscan Distributors (Canada) Ltd.

•	Amscan Holdings Limited

•	Amscan (Asia-Pacific) Pty. Ltd.

•	Amscan Partyartikel GmbH

•	Amscan de Mexico, S.A. de C.V.

•	Anagram International (Japan) Co., Ltd.

•	Anagram Espana, S.A.

•	Anagram France S.C.S.

      The following consolidating information presents consolidating balance sheets as of December 31, 2003 and 2002, and the related consolidating statements of income and cash flows for each of the three years in the period ended December 31, 2003 for the combined Guarantors and the combined Non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET

December 31, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,740	$722		$31,462
Accounts receivable, net	63,553	12,129		75,682
Inventories	75,991	9,357	$(211)	85,137
Prepaid expenses and other current assets	8,611	1,248	(129)	9,730

Total current assets	178,895	23,456	(340)	202,011
Property, plant and equipment, net	94,789	1,705		96,494
Goodwill, net	66,453	5,533		71,986
Other assets, net	33,019	1,491	(22,899)	11,611

Total assets	$373,156	$32,185	$(23,239)	$382,102

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$33,221	$1,695		$34,916
Accrued expenses	14,156	5,965		20,121
Income taxes payable	3,307		$(129)	3,178
Current portion of long-term obligations	23,110	127		23,237

Total current liabilities	73,794	7,787	(129)	81,452
Long-term obligations, excluding current portion	272,104	168		272,272
Deferred income tax liabilities	18,040			18,040
Other	1,083	13,133	(11,802)	2,414

Total liabilities	365,021	21,088	(11,931)	374,178
Redeemable convertible preferred stock	7,045			7,045
Redeemable Common Stock	9,498			9,498
Commitments and Contingencies
Stockholders’ (deficit) equity:
Common Stock		339	(339)	—
Additional paid-in capital	26,682	658	(658)	26,682
Unamortized restricted Common Stock award, net	(155)			(155)
Notes receivable from stockholders	(680)			(680)
(Deficit) retained earnings	(33,809)	10,292	(10,503)	(34,020)
Accumulated other comprehensive loss	(446)	(192)	192	(446)

Total stockholders’ (deficit) equity	(8,408)	11,097	(11,308)	(8,619)

Total liabilities, redeemable convertible preferred and Common Stock and stockholders’ (deficit) equity	$373,156	$32,185	$(23,239)	$382,102

CONSOLIDATING BALANCE SHEET

December 31, 2002

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,483	$917		$2,400
Accounts receivable, net	62,520	11,727		74,247
Inventories	83,659	11,138	$(907)	93,890
Prepaid expenses and other current assets	13,411	2,280	(458)	15,233

Total current assets	161,073	26,062	(1,365)	185,770
Property, plant and equipment, net	98,951	1,353		100,304
Goodwill, net	68,611	5,640		74,251
Notes receivable from officers	1,942			1,942
Other assets, net	34,788	627	(25,185)	10,230

Total assets	$365,365	$33,682	$(26,550)	$372,497

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$37,813	$1,432		$39,245
Accrued expenses	15,937	5,587		21,524
Income taxes payable	3,037		$(512)	2,525
Current portion of long-term obligations	3,052	168		3,220

Total current liabilities	59,839	7,187	(512)	66,514
Long-term obligations, excluding current portion	295,274	146		295,420
Deferred income tax liabilities	17,360			17,360
Other	1,153	16,052	(14,888)	2,317

Total liabilities	373,626	23,385	(15,400)	381,611
Redeemable convertible preferred stock	6,646			6,646
Redeemable Common Stock	30,523			30,523
Commitments and Contingencies
Stockholders’ (deficit) equity:
Common Stock		339	(339)	—
Additional paid-in capital	14,814	658	(658)	14,814
Unamortized restricted Common Stock awards, net	(323)			(323)
Notes receivable from stockholders	(638)			(638)
(Deficit) retained earnings	(56,698)	11,198	(12,051)	(57,551)
Accumulated other comprehensive loss	(2,585)	(1,898)	1,898	(2,585)

Total stockholders’ (deficit) equity	(45,430)	10,297	(11,150)	(46,283)

Total liabilities, redeemable convertible preferred and Common Stock and stockholders’ (deficit) equity	$365,365	$33,682	$(26,550)	$372,497

CONSOLIDATING STATEMENT OF INCOME

For the Year Ended December 31, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Net sales	$367,108	$56,241	$(20,533)	$402,816
Cost of sales	250,242	39,456	(20,573)	269,125

Gross profit	116,866	16,785	40	133,691
Operating expenses:
Selling expenses	30,296	6,219		36,515
General and administrative expenses	26,339	6,786	(1,200)	31,925
Provision for doubtful accounts	2,515	73		2,588
Art and development costs	9,395			9,395
Restructuring charges	980	27		1,007

Total operating expenses	69,525	13,105	(1,200)	81,430

Income from operations	47,341	3,680	1,240	52,261
Interest expense, net	25,610	758		26,368
Gain on sale of available-for-sale securities	(1,486)			(1,486)
Other (income) expense, net	(2,928)	136	2,844	52

Income before income taxes and minority interests	26,145	2,786	(1,604)	27,327
Income tax expense	9,022	1,043		10,065
Minority interests		99		99

Net income	17,123	1,644	(1,604)	17,163
Dividend on redeemable convertible preferred stock	399			399

Net income applicable to common shares	$16,724	$1,644	$(1,604)	$16,764

CONSOLIDATING STATEMENT OF INCOME

For the Year Ended December 31, 2002

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Net sales	$350,585	$53,416	$(18,398)	$385,603
Cost of sales	233,112	38,130	(18,262)	252,980

Gross profit	117,473	15,286	(136)	132,623
Operating expenses:
Selling expenses	28,586	6,033		34,619
General and administrative expenses	26,764	6,252	(960)	32,056
Provision for doubtful accounts	2,147	861		3,008
Art and development costs	10,301			10,301
Write-off of deferred financing and IPO-related costs	2,261			2,261
Restructuring charges	933	730		1,663

Total operating expenses	70,992	13,876	(960)	83,908

Income from operations	46,481	1,410	824	48,715
Interest expense, net	21,121	671		21,792
Other (income) expense, net	(2,182)	2,327	(456)	(311)

Income (loss) before income taxes and minority interests	27,542	(1,588)	1,280	27,234
Income tax expense (benefit)	10,995	(184)	(54)	10,757
Minority interests		12		12

Net income (loss)	16,547	(1,416)	1,334	16,465
Dividend on redeemable convertible preferred stock	376			376

Net income (loss) applicable to common shares	$16,171	$(1,416)	$1,334	$16,089

CONSOLIDATING STATEMENT OF INCOME

For the Year Ended December 31, 2001

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Net sales	$321,327	$45,380	$(21,524)	$345,183
Cost of sales	214,505	31,751	(21,220)	225,036

Gross profit	106,822	13,629	(304)	120,147
Operating expenses:
Selling expenses	26,355	5,059		31,414
General and administrative expenses	28,728	5,972	(1,383)	33,317
Provision for doubtful accounts	3,582	176		3,758
Art and development costs	8,772			8,772

Total operating expenses	67,437	11,207	(1,383)	77,261

Income from operations	39,385	2,422	1,079	42,886
Interest expense, net	23,442	627		24,069
Other (income) expense, net	(2,611)	61	2,574	24

Income before income taxes and minority interests	18,554	1,734	(1,495)	18,793
Income tax expense	6,948	475		7,423
Minority interests		68		68

Net income	11,606	1,191	(1,495)	11,302
Dividend on redeemable convertible preferred stock	270			270

Net income applicable to common shares	$11,336	$1,191	$(1,495)	$11,032

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows from operating activities:
Net income	$17,123	$1,644	$(1,604)	$17,163
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,540	579		16,119
Amortization of deferred financing costs	2,131			2,131
Loss on disposal of property, plant and equipment	109	13		122
Provision for doubtful accounts	2,515	73		2,588
Amortization of restricted Common Stock awards	168			168
Gain on sale of available-for-sale securities	(1,486)			(1,486)
Non-cash restructuring charges	104			104
Deferred income tax provision	5,231			5,231
Changes in operating assets and liabilities:
Increase in accounts receivable	(972)	(2,656)		(3,628)
Decrease (increase) in inventories	7,553	(400)	(40)	7,113
Decrease (increase) in prepaid expenses, other current assets and other, net	1,337	(731)	1,644	2,250
(Increase) decrease in accounts payable, accrued expenses and income taxes payable	(6,547)	834		(5,713)

Net cash provided by (used in) operating activities	42,806	(644)	—	42,162
Cash flows from investing activities:
Capital expenditures	(11,660)	(865)		(12,525)
Proceeds from sale of available-for-sale securities	2,005			2,005
Proceeds from disposal of property, plant and equipment	117	87		204

Net cash used in investing activities	(9,538)	(778)		(10,316)
Cash flows from financing activities:
Proceeds from exercise of Common Stock options	831			831
Repayment of loans, notes payable and long-term obligations	(3,530)	(193)		(3,723)
Purchase of Common Stock from officers	(3,300)			(3,300)
Repayment of notes receivable from officers	1,990			1,990

Net cash used in financing activities	(4,009)	(193)		(4,202)
Effect of exchange rate changes on cash and cash equivalents	(2)	1,420		1,418

Net increase (decrease) in cash and cash equivalents	29,257	(195)		29,062
Cash and cash equivalents at beginning of year	1,483	917		2,400

Cash and cash equivalents at end of year	$30,740	$722	$—	$31,462

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$16,547	$(1,416)	$1,334	$16,465
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,443	519		13,962
Amortization of deferred financing costs	1,202			1,202
(Gain) loss on disposal of property, plant and equipment	(348)	94		(254)
Provision for doubtful accounts	2,147	861		3,008
Write-off of deferred financing costs	1,460			1,460
Amortization of restricted Common Stock awards	236			236
Deferred income tax provision (benefit)	5,013	(144)		4,869
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(4,528)	(3,406)		(7,934)
(Increase) decrease in inventories	(13,710)	(1,817)	136	(15,391)
(Increase) decrease in prepaid expenses, other current assets and other, net	(4,949)	4,338	(1,416)	(2,027)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	3,665	1,122	(54)	4,733

Net cash provided by operating activities	20,178	151	—	20,329
Cash flows from investing activities:
Cash paid in connection with acquisition	(13,548)			(13,548)
Capital expenditures	(17,248)	(464)		(17,712)
Proceeds from disposal of property, plant and equipment	481	49		530

Net cash used in investing activities	(30,315)	(415)		(30,730)
Cash flows from financing activities:
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs (including original issue discount) of $6,032	163,968			163,968
Repayment of loans, notes payable and long-term obligations	(152,198)	(153)		(152,351)
Loans to officers under notes	(200)			(200)

Net cash provided by (used in) financing activities	11,570	(153)		11,417
Effect of exchange rate changes on cash and cash equivalents	(10)	378		368

Net increase (decrease) in cash and cash equivalents	1,423	(39)		1,384
Cash and cash equivalents at beginning of year	60	956		1,016

Cash and cash equivalents at end of year	$1,483	$917	$—	$2,400

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows from operating activities:
Net income	$11,606	$1,191	$(1,495)	$11,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,863	605		15,468
Amortization of deferred financing costs	998			998
Loss (gain) on disposal of property, plant and equipment	7	(20)		(13)
Provision for doubtful accounts	3,582	176		3,758
Amortization of restricted Common Stock award	260			260
Deferred income tax provision	1,543	77		1,620
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,165)	3		(6,162)
(Increase) decrease in inventories	(142)	(1,396)	304	(1,234)
(Increase) decrease in prepaid expenses, other current assets and other, net	(5,967)	588	1,191	(4,188)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	4,801	(358)		4,443

Net cash provided by operating activities	25,386	866	—	26,252
Cash flows from investing activities:
Capital expenditures	(37,033)	(446)		(37,479)
Proceeds from disposal of property, plant and equipment	3	52		55

Net cash used in investing activities	(37,030)	(394)		(37,424)
Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock	6,000			6,000
Proceeds from the exercise of Common Stock options	41			41
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs of $557	19,443			19,443
Repayment of loans, notes payable and long-term obligations	(13,341)	(154)		(13,495)
Loans to officers under notes	(953)			(953)
Other	(42)	(24)		(66)

Net cash provided by (used in) financing activities	11,148	(178)		10,970
Effect of exchange rate changes on cash and cash equivalents	(48)	(203)		(251)

Net (decrease) increase in cash and cash equivalents	(544)	91		(453)
Cash and cash equivalents at beginning of year	604	865		1,469

Cash and cash equivalents at end of year	$60	$956	$—	$1,016

SCHEDULE II

AMSCAN HOLDINGS, INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2003, 2002 and 2001

	Beginning			Ending
	Balance	Write-offs	Additions	Balance

	(Dollars in thousands)
Allowance for Doubtful Accounts:
For the year ended:
December 31, 2001	$5,246	$5,067	$3,758	$3,937
December 31, 2002	3,937	1,818	3,008	5,127
December 31, 2003	5,127	4,890	2,588	2,825

	Beginning			Ending
	Balance	Write-offs	Additions	Balance

Inventory Reserves:
For the year ended:
December 31, 2001	$2,432	$722	$1,596	$3,306
December 31, 2002	3,306	1,187	1,259	3,378
December 31, 2003	3,378	2,267	1,614	2,725

AMSCAN HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2004	2003

	(Dollars in thousands,
	except per share amounts)
	(Successor)	(Predecessor)
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$1,306	$31,462
Accounts receivable, net of allowances	81,633	75,682
Inventories, net of allowances	82,333	85,137
Prepaid expenses and other current assets	17,103	9,730

Total current assets	182,375	202,011
Property, plant and equipment, net	100,352	96,494
Goodwill, net	313,097	71,986
Other assets, net	19,167	11,611

Total assets	$614,991	$382,102

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND COMMON SECURITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Loans and notes payable	$11,590	$—
Accounts payable	26,274	34,916
Accrued expenses	21,697	20,121
Income taxes payable	339	3,178
Current portion of long-term obligations	2,909	23,237

Total current liabilities	62,809	81,452
Long-term obligations, excluding current portion	386,283	272,272
Deferred income tax liabilities	21,782	18,040
Other	2,423	2,414

Total liabilities	473,297	374,178
Redeemable convertible preferred stock ($0.10 par value; 100.00 shares authorized; 44.94 shares issued and outstanding at December 31, 2003)		7,045
Redeemable common securities	3,660	9,498
Commitments and Contingencies
Stockholders’ equity (deficit):
Preferred Stock ($0.01 par value; 10,000.00 shares authorized; none issued and outstanding at June 30, 2004)	—
Common Stock ($0.01 par value; 40,000.00 shares authorized; 13,957.88 shares issued and outstanding at June 30, 2004)	—
Common Stock ($0.10 par value; 3,000.00 shares authorized; 1,217.92 shares issued and outstanding at December 31, 2003)		—
Additional paid-in capital	136,819	26,682
Unamortized restricted Common Stock award		(155)
Notes receivable from stockholders		(680)
Retained earnings (deficit)	702	(34,020)
Accumulated other comprehensive income (loss)	513	(446)

Total stockholders’ equity (deficit)	138,034	(8,619)

Total liabilities, redeemable convertible preferred stock and common securities and stockholders’ equity (deficit)	$614,991	$382,102

Note:	The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements of the Predecessor at that date (See Note 2).

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Four Months	Two Months	Six Months
	Ended	Ended	Ended
	April 30, 2004	June 30, 2004	June 30, 2003

	Dollars in thousands)

	(Unaudited)
	(Predecessor)	(Successor)	(Predecessor)
Net sales	$133,660	$63,181	$200,840
Cost of sales	88,247	43,424	135,919

Gross profit	45,413	19,757	64,921
Operating expenses:
Selling expenses	12,430	5,948	18,116
General and administrative expenses	10,145	5,452	15,829
Art and development costs	3,332	1,769	4,823
Provision for doubtful accounts	729	326	1,989
Non-recurring expenses related to the Transactions (see Note 2)	11,757
Restructuring charges			774

Total operating expenses	38,393	13,495	41,531

Income from operations	7,020	6,262	23,390
Interest expense, net	8,384	4,760	13,196
Undistributed loss in unconsolidated joint venture	89	312
Other income, net	(58)	(11)	(57)

(Loss) income before income taxes and minority interests	(1,395)	1,201	10,251
Income tax (benefit) expense	(551)	474	4,049
Minority interests	46	25	34

Net (loss) income	(890)	702	6,168
Dividend on redeemable convertible preferred stock	136		197

Net (loss) income applicable to common stock	$(1,026)	$702	$5,971

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

Four Months Ended April 30, 2004 and Two Months Ended June 30, 2004

							Accumulated
				Unamortized	Notes		Other
			Additional	Restricted	Receivable	Retained	Comprehensive
	Common	Common	Paid-In	Common Stock	from	Earnings	(Loss)
	Shares	Stock	Capital	Award	Stockholders	(Deficit)	Income	Total

	(Dollars in thousands)

	(Unaudited)
Predecessor
Balance at December 31, 2003	1,217.92	$—	$26,682	$(155)	$(680)	$(34,020)	$(446)	$(8,619)
Net loss						(890)		(890)
Net change in cumulative translation adjustment							(673)	(673)
Change in fair value of available-for-sale securities, net of income taxes							(22)	(22)
Reclassification adjustment for available-for-sale securities sold during the period, net of income taxes							(28)	(28)
Reclassification adjustment for interest rate swap contract terminated in connection with the Transactions, net of income taxes							408	408
Change in fair value of interest rate swap and foreign exchange contracts, net of income taxes							306	306

Comprehensive loss								(899)
Amortization of restricted Common Stock award				52				52
Redeemable convertible preferred stock dividend			(136)					(136)
Repayment of note receivable from stockholder					25			25
Accretion of interest income					(14)			(14)

Balance at April 30, 2004	1,217.92	$—	$26,546	$(103)	$(669)	$(34,910)	$(455)	$(9,591)

Successor
Net income						$702		$702
Net change in cumulative translation adjustment							$521	521
Change in fair value of interest rate swap and foreign exchange contracts, net of income taxes							(8)	(8)

Comprehensive income								1,215
Issuance of shares of Common Stock in connection with the Transactions	13,957.88		$140,479					140,479
Reclassification of common securities to Redeemable common securities			(3,660)					(3,660)

Balance at June 30, 2004	13,957.88	$—	$136,819	$—	$—	$702	$513	$138,034

See accompanying notes to consolidated financial statements.

AMSCAN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Four Months	Two Months	Six Months
	Ended	Ended	Ended
	April 30, 2004	June 30, 2004	June 30, 2003

	(Predecessor)	(Successor)	(Predecessor)

	(Dollars in thousands)

	(Unaudited)
Cash flows provided by operating activities:
Net (loss) income	$(890)	$702	$6,168
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	5,296	2,767	8,156
Amortization of deferred financing costs	709	262	1,011
Amortization of restricted Common Stock awards	52		90
Provision for doubtful accounts	729	326	1,989
Deferred income tax (benefit) expense	(58)	(484)	1,757
Gain on sale of available-for-sale securities	(47)
(Gain) loss on disposal of equipment	(35)		109
Write-off of deferred financing costs in connection with the Transactions	5,548
Debt retirement costs incurred in connection with the Transactions	6,209
Non-cash restructuring charges			104
Undistributed loss in unconsolidated joint venture	89	312
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(15,247)	8,746	(6,456)
Decrease (increase) in inventories	6,229	(768)	4,530
Increase in prepaid expenses and other current assets	(3,593)	(437)	(704)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	3,991	(6,397)	(7,597)
Other, net	430	(13)	(374)

Net cash provided by operating activities	9,412	5,016	8,783
Cash flows used in investing activities:
Cash paid to consummate the Transactions		(529,982)
Capital expenditures	(3,726)	(1,056)	(7,560)
Proceeds from sale of available-for-sale securities	65
Proceeds from disposal of property and equipment	53	1	86

Net cash used in investing activities	(3,608)	(531,037)	(7,474)
Cash flows (used in) provided by financing activities:
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs of $12,668		378,922
Repayment of loans, notes payable and long-term obligations	(21,251)	(224)	(1,862)
Capital contributions in connection with the Transactions		138,979
Debt retirement costs paid in connection with the Transactions	(6,209)
Proceeds from exercise of stock options			831
Purchase of Common Stock from officer			(2,115)
Repayment of note receivable from stockholder and officer	25		1,588

Net cash (used in) provided by financing activities	(27,435)	517,677	(1,558)
Effect of exchange rate changes on cash and cash equivalents	(594)	413	956

Net (decrease) increase in cash and cash equivalents	(22,225)	(7,931)	707
Cash and cash equivalents at beginning of period	31,462	9,237	2,400

Cash and cash equivalents at end of period	$9,237	$1,306	$3,107

Supplemental Disclosures:
Interest paid	$6,531	$4,695	$11,145
Income taxes paid	$1,002	$635	$3,364

See accompanying notes to consolidated financial statements.

Supplemental information on noncash activities:

      In connection with the Transactions (see Note 2), certain officers of the Company exchanged 8.2417 of their shares of common stock of the Predecessor Company for 150 shares of common stock of the Successor Company with an equivalent value of $1,500. In addition, the aforementioned officers exchanged their vested options to purchase 8.411 shares of Predecessor (as defined hereafter) Company common stock, which had an intrinsic value of $900, for vested options under the Successor (as defined hereafter) Company equity incentive plan with an intrinsic value of $737 and a fair value of $880.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Business

      Amscan Holdings, Inc. (“Amscan Holdings” and, together with its subsidiaries, “Amscan,” “AHI” or the “Company”) designs, manufactures, contracts for manufacture and distributes party goods, including metallic balloons, gifts and stationery, principally in North America, South America, Europe, Asia and Australia.

Note 2 —	The Transactions

      On March 26, 2004, Amscan signed an agreement providing for a merger of Amscan with AAH Acquisition Corporation, or AAH Acquisition, a wholly-owned subsidiary of AAH Holdings Corporation, or AAH Holdings, an entity jointly controlled by funds affiliated with Berkshire Partners LLC and Weston Presidio (together the “Principal Investors”). On April 30, 2004, the merger with AAH Acquisition was consummated, with Amscan continuing as the surviving entity and as a wholly owned subsidiary of AAH Holdings. Under the terms of the agreement, the equity interests in Amscan of GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co., which are collectively referred to as GSCP, and all other stockholders, other than certain management investors, were cancelled in exchange for the right to receive cash. Cash paid to consummate the acquisition totaled $529,982,000 and was financed with initial borrowings (before deducting deferred financing costs of $12,668,000) consisting of a $205,000,000 term loan under a new senior secured credit facility which includes a $50,000,000 revolving loan facility, the proceeds from the issuance of $175,000,000 of 8.75% senior subordinated notes due 2014, the equity contribution, including the Principal Investors and employee stockholders, of $140,479,000, borrowings under the revolver of $23,551,000 and available cash on hand. Certain existing management shareholders participated in the Transactions (as defined hereafter) by purchasing approximately 292.41 shares of common stock. The capital structure disclosed in the Successor financial statements is the equity structure of AAH Holdings in order to reflect the ultimate beneficial ownership of the Successor. The Chief Executive Officer and the President of the Company exchanged 5.4945 and 2.7472 of their shares of common stock of the Predecessor Company for 100 and 50 shares of common stock of the Successor Company with an equivalent value of $1,000,000 and $500,000, respectively. In addition, the Chief Executive Officer and President of the Company exchanged vested options to purchase 5.607 and 2.804 shares of Predecessor Company common stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options under the Successor Company’s equity incentive plan with intrinsic values of $492,000 and $245,000 and fair values of $590,000 and $290,000, respectively. The acquisition has been accounted for under the purchase method of accounting, and required that the Company adjust its assets and liabilities to their relative fair values.

      The purchase price has been allocated based upon preliminary estimates of the fair value of net assets acquired at the date of acquisition. The final allocations will be based on studies and valuations that have not yet been completed and will be subject to change in future periods. The excess of the purchase price over tangible net assets acquired has been allocated to intangible assets consisting of licensing agreements in the amount of $3,000,000, which are being amortized using the straight-line method over the lives of the contracts (two to three years with an average life of 2.5 years), and goodwill in the amount of $313,097,000, which is not being amortized. The acquisition was structured as a purchase of common stock and, accordingly, the amortization of intangible assets is not deductible for income tax purposes.

      Concurrent with the acquisition, the following financing transactions were also consummated: the repayment of $147,724,000 under our then existing senior secured credit facility and the termination of all commitments under that facility; the consummation of our tender offer and consent solicitation for $87,200,000 of the $110,000,000 aggregate principal amount outstanding of our 9.875% senior subordinated notes due 2007 for $93,500,000 or 103.542% of the principal amount of such notes plus accrued and

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unpaid interest and the redemption of the remaining senior subordinated notes for $23,551,000 or 103.292% of the principal amount of such notes plus accrued and unpaid interest; and repayment of an $8,500,000 mortgage obligation with a financial institution (the acquisition together with the foregoing financing transactions are referred to herein collectively as the “Transactions”).

      On May 31, 2004, the remaining outstanding 9.875% senior subordinated notes due 2007 were redeemed pursuant to the redemption notice. The Company financed the redemption with borrowings under its new revolving credit facility.

      The Company’s new term loan provides for amortization (in quarterly installments) of 1.0% per annum through June 30, 2010, and will then amortize in equal quarterly payments through June 30, 2012. The new term loan bears interest, at the option of the Company, at the index rate plus 1.75% per annum or at LIBOR plus 2.75% per annum. At June 30, 2004, the new term loan was $205,000,000 and the floating interest rate on the new term loan was 3.96%. The Company entered into an interest rate swap transaction on June 25, 2004 with a financial institution initially covering $10,500,000 of its outstanding borrowings under the new term loan. The notional amount, ranging from $10,500,000 to $37,000,000, will vary over time and is covered by an interest rate swap contract.

      Revolving loans under the new senior credit facility expire on April 30, 2010 and bear interest, at the option of the Company, at the index rate plus, based on performance, a margin ranging from 0.75% to 1.50% per annum, or at LIBOR plus, based on performance, a margin ranging from 1.75% to 2.50% per annum. At June 30, 2004, the Company had borrowings under the Revolver totaling $11,590,000 and the floating interest rate on the Revolver was 4.51% at June 30, 2004.

      Our new senior secured credit facility contains financial covenants and maintenance tests, including a minimum interest coverage test and a maximum total leverage test, and restrictive covenants, including restrictions on our ability to make capital expenditures or pay dividends. Our new senior secured credit facility is secured by substantially all of our assets and the assets of some of our subsidiaries, and by a pledge of all of our domestic subsidiaries’ capital stock and a portion of our wholly owned foreign subsidiaries’ capital stock.

      In connection with the Transactions, the Company has recorded non-recurring expenses of $11,757,000 comprised of $6,209,000 of debt retirement costs and the write-off of $5,548,000 of deferred financing costs associated with the repayment of debt in connection with the Transactions.

      The following unaudited pro forma information assumes the Transactions had occurred on January 1, 2004 and 2003, respectively. The pro forma information, as presented below, is not necessarily indicative of the results that would have been obtained had the Transactions occurred on January 1, 2004 and 2003, nor is it necessarily indicative of the Company’s future results (dollars in thousands):

	Six Months Ended
	June 30,

	2004	2003

Net sales	$196,841	$200,840
Net income	7,070	5,238

      The pro forma net income amounts reflect the following items: (i) adjustments for interest expense from new borrowings related to the Transactions and the elimination of historical interest on debt repaid in the Transactions, (ii) management fees to be paid to our Principal Investors, (iii) the elimination of non-recurring expenses related to the Transactions, (iv) the elimination of the increase in cost of sales in 2004 as a result of the increased valuation of inventories as a result of a purchase price allocation, (v) additional depreciation expense as a result of the write-up of property, plant and equipment and amortization of other

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

intangible assets, as a result of a preliminary purchase price allocation, and (vi) the related income tax effects of the above items based upon a pro forma effective income tax rate of 39.5%.

Note 3 —	Basis of Presentation

      The accompanying unaudited consolidated financial statements for the periods prior to May 1, 2004 (the “Predecessor”) and for the period subsequent to April 30, 2004 (the “Successor”) include the accounts of Amscan Holdings and its majority-owned and controlled entities. All material intercompany balances and transactions have been eliminated in consolidation. The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the two months ended June 30, 2004 and four months ended April 30, 2004 are not necessarily indicative of the results to be expected for the twelve months ending December 31, 2004. The results of operations may be affected by seasonal factors such as the timing of holidays or industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the consolidated financial statements and notes thereto included in Amscan Holdings’ Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

Note 4 —	Inventories

      Inventories consisted of the following (dollars in thousands):

	June 30,	December 31,
	2004	2003

	(Successor)	(Predecessor)
Finished goods	$66,791	$74,258
Raw materials	9,717	8,842
Work-in-process	5,971	4,762

	82,479	87,862
Less: reserve for slow moving and obsolete inventory	(146)	(2,725)

	$82,333	$85,137

      Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

Note 5 —	Income Taxes

      The consolidated income tax expense for the four months ended April 30, 2004, the two months ended June 30, 2004, and six months ended June 30, 2003 was determined based upon estimates of the Company’s consolidated effective income tax rates for the four months ended April 30, 2004, the eight months ending December 31, 2004 and the year ended December 31, 2003, respectively. The differences between the consolidated effective income tax rates and the U.S. federal statutory rate are primarily attributable to state income taxes and the effects of foreign operations.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Comprehensive (Loss) Income

      Comprehensive (loss) income consisted of the following (dollars in thousands):

	Four Months	Two Months	Six Months
	Ended	Ended	Ended
	April 30, 2004	June 30, 2004	June 30, 2003

	(Predecessor)	(Successor)	(Predecessor)
Net (loss) income	$(890)	$702	$6,168
Net change in cumulative translation adjustment	(673)	521	1,276
Change in fair value of available-for-sale securities, net of income taxes of $1, $91, $(14) and $38, respectively	(22)		58
Reclassification adjustment for available-for-sale securities sold during the period, net of income taxes of $19	(28)
Change in fair value of the interest rate swap contract, net of income taxes of $109, $(20), $(60), $54 and $(54), respectively	82	(30)	(83)
Reclassification adjustment for the interest rate swap contract terminated in connection with the Transactions, net of income taxes of $266	408
Change in fair value of the foreign exchange contracts, net of income taxes of $151, $14, $(137), $146 and $(133), respectively	224	22	(203)

	$(899)	$1,215	$7,216

      Accumulated other comprehensive income (loss) consisted of the following (dollars in thousands):

	June 30,	December 31,
	2004	2003

	(Successor)	(Predecessor)
Cumulative translation adjustment	$521	$686
Unrealized gain on available-for-sale securities, net of income taxes of $33		50
Interest rate swap contract, net of income taxes of $20 and $320, respectively	(30)	(490)
Foreign exchange contracts, net of income taxes of $14 and $(305), respectively	22	(692)

	$513	$(446)

Note 7 —	Capital Stock

      At June 30, 2004, the Successor Company’s authorized capital stock consisted of 10,000.00 shares of preferred stock, $0.01 par value, of which no shares were issued or outstanding and 40,000.00 shares of common stock, $0.01 par value, of which 13,957.88 shares were issued and outstanding at June 30, 2004.

      In connection with the Transactions (see Note 2), certain existing management stockholders purchased 292.41 shares of Successor Common Stock based on the same price and terms per share as paid by the other equity investors. Under the terms of both our amended and restated stockholders’ agreement, dated February 20, 2002 and effective through April 30, 2004, and the new AAH Holdings Corporation stockholders’ agreement dated April 30, 2004, the Company has an option to purchase all of the shares of common stock held by a former employee and, under certain circumstances, a former employee

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholder can require the Company to purchase all of the shares held by the former employee. The purchase price as prescribed in the stockholders’ agreements is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The aggregate amount that may be payable by us to all employee stockholders based on fully paid and vested shares is classified as redeemable common securities on the consolidated balance sheet at the estimated fair market value of the stock, with a corresponding adjustment to stockholders’ equity. At June 30, 2004, the aggregate amount that may be payable by the Company to employee stockholders, based on the estimated market value, was approximately $2,924,000. As there is no active market for the Company’s Common Stock, the Company estimated the fair value of its Common Stock based on the valuation of Company Common Stock issued in connection with the Transactions.

      The Company’s Chief Executive Officer and President exchanged 5.4945 and 2.7472 of their shares of Predecessor Common Stock for 100 and 50 shares of Successor Common Stock with an equivalent value of $1,000,000 and $500,000, respectively. In addition, the Chief Executive Officer and President exchanged their 5.607 and 2.804 vested options to purchase shares of Predecessor Common Stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options to purchase 65.455 and 32.727 shares of Successor Common Stock under the new equity incentive plan with intrinsic values of $492,000 and $245,000 and estimated fair values of $590,000 and $290,000, respectively. The fair value of the Successor options was included in the equity contribution related to the Transactions, however, as the Successor options are options to purchase redeemable common stock, their estimated redemption value is classified as redeemable common securities on the consolidated balance sheet.

      At December 31, 2003, an officer of the Company held 3.00 shares of Common Stock (the “Restricted Stock”), which were to vest in December 2004 under the terms of his employment agreement. In connection with the Transactions, the 3.00 shares of Restricted Stock vested immediately on April 30, 2004 (see Note 2). During the four months ended April 30, 2004, and the six months ended June 30, 2003, the Company recorded the amortization of Restricted Stock of $52,000 and $90,000, respectively, as compensation expense, which is included in general and administrative expenses in the company’s consolidated statements of operations.

      At December 31, 2003, the Company held a note receivable from a former officer for $655,000, which bore interest at 6.65% and was to mature in March 2009. In connection with the Transactions, the note receivable from the former officer was repaid on April 30, 2004. In addition, at December 31, 2003, the Company held a note receivable from a former employee for $25,000, which bore interest at Libor plus 2% and matured and was repaid in January 2004. These notes arose in connection with the issuance of shares of Predecessor Common Stock and were reported on the consolidated balance sheet at December 31, 2003, as an increase in stockholders’ deficit.

      On March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, “GSCP”) for proceeds of $6,000,000. On March 30, 2004, the annual dividend was distributed in additional shares of Series A Redeemable Convertible Preferred Stock. In connection with the Transactions on April 30, 2004, the Company redeemed all outstanding shares of Series A Redeemable Convertible Preferred Stock at a redemption price per share equal to $182,000 in cash, together with accrued and unpaid dividends.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Segment Information

Industry Segment

      The Company manages its operations as one industry segment which involves the design, manufacture, contract for manufacture and distribution of party goods, including decorative party goods, metallic balloons, stationery, and gift items.

Geographic Segments

      The Company’s export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets. No single foreign operation is significant to the Company’s consolidated operations. Sales between geographic areas are made at cost plus a share of operating profit.

      The Company’s geographic area data are as follows (dollars in thousands):

	Domestic	Foreign	Eliminations	Consolidated

Predecessor:
Four Months Ended April 30, 2004
Sales to unaffiliated customers	$115,939	$17,721		$133,660
Sales between geographic areas	5,487		$(5,487)	—

Net sales	$121,426	$17,721	$(5,487)	$133,660

Income from operations	$5,517	$1,156	$347	$7,020

Interest expense, net				8,384
Undistributed loss in unconsolidated joint venture				89
Other income, net				(58)

Loss before income taxes and minority interests				$(1,395)

	Domestic	Foreign	Eliminations	Consolidated

Successor:
Two Months Ended June 30, 2004
Sales to unaffiliated customers	$54,058	$9,123		$63,181
Sales between geographic areas	3,793		$(3,793)	—

Net sales	$57,851	$9,123	$(3,793)	$63,181

Income from operations	$5,528	$540	$194	$6,262

Interest expense, net				4,760
Undistributed loss in unconsolidated joint venture				312
Other income, net				(11)

Income before income taxes and minority interests				$1,201

Long-lived assets, net at June 30, 2004	$449,702	$8,867	$(25,953)	$432,616

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Domestic	Foreign	Eliminations	Consolidated

Predecessor:
Six Months Ended June 30, 2003
Sales to unaffiliated customers	$174,600	$26,240		$200,840
Sales between geographic areas	9,613		$(9,613)	—

Net sales	$184,213	$26,240	$(9,613)	$200,840

Income from operations	$21,959	$780	$651	$23,390

Interest expense, net				13,196
Other income, net				(57)

Income before income taxes and minority interests				$10,251

Note 9 —	Legal Proceedings

      The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe these proceedings will result, individually or in the aggregate, in a material adverse effect on its financial condition or future results of operations.

Note 10 —	Related Party Transactions

      GSCP received fees totaling $8,123,000 for services provided in connection with the Transactions.

      In connection with the Transactions, the Company executed a management agreement with Berkshire Partners LLC and Weston Presidio. Pursuant to the management agreement, Berkshire Partners LLC and Weston Presidio will be paid annual management fees of $833,333 and $416,667, respectively. At June 30, 2004, accrued management fees payable to Berkshire Partners LLC and Weston Presidio totaled $138,889 and $69,445, respectively. Although the indenture governing the 8.75% senior subordinated notes will permit the payments under the management agreement, such payments will be restricted during an event of default under the notes and will be subordinated in right of payment to all obligations due with respect to the notes in the event of a bankruptcy or similar proceeding of Amscan.

      During the four months ended April 30, 2004, and six months ended June 30, 2003, the Company sold $836,000 and $2,249,000 respectively, of metallic balloons and other party goods to American Greetings Corporation, a minority stockholder from February 2002 through the date of the Transactions. Trade accounts receivable from American Greetings at December 31, 2003 was $1,937,000.

      In June 2003, the Company purchased 16 shares of Predecessor Common Stock from its Chief Executive Officer at a price of $150,000 per share, or for an aggregate cash purchase price of $2,400,000, of which $2,115,000 was paid in June 2003 and $285,000 was paid in July 2003. The Chief Executive Officer used a portion of the proceeds to repay an outstanding loan balance of $1,588,000. The Company retired the 16 shares of Predecessor Common Stock.

      In July 2003, the Company purchased 6 shares of Predecessor Common Stock from its President at a price of $150,000 per share, or for an aggregate cash purchase price of $900,000. The President used a portion of the proceeds to repay an outstanding loan balance of $402,000. The Company retired the 6 shares of Predecessor Common Stock.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Restructuring Charges

      During the six months ended June 30, 2003, the Company incurred charges of $774,000, resulting from the consolidation of certain domestic and foreign distribution operations, and the integration of M&D Industries, Inc. into its balloon operations.

Note 12 —	Stock Option Plan

      Effective May 1, 2004, the Successor Company has elected to apply the fair value method of SFAS No. 123 as amended by Financial Accounting Standards No. 148 (“SFAS 148”), Accounting for Stock-Based Compensation — Transition and Disclosure which amends Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”). SFAS No. 123 permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price, and to provide pro forma net income disclosures for employee stock option grants as if the fair value based method defined in SFAS No. 123 had been applied. SFAS No. 148 provides alternative methods of transition to FAS 123’s fair value method of accounting for stock-based employee compensation and amends the disclosure provisions of FAS 123. Effective with the consummation of the Transactions (see Note 2), effective May 1, 2004, the Successor Company adopted SFAS No. 123 and will expense stock options issued after such date using the fair value method as provided for in SFAS No. 148. No additional options have been granted by the Successor Company.

      Prior to the Transactions, the Predecessor Company elected to apply the intrinsic value method of APB No. 25 for awards granted under its stock-based compensation plans and to provide the pro forma disclosures required by SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the Amscan Holdings, Inc. 1997 Stock Incentive Plan, the Predecessor’s prior plan, through April 30, 2004 as all options were granted with exercise prices equal to the estimated fair market value of the Common Stock on the date of grant.

      Had the Company determined stock-based compensation based on the fair value of the options granted at the grant date, consistent with the method prescribed under SFAS No. 123, the Company’s net income would have been reduced to amounts indicated below (dollars in thousands):

	Four Months	Six Months
	Ended	Ended
	April 30, 2004	June 30, 2003

	(Predecessor)	(Predecessor)
Net (loss) income:
As reported	$(890)	$6,168
Less: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of income taxes of $31, $40, $125 and $70, respectively	192	107

SFAS No. 123 pro forma net (loss) income	$(1,082)	$6,061

      In connection with the Transactions, all options granted vested immediately on April 30, 2004 and, except for those held by the Chief Executive Officer and the President (see Note 7), all were exercised. The Chief Executive Officer and President exchanged 5.607 and 2.804 vested options to purchase shares of Predecessor Common Stock, which had intrinsic values of $600,000 and $300,000, respectively, for vested options to purchase 65.455 and 32.727 shares of Successor Common Stock under the new equity incentive plan with intrinsic values of $492,000 and $245,000 and estimated fair values of $590,000 and $290,000,

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. Such options were recorded as part of the purchase price allocations and have been classified as redeemable common securities on the Company’s consolidated balance sheet. No additional options have been granted by the Predecessor Company.

Note 13 —	Condensed Consolidating Financial Information

      On April 30, 2004, in connection with the consummation of the Transactions, all borrowings under the then existing credit agreement were repaid and the facility was terminated. In addition, $87,200,000 in aggregate principal amount of the 9.875% senior subordinated notes due 2007 were accepted in a tender offer and a redemption notice was issued for the remaining senior subordinated notes (see Note 2). The aggregate cost to purchase the 9.875% senior subordinated notes due 2007 tendered pursuant to the tender offer was approximately $93,500,000, or 103.542% of the principal amount of such 9.875% senior subordinated notes plus accrued and unpaid interest. On May 31, 2004, the remaining $22,800,000 in aggregate principal amount of the outstanding 9.875% senior subordinated notes were redeemed pursuant to the redemption notice at a price of 103.292% of the principal amount of such notes plus accrued and unpaid interest.

      The acquisition was financed with initial borrowings consisting of a $205,000,000 term loan under a new senior secured credit facility, which includes a $50,000,000 revolving loan facility, the proceeds from the issuance of $175,000,000 of 8.75% senior subordinated notes due 2014, the equity contribution by our Principal Investors and employee stockholders of $140,479,000, borrowings under the revolver of $23,551,000 and approximately $2,900,000 of cash on hand.

      Borrowings under the new senior secured credit facility, the revolving loan facility and the $175,000,000 of 8.75% senior subordinated notes due 2014 are guaranteed jointly and severally, fully and unconditionally, by the following wholly-owned domestic subsidiaries of the Company (the “Guarantors”):

•	Amscan Inc.

•	Am-Source, LLC

•	Anagram International, Inc.

•	Anagram International Holdings, Inc.

•	Anagram International, LLC

•	M&D Industries, Inc.

•	SSY Realty Corp.

•	JCS Realty Corp.

•	Anagram Eden Prairie Property Holdings LLC

•	Trisar, Inc.

      Non-guarantor subsidiaries (“Non-guarantors”) include the following:

•	Amscan Distributors (Canada) Ltd.

•	Amscan Holdings Limited

•	Amscan (Asia-Pacific) Pty. Ltd.

•	Amscan Partyartikel GmbH

•	Amscan de Mexico, S.A. de C.V.

AMSCAN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Anagram International (Japan) Co., Ltd.

•	Anagram Espana, S.A.

•	Anagram France S.C.S.

•	JCS Hong Kong Ltd.

      The following information presents consolidating balance sheets as of June 30, 2004 and December 31, 2003, and the related consolidating statements of income for the four months ended April 30, 2004, two months ended June 30, 2004, and six months ended June 30, 2003 and consolidating statements of cash flows for the four months ended April 30, 2004, two months ended June 30, 2004 and six months ended June 30, 2003, for the combined Guarantors and the combined Non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.

CONSOLIDATING BALANCE SHEET

(SUCCESSOR)

June 30, 2004

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$777	$529		$1,306
Accounts receivable, net of allowances	68,185	13,448		81,633
Inventories, net of allowances	71,989	10,674	$(330)	82,333
Prepaid expenses and other current assets	15,436	1,857	(190)	17,103

Total current assets	156,387	26,508	(520)	182,375
Property, plant and equipment, net	98,348	2,004		100,352
Goodwill, net	307,528	5,569		313,097
Other assets, net	43,826	1,294	(25,953)	19,167

Total assets	$606,089	$35,375	$(26,473)	$614,991

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$11,590			$11,590
Accounts payable	24,306	$1,968		26,274
Accrued expenses	15,537	6,160		21,697
Income taxes payable	576		$(237)	339
Current portion of long-term obligations	2,779	130		2,909

Total current liabilities	54,788	8,258	(237)	62,809
Long-term obligations, excluding current portion	386,106	177		386,283
Deferred income tax liabilities	21,782			21,782
Other	1,436	14,206	(13,219)	2,423

Total liabilities	464,112	22,641	(13,456)	473,297
Redeemable common securities	3,660			3,660
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock				—
Common Stock		339	(339)	—
Additional paid-in capital	136,819	658	(658)	136,819
Retained earnings	985	11,823	(12,106)	702
Accumulated other comprehensive income (loss)	513	(86)	86	513

Total stockholders’ equity	138,317	12,734	(13,017)	138,034

Total liabilities, redeemable common securities and stockholders’ equity	$606,089	$35,375	$(26,473)	$614,991

CONSOLIDATING BALANCE SHEET

(PREDECESSOR)

December 31, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,740	$722		$31,462
Accounts receivable, net of allowances	63,553	12,129		75,682
Inventories, net of allowances	75,991	9,357	$(211)	85,137
Prepaid expenses and other current assets	8,611	1,248	(129)	9,730

Total current assets	178,895	23,456	(340)	202,011
Property, plant and equipment, net	94,789	1,705		96,494
Goodwill, net	66,453	5,533		71,986
Other assets, net	33,019	1,491	(22,899)	11,611

Total assets	$373,156	$32,185	$(23,239)	$382,102

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND COMMON SECURITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$33,221	$1,695		$34,916
Accrued expenses	14,156	5,965		20,121
Income taxes payable	3,307		$(129)	3,178
Current portion of long-term obligations	23,110	127		23,237

Total current liabilities	73,794	7,787	(129)	81,452
Long-term obligations, excluding current portion	272,104	168		272,272
Deferred income tax liabilities	18,040			18,040
Other	1,083	13,133	(11,802)	2,414

Total liabilities	365,021	21,088	(11,931)	374,178
Redeemable convertible preferred stock	7,045			7,045
Redeemable common securities	9,498			9,498
Commitments and Contingencies
Stockholders’ (deficit) equity:
Common Stock		339	(339)	—
Additional paid-in capital	26,682	658	(658)	26,682
Unamortized restricted Common Stock award	(155)			(155)
Notes receivable from stockholders	(680)			(680)
(Deficit) retained earnings	(33,809)	10,292	(10,503)	(34,020)
Accumulated other comprehensive loss	(446)	(192)	192	(446)

Total stockholders’ (deficit) equity	(8,408)	11,097	(11,308)	(8,619)

Total liabilities, redeemable convertible preferred Stock and common securities and stockholders’ (deficit) equity	$373,156	$32,185	$(23,239)	$382,102

CONSOLIDATING STATEMENT OF OPERATIONS

(PREDECESSOR)

For the Four Months Ended April 30, 2004

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)
Net sales	$121,426	$17,721	$(5,487)	$133,660
Cost of sales	81,845	11,796	(5,394)	88,247

Gross profit	39,581	5,925	(93)	45,413
Operating expenses:
Selling expenses	10,095	2,335		12,430
General and administrative expenses	8,280	2,305	(440)	10,145
Art and development costs	3,332			3,332
Provision for doubtful accounts	600	129		729
Non-recurring expenses related to the Transactions	11,757			11,757

Total operating expenses	34,064	4,769	(440)	38,393

Income from operations	5,517	1,156	347	7,020
Interest expense, net	8,320	64		8,384
Undistributed loss in unconsolidated joint venture	89			89
Other income, net	(1,194)	(39)	1,175	(58)

(Loss) income before income taxes and minority interests	(1,698)	1,131	(828)	(1,395)
Income tax (benefit) expense	(864)	350	(37)	(551)
Minority interests		46		46

Net (loss) income	(834)	735	(791)	(890)
Dividend on redeemable convertible preferred stock	136			136

Net (loss) income applicable to common shares	$(970)	$735	$(791)	$(1,026)

CONSOLIDATING STATEMENT OF OPERATIONS

(SUCCESSOR)

For the Two Months Ended June 30, 2004

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)
Net sales	$57,851	$9,123	$(3,793)	$63,181
Cost of sales	40,954	6,237	(3,767)	43,424

Gross profit	16,897	2,886	(26)	19,757
Operating expenses:
Selling expenses	4,829	1,119		5,948
General and administrative expenses	4,530	1,142	(220)	5,452
Art and development costs	1,769			1,769
Provision for doubtful accounts	241	85		326

Total operating expenses	11,369	2,346	(220)	13,495

Income from operations	5,528	540	194	6,262
Interest expense, net	4,734	26		4,760
Undistributed loss in unconsolidated joint venture	312			312
Other income, net	(574)		563	(11)

Income before income taxes and minority interests	1,056	514	(369)	1,201
Income tax expense	338	146	(10)	474
Minority interests		25		25

Net income	$718	$343	$(359)	$702

CONSOLIDATING STATEMENT OF OPERATIONS

(PREDECESSOR)

For the Six Months Ended June 30, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)
Net sales	$184,213	$26,240	$(9,613)	$200,840
Cost of sales	126,944	18,639	(9,664)	135,919

Gross profit	57,269	7,601	51	64,921
Operating expenses:
Selling expenses	15,071	3,045		18,116
General and administrative expenses	12,981	3,448	(600)	15,829
Art and development costs	4,823			4,823
Provision for doubtful accounts	1,688	301		1,989
Restructuring charges	747	27		774

Total operating expenses	35,310	6,821	(600)	41,531

Income from operations	21,959	780	651	23,390
Interest expense, net	12,881	315		13,196
Other (income) expense, net	(830)	27	746	(57)

Income before income taxes and minority interests	9,908	438	(95)	10,251
Income tax expense	3,771	258	20	4,049
Minority interests		34		34

Net income	6,137	146	(115)	6,168
Dividend on redeemable convertible preferred stock	197			197

Net income applicable to common shares	$5,940	$146	$(115)	$5,971

CONSOLIDATING STATEMENT OF CASH FLOWS

(PREDECESSOR)

For the Four Months Ended April 30, 2004

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows provided by operating activities:
Net (loss) income	$(834)	$735	$(791)	$(890)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	5,076	220		5,296
Amortization of deferred financing costs	709			709
Amortization of restricted Common Stock award	52			52
Provision for doubtful accounts	600	129		729
Deferred income tax benefit	(58)			(58)
Gain on sale of available-for-sale securities	(47)			(47)
Gain on disposal of equipment		(35)		(35)
Write-off of deferred financing costs in connection with the Transactions	5,548			5,548
Debt retirement costs incurred in connection with the Transactions	6,209			6,209
Undistributed loss in unconsolidated joint venture	89			89
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,843)	(1,404)		(15,247)
Decrease in inventories	5,833	303	93	6,229
Increase in prepaid expenses and other current assets	(3,017)	(576)		(3,593)
Increase in accounts payable, accrued expenses and income taxes payable	3,663	365	(37)	3,991
Other, net	(1,545)	1,240	735	430

Net cash provided by operating activities	8,435	977	—	9,412
Cash flows used in investing activities:
Capital expenditures	(3,205)	(521)		(3,726)
Proceeds from sale of available-for-sale securities	65			65
Proceeds from disposal of property and equipment		53		53

Net cash used in investing activities	(3,140)	(468)	—	(3,608)
Cash flows used in financing activities:
Repayment of loans, notes payable and long-term obligations	(21,184)	(67)		(21,251)
Debt retirement costs paid in connection with the Transactions	(6,209)			(6,209)
Repayment of note receivable from stockholder	25			25

Net cash used in financing activities	(27,368)	(67)	—	(27,435)
Effect of exchange rate changes on cash and cash equivalents	(21)	(573)		(594)

Net decrease in cash and cash equivalents	(22,094)	(131)		(22,225)
Cash and cash equivalents at beginning of period	30,740	722		31,462

Cash and cash equivalents at end of period	$8,646	$591	$—	$9,237

CONSOLIDATING STATEMENT OF CASH FLOWS

(SUCCESSOR)

For the Two Months Ended June 30, 2004

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows provided by (used in) operating activities:
Net income	$718	$343	$(359)	$702
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	2,654	113		2,767
Amortization of deferred financing costs	262			262
Provision for doubtful accounts	241	85		326
Deferred income tax benefit	(484)			(484)
Undistributed loss in unconsolidated joint venture	312			312
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	8,875	(129)		8,746
Decrease (increase) in inventories	826	(1,620)	26	(768)
Decrease in prepaid expenses and other current assets	(465)	28		(437)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(6,675)	288	(10)	(6,397)
Other, net	(860)	504	343	(13)

Net cash provided by (used in) operating activities	5,404	(388)	—	5,016
Cash flows used in investing activities:
Cash paid to consummate the Transactions	(529,982)			(529,982)
Capital expenditures	(1,006)	(50)		(1,056)
Proceeds from disposal of property and equipment		1		1

Net cash used in investing activities	(530,988)	(49)	—	(531,037)
Cash flows provided by (used in) financing activities:
Proceeds from loans, notes payable and long-term obligations, net of debt issuance costs of $12,668	378,922			378,922
Repayment of loans, notes payable and long-term obligations	(195)	(29)		(224)
Capital contributions in connection with the Transactions	138,979			138,979

Net cash provided by (used in) financing activities	517,706	(29)	—	517,677
Effect of exchange rate changes on cash and cash equivalents	9	404		413

Net decrease in cash and cash equivalents	(7,869)	(62)		(7,931)
Cash and cash equivalents at beginning of period	8,646	591		9,237

Cash and cash equivalents at end of period	$777	$529	$—	$1,306

CONSOLIDATING STATEMENT OF CASH FLOWS

(PREDECESSOR)

For the Six Months Ended June 30, 2003

	Amscan
	Holdings and	Combined
	Combined	Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(Dollars in thousands)

	(Unaudited)
Cash flows from operating activities:
Net income	$6,137	$146	$(115)	$6,168
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,885	271		8,156
Amortization of deferred financing costs	1,011			1,011
Amortization of restricted Common Stock awards	90			90
Provision for doubtful accounts	1,688	301		1,989
Deferred income tax expense	1,757			1,757
Loss on disposal of property and equipment	80	29		109
Non-cash restructuring charges	104			104
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,781)	(1,675)		(6,456)
Decrease (increase) in inventories	5,839	(1,258)	(51)	4,530
Increase in prepaid expenses and other current assets	(238)	(466)		(704)
(Decrease) increase in accounts payable, accrued expenses and income taxes payable	(8,859)	1,242	20	(7,597)
Other, net	(969)	449	146	(374)

Net cash provided by (used in) operating activities	9,744	(961)	—	8,783
Cash flows from investing activities:
Capital expenditures	(7,049)	(511)		(7,560)
Proceeds from disposal of property and equipment	63	23		86

Net cash used in investing activities	(6,986)	(488)	—	(7,474)
Cash flows from financing activities:
Repayment of loans, notes payable and long-term obligations	(1,773)	(89)		(1,862)
Proceeds from exercise of stock options	831			831
Purchase of Common Stock from officer	(2,115)			(2,115)
Repayment of note receivable from officer	1,588			1,588

Net cash used in financing activities	(1,469)	(89)	—	(1,558)
Effect of exchange rate changes on cash and cash equivalents	35	921		956

Net increase (decrease) in cash and cash equivalents	1,324	(617)		707
Cash and cash equivalents at beginning of period	1,483	917		2,400

Cash and cash equivalents at end of period	$2,807	$300	$—	$3,107

          No person has been authorized in connection with the offering made hereby to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

Amscan Holdings, Inc.

Offer to Exchange

8.75% Senior Subordinated

Notes Due 2014
($175,000,000 Principal Amount)

For

8.75% Senior Subordinated

Notes Due 2014
($175,000,000 Principal Amount
Outstanding)